Exhibit 10.1

Execution Version

SEPARATION AGREEMENT

BY AND BETWEEN

VIACOM INC.

AND

NEW VIACOM CORP.

Dated as of December 19, 2005

i

ii

iii

SEPARATION AGREEMENT

SEPARATION AGREEMENT, dated as of December 19, 2005, by and between Viacom Inc., a Delaware corporation (“Viacom”), and New Viacom Corp., a Delaware corporation (“New Viacom”).

WHEREAS, Viacom, directly and through its various Subsidiaries (as defined herein), is engaged in the CBS Business (as defined herein) and in the New Viacom Business (as defined herein);

WHEREAS, the Board of Directors of Viacom has determined that it is in the best interests of Viacom and its stockholders to separate Viacom into two separate, publicly traded companies, which shall operate the CBS Business and the New Viacom Business, respectively;

WHEREAS, in order to effect such separation, (i) Viacom will, and will cause certain of its Subsidiaries to, transfer to New Viacom and to the New Viacom Subsidiaries (as defined herein) (A) all of the New Viacom Assets (as defined herein) that are not already owned or otherwise held by New Viacom and the New Viacom Subsidiaries and (B) all of the New Viacom Liabilities (as defined herein) that are not already Liabilities (as defined herein) of New Viacom or the New Viacom Subsidiaries (in each case in the manner provided in this Agreement, the Ancillary Agreements (as defined herein) and the Restructuring Plan (as defined herein)), (ii) New Viacom will, and will cause the New Viacom Subsidiaries to, transfer to Viacom and the CBS Subsidiaries (as defined herein) (A) all of the CBS Assets (as defined herein) that are not already owned or otherwise held by Viacom and the CBS Subsidiaries and (B) all of the CBS Liabilities that are not already Liabilities of CBS (as defined herein) or the CBS Subsidiaries (in each case in the manner provided in this Agreement, the Ancillary Agreements and the Restructuring Plan), (iii) Viacom and New Viacom each will retain certain CBS Liabilities and New Viacom Liabilities, respectively, and (iv) Viacom and Viacom Merger Sub Inc., a Delaware corporation (“Viacom Merger Sub”), will consummate the Merger (as defined herein) (the transactions described in clauses (i), (ii), (iii) and (iv), collectively, the “Separation”);

WHEREAS, in the Merger, Viacom will be renamed “CBS Corporation” (“CBS”) and New Viacom will be renamed “Viacom Inc.” and, following the Separation, CBS will conduct the CBS Business and New Viacom will conduct the New Viacom Business;

WHEREAS, pursuant to the Merger Agreement (as defined herein), (i) each share of class A common stock, par value $0.01 per share, of Viacom (the “Viacom Class A Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) shall be converted automatically into the right to receive 0.5 of a share of class A common stock, par value $0.001 per share, of New Viacom (the “New Viacom Class A Common Stock”) and 0.5 of a share of class A common stock, par value $0.001 per share, of CBS (the “CBS Class A Common Stock”) and (ii) each share of class B common stock, par value $0.01 per share, of Viacom (together with the Viacom Class A Common Stock, the “Viacom Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive 0.5 of a share of class B common stock, par value $0.001 per share, of New Viacom (together with the New Viacom Class A Common Stock, the “New

Viacom Common Stock”) and 0.5 of a share of class B common stock, par value $0.001 per share, of CBS (together with the CBS Class A Common Stock, the “CBS Common Stock”);

WHEREAS, the formation of New Viacom and the distribution of the New Viacom Common Stock pursuant to the Merger are intended to qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code (as defined herein), and this Agreement is intended to be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code, with each of Viacom and New Viacom as a party to the reorganization;

WHEREAS, the receipt of the New Viacom Common Stock by the stockholders of Viacom is intended to be tax-free under Section 355 of the Code; and

WHEREAS, Viacom and New Viacom have determined that it is necessary and desirable to set forth the agreements that will effect the Separation and govern certain matters following the Separation;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Viacom and New Viacom hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01           Certain Defined Terms.  For purposes of this Agreement:

“2005 Internal Control Audit and Management Assessments” has the meaning set forth in Section 4.02.

“401(k) Plan” means the Viacom 401(k) Plan or the New Viacom 401(k) Plan, as the context requires.

“Action” means any demand, claim, counterclaim, action, suit, arbitration, inquiry, proceeding or investigation, in each case brought by or pending before any Governmental Authority.

“Actual Special Dividend Amount” has the meaning set forth in Section 2.08(g).

“Adjusted Swap Rate” means the bid-side quote for U.S. dollar interest rate swaps, plus 50 basis points, as shown on Bloomberg page IRSB as of the close of business on the date as of which the determination is to be made for swaps with a maturity closest to the average life of the payments being discounted.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Aggregate Threshold” has the meaning set forth in Section 13.02.

“Agreement” means this Separation Agreement between the parties hereto (including, without limitation, the Exhibits and Schedules hereto), as it may be amended from time to time in accordance with the provisions of Section 12.03.

“Agreement Disputes” has the meaning set forth in Section 10.01.

“Allocation” has the meaning set forth in Section 5.01(m).

“Ancillary Agreements” means the Merger Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Intercompany Agreements, the License Agreements and the Implementation Agreements.

“Annual Financial Statements” has the meaning set forth in Section 4.01(d).

“Approved Leave of Absence” means an absence from active service (i) due to an individual’s inability to perform his or her regular job duties by reason of illness or injury and resulting in eligibility to receive benefits pursuant to the terms of the Viacom Short-Term Disability Plan or the Viacom Long-Term Disability Plan or (ii) pursuant to an approved leave policy with a guaranteed right of reinstatement.

“ASO Contract” has the meaning set forth in Section 6.04(i)(i).

“Assets” means the assets, properties and rights (including, without limitation, goodwill), wherever located, whether tangible or intangible, real, personal or mixed, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of the owner or licensee of such Assets, including, without limitation, the following:

(a)           all accounting and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disk, magnetic tape or any other form;

(b)           all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(c)           all inventories of materials, parts, supplies, work-in-process and finished goods and products;

(d)           all interests in real property of whatever nature, including, without limitation, easements, whether as owner, mortgagee or holder of an Encumbrance in real property, lessor, sublessor, lessee, sublessee, licensor, licensee, sublicensor, sublicensee or otherwise;

(e)           all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(f)            all leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

(g)           all deposits, letters of credit and performance and surety bonds;

(h)           all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(i)            all Intellectual Property (together with all goodwill associated therewith and the right to sue and recover at law or in equity for past, present and future infringement, misappropriation, dilution, violation or other impairment of such Intellectual Property) and all license agreements (including, without limitation, licenses from or to third parties in respect of Intellectual Property);

(j)            Software;

(k)           all cost information, sales and pricing data, customer prospect lists, supplier records, customer and vendor data, correspondence and lists, product literature, artwork, design, research and development files, vendor and customer specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(l)            all prepaid expenses, trade accounts and other accounts and notes receivables;

(m)          all rights under Contracts, all claims or rights against any Person, choses in action or similar rights, whether accrued or contingent;

(n)           subject to Section 5.01(k), all Insurance Rights and all rights in the nature of insurance, indemnification or contribution;

(o)           all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

(p)           all cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

(q)           all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

“Blended Index” has the meaning set forth in Section 6.01(d)(iii).

“Broadcast Interest” means a direct or indirect ownership, managerial or other interest in a radio broadcast station, television broadcast station or television broadcast network that is “cognizable” or “attributable” for purposes of one or more of the FCC Broadcast Ownership Rules.

“Business” means either the New Viacom Business or the CBS Business, as the context requires.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York.

“Cable Operator Interest” means a direct or indirect ownership, managerial or other interest in (i) a cable operator, (ii) a common carrier or an affiliate of a common carrier that provides video programming by any means directly to subscribers, or (iii) an open video system operator that is “cognizable” or “attributable” for purposes of one or more of the FCC Program Access Rules.

“Capital Taxes” has the meaning set forth in the Tax Matters Agreement.

“CBS” has the meaning set forth in the Recitals.

“CBS Actuary” means an independent actuary selected by CBS.

“CBS Assets” means all of the right, title and interest of Viacom and its Subsidiaries in and to all Assets owned by Viacom and its Subsidiaries or to which any of them are entitled, including, without limitation:

(i)            any and all Assets as set forth in this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be transferred to or retained by any member of the CBS Group, including, without limitation, those Assets that are listed on Schedule 1.01(a) hereto;

(ii)           any and all Assets reflected on the CBS Balance Sheet or the accounting records supporting such balance sheet, subject to any disposition of such Assets subsequent to the date of the CBS Balance Sheet and prior to the Separation Date;

(iii)          any and all Assets that have been written off, expensed or fully depreciated that, had they not been written off, expensed or fully depreciated, would have been reflected on the CBS Balance Sheet if such balance sheet had been prepared in accordance with the same principles and accounting policies under which the CBS Balance Sheet was prepared;

(iv)          any and all Assets acquired by Viacom or any of its Subsidiaries after the date of the CBS Balance Sheet and prior to the Separation Date that would have been reflected on a consolidated balance sheet of CBS and the CBS Subsidiaries if such balance sheet were prepared as of the Separation Date using the same principles and accounting policies under which the CBS Balance Sheet was prepared;

(v)           the Actual Special Dividend Amount;

(vi)          all CBS Contracts, including all rights of any member of the CBS Group under any Intercompany Agreement, including, without limitation, those listed on Schedule 1.01(j) hereto;

(vii)         all issued and outstanding capital stock or membership or partnership interest in the Subsidiaries of Viacom and other entities listed on Schedule 1.01(b) hereto;

(viii)        all CBS Claims and 50% of all Joint New Viacom and CBS Claims;

(ix)           with respect to any CBS Liability or CBS Loss, all Insurance Rights under any of the Policies to the extent that, with respect to any such CBS Liability or CBS Loss, any member of the CBS Group is, or is deemed under the Law to be, an insured under the Policies or is otherwise permitted under the terms of the Policies in accordance with applicable Law, including, without limitation, as assignee, to obtain the benefits or proceeds of such Policies; and

(x)            except as expressly provided for in this Agreement or any Ancillary Agreement, any and all Assets as and to the extent related to the business of Viacom as conducted immediately before the Separation and not otherwise transferred to or retained by a member of the CBS Group as a CBS Asset.  The intention of this subparagraph (x) is only to rectify any inadvertent omission of transfer or conveyance of any Asset that, had the parties given specific consideration to such Asset as of the Separation Date, would have otherwise been classified as a CBS Asset.  No Asset shall be deemed to be a CBS Asset solely as a result of this subparagraph (x) if such Asset is expressly covered by the subject matter of an Ancillary Agreement or is expressly provided for in this Agreement.  In addition, no member of the CBS Group may claim ownership of an Asset within the scope of this subparagraph (x) unless (A) CBS submits to New Viacom a claim with respect to the ownership of such Asset prior to the fifth anniversary of the Separation Date or (B) if CBS submits to New Viacom a claim with respect to the ownership of such Asset after the fifth anniversary of the Separation Date, a member of the CBS Group must have actively and openly used or otherwise claimed such Asset prior to such fifth anniversary;

provided, however, that notwithstanding anything in clauses (i)–(x), “CBS Assets” shall not include any New Viacom Assets.

For purposes of this Agreement, refunds and credits of Income Taxes or Capital Taxes in respect of taxable periods (or portions thereof) ending on or prior to the Separation Date shall not constitute CBS Assets, but rather the allocation of any such refunds or credits shall be exclusively governed by the Tax Matters Agreement.

“CBS Auditors” means CBS’s independent certified public accountants.

“CBS Balance Sheet” means the pro forma consolidated condensed balance sheet of CBS and the CBS Subsidiaries, including the notes thereto, as of September 30, 2005 included in the Registration Statement.

“CBS Business” means the business of the CBS Group as described in the Registration Statement and as conducted immediately following the Separation, in each case subject to further specificity as may be described in this Agreement or the Ancillary Agreements.

“CBS Claims” has the meaning set forth in Section 8.02.

“CBS Class A Common Stock” has the meaning set forth in the Recitals.

“CBS Common Stock” has the meaning set forth in the Recitals.

“CBS Contracts” means all Contracts to which Viacom or any CBS Subsidiary is a party or by which any of them or any of their respective Assets is bound, whether or not in writing, other than New Viacom Contracts and License Agreements.

“CBS Employee” means an individual who, immediately after the Separation Date, is actively employed by, or then on an Approved Leave of Absence from, any member of the CBS Group.

“CBS Group” means, collectively, CBS and each CBS Subsidiary.

“CBS Indemnified Party” has the meaning set forth in Section 9.01.

“CBS Last 10-K Date” has the meaning set forth in Section 4.01(a).

“CBS Liabilities” means all of the Liabilities of Viacom and its Subsidiaries including, without limitation:

(i)            any and all Liabilities that are set forth in this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by CBS or any other member of the CBS Group, including, without limitation, those Liabilities listed on Schedule 1.01(c) hereto;

(ii)           any and all Liabilities related to the rights of an actor, director, writer, producer or other party to the payment of any fixed or contingent compensation, including, without limitation, royalties, participations, residuals and use payments and other similar payments related to the production and dissemination by CBS of Paramount television product, excluding television product acquired by or exclusively for Paramount Home Entertainment;

(iii)          all Insured New Viacom Liabilities, all Insured New Viacom Losses, all of the Liabilities related to the CBS Litigation Matters, all Liabilities related to Future CBS Litigation Matters and 50% of any Future Joint Litigation Matter;

(iv)          50% of any and all Liabilities under applicable Laws (including, without limitation, federal and state securities Laws) arising from or relating to the Registration Statement or any other document filed with any Governmental Authority (including, without limitation, the SEC) at or prior to the Separation Date by New Viacom or Viacom or any Subsidiary of Viacom in connection with the Separation or Merger;

(v)           50% of any and all Liabilities arising from or relating to any claim, demand or Action with respect to the Separation or the Merger made or brought by any Person against Viacom, CBS or New Viacom or any member of their respective Groups;

(vi)          50% of any and all Liabilities relating to, arising from or involving a general corporate matter of Viacom or Paramount Pictures Corporation, including, without limitation, (A) those Liabilities set forth on Schedule 1.01(d)(vi), (B) Liabilities relating to Unallocated Employees and (C) claims under federal and state securities Laws and claims for breach of fiduciary duties, that relate to events that took place prior to the Separation Date and, in any case, that are not otherwise specified to be a CBS Liability or New Viacom Liability or otherwise specifically allocated under this Agreement or any Ancillary Agreement;

(vii)         any and all Liabilities as and to the extent relating to, arising out of or resulting from any CBS Assets;

(viii)        100% of any Insurance Charges arising solely and directly from the CBS Business; and

(ix)           except as expressly provided for in this Agreement or any Ancillary Agreement, any and all Liabilities as and to the extent related to the CBS Business on the Separation Date and not otherwise transferred to or retained by a member of the CBS Group as a CBS Liability.  The intention of this subparagraph (ix) is only to rectify any inadvertent omission of transfer or conveyance of any Liability that, had the parties given specific consideration to such Liability as of the Separation Date, would have otherwise been classified as a CBS Liability.  No Liability shall be deemed to be a CBS Liability solely as a result of this subparagraph (ix) if such Liability is expressly covered by the subject matter of an Ancillary Agreement.  In addition, no member of the New Viacom Group may claim that a Liability within the scope of this subparagraph (ix) should be a CBS Liability unless New Viacom submits to CBS a claim with respect to the ownership of such Liability on or prior to the fifth anniversary of the Separation Date;

provided, however, that (1) ”CBS Liabilities” shall not include any Insured CBS Liabilities, (2) notwithstanding anything in this definition to the contrary, “CBS Liabilities” shall not include any New Viacom Liabilities and (3) ”CBS Liabilities” shall not include Liabilities for Income Taxes or Capital Taxes, which shall be governed by the Tax Matters Agreement.

“CBS Litigation Matters” means the Actions listed on Schedule 1.01(e) hereto and any other Actions, claims or demands solely related to the CBS Assets or CBS Liabilities commenced on or before the Separation Date.

“CBS Loss” means any Insured New Viacom Loss and any diminution in value, injury, damage, loss or similar insurable event sustained by or in connection with the CBS Business and covered or potentially covered under a Policy providing property or other first-party insurance; provided, however, CBS Loss shall not include any Insured CBS Loss.

“CBS Obligations” has the meaning set forth in Section 2.05(a).

“CBS Subsidiary” means any entity controlled by CBS or of which CBS shares equally in the control with another Person, in either case, directly or indirectly through one or more intermediaries, after giving effect to the Separation.

“CCPP” means the CBS Combined Pension Plan.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder, including, without limitation, any successor legislation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 3.02(a).

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Authority.

“Contracts” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable Law.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or credit arrangement or otherwise.

“Deferred Transfer Asset” has the meaning set forth in Section 2.11(a).

“Deferred Transfer Liability” has the meaning set forth in Section 2.11(a).

“Employee Benefit Plan” means either a New Viacom Employee Benefit Plan or a Viacom Employee Benefit Plan, as the case may be.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance, other than any licenses of Intellectual Property or Software.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, including, without limitation, any successor legislation.

“Escalation Notice” has the meaning set forth in Section 10.02(a).

“Estimated Pension Plan Transfer Amount” has the meaning set forth in Section 6.01(d)(ii).

“Estimated Special Dividend Amount” has the meaning set forth in Section 2.08(g).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“FCC” means the Federal Communications Commission or any successor agency.

“FCC Broadcast Ownership Rules” means any federal statute, including, without limitation, Section 202 of the Telecommunications Act of 1996, as amended, or FCC rule, including, without limitation, 47 C.F.R. § 73.658(g) and § 73.3555, that limits, directly or indirectly, the ownership or control of radio broadcast stations, television broadcast stations and/or television broadcast networks, as currently in effect and as may hereafter be amended or become effective from time to time, and any FCC policy or decision implementing, interpreting or modifying such statute or rule.

“FCC Program Access Rules” means any federal statute, including, without limitation, 47 U.S.C. § 548, or FCC rule, including, without limitation, 47 C.F.R. Part 76, Subpart O, regulating contractual relationships between satellite cable programming vendors and multichannel video programming distributors, as currently in effect and as may hereafter be amended or become effective from time to time, and any FCC policy or decision implementing, interpreting or modifying such statute or rule.

“Final Calculation Statement” has the meaning set forth in Section 2.08(g).

“Final Pension Plan Transfer Amount” has the meaning set forth in Section 6.01(d)(iv).

“Final Transfer Date” has the meaning set forth in Section 6.01(d)(v).

“Former CBS Employee” means (i) a Former Viacom Employee, other than a Viacom or Paramount corporate office employee, whose most recent active employment with Viacom and its Subsidiaries (prior to or on the Separation Date) was with a CBS Business,  (ii) a Former Viacom Employee whose most recent active employment with Viacom and its Subsidiaries was with one of the sold or discontinued businesses listed on Schedule 1.01(f)(ii) hereto, (iii) an individual (or member of a group) listed on Schedule 1.01(g)(iii) hereto, (iv) a Former Viacom Employee whose most recent active employment with Viacom and its Subsidiaries was with a predecessor of a CBS Business or a terminated, divested or discontinued business, in each case that was operated by any member of the CBS Group or that relates, or was related, to the CBS Business or to any predecessor of a CBS Business or to any member of the CBS Group and that is not set forth on Schedule 1.01(h)(ii) hereto, (v) an individual whose employment by the former CBS Corporation terminated prior to that corporation’s merger with Viacom on May 4, 2000 and whose most recent active employment with the former CBS Corporation was with the CBS Corporation corporate office or (vi) any individual who was a Viacom or Paramount corporate office employee and who was offered and accepted employment with CBS for periods after the Separation Date, but whose active employment terminated prior to the Separation Date.

“Former New Viacom Employee” means (i) a Former Viacom Employee, other than a Viacom or Paramount corporate office employee, whose most recent active employment with Viacom and its Subsidiaries (prior to or on the Separation Date) was with a New Viacom Business, (ii) a Former Viacom Employee whose most recent active employment with Viacom and its Subsidiaries was with one of the sold or discontinued businesses listed on Schedule 1.01(h)(ii) hereto, (iii) an individual (or member of a group) listed on Schedule 1.01(i)(iii) hereto, (iv) a Former Viacom Employee whose most recent active employment with Viacom and its Subsidiaries was with a predecessor of a New Viacom Business or a terminated, divested or discontinued business, in each case that was operated by any member of the New Viacom Group or that relates, or was related, to the New Viacom Business or to any predecessor of a New Viacom Business or to any member of the New Viacom Group and that is not set forth on Schedule 1.01(f)(ii) hereto or (v) any individual who was a Viacom or Paramount corporate office employee and who was offered and accepted employment with New Viacom for periods after the Separation Date, but whose active employment terminated prior to the Separation Date.

“Former Viacom Employee” means an individual (i) whose employment by Viacom or its Subsidiaries terminated prior to or on the Separation Date and (ii) who is not a New Viacom Employee or CBS Employee immediately after the Separation Date.

“Future CBS Litigation Matter” has the meaning set forth in Section 8.01(c)(ii).

“Future Joint Litigation Matters” has the meaning set forth in Section 8.01(c)(iii).

“Future New Viacom Litigation Matter” has the meaning set forth in Section 8.01(c)(i).

“Governmental Approvals” means any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Group” means the CBS Group or the New Viacom Group, as the context requires.

“Group Insurance Policies” has the meaning set forth in Section 6.04(i)(i).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HMO Agreements” has the meaning set forth in Section 6.04(i)(i).

“Implementation Agreements” means the agreements necessary to effect the Restructuring Plan.

“Income Taxes” has the meaning set forth in the Tax Matters Agreement.

“Indemnified Party” has the meaning set forth in Section 9.03(a).

“Indemnifying Party” has the meaning set forth in Section 9.03(a).

“Indemnity Payment” has the meaning set forth in Section 9.03(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, without limitation, studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including, without limitation, attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including, without limitation, attorney work product), and other technical, financial, employee or business information or data.

“Initial Transfer Amount” has the meaning set forth in Section 6.01(d)(iii).

“Initial Transfer Date” has the meaning set forth in Section 6.01(d)(iii).

“Insurance Charges” has the meaning set forth in Section 5.01(f).

“Insurance Proceeds” means those monies (a) received by an insured or reinsured from an insurer or reinsurer or (b) paid by an insurer or reinsurer on behalf of the insured or reinsured, in any such case net of any applicable premium adjustments (including, without limitation, retrospectively rated premium adjustments) and net of any self-insured retention, deductible or other form of self-insurance and net of any third party costs or expenses incurred in the collection thereof.

“Insurance Rights” means any and all rights under or arising out of the Policies and any and all claims and choses in action under or arising out of the Policies and for benefits and proceeds thereof, including, without limitation, those rights, claims or choses in action held directly as an insured, additional insured, additional named insured, subsidiary, affiliate, division or department, successor-in-interest or assignee to the fullest extent permitted under the terms of the Policies in accordance with applicable Law.

“Insured CBS Liabilities” means that portion of any CBS Liability, without giving effect to clause (1) of the proviso included at the end of the definition of “CBS Liabilities,” to the extent, and only to the extent, that, with respect to such portion of such Liability, Insurance Proceeds of the Policies are actually recoverable by a member of the New Viacom Group directly, as a successor in interest or permitted assignee under the terms of the Policies in accordance with applicable Law, and not by any member of the CBS Group.

“Insured CBS Loss” means that portion of any CBS Loss, without giving effect to the proviso at the end of the definition of “CBS Loss,” to the extent and only to the extent that, with respect to such portion of such CBS Loss, Insurance Proceeds of the Policies are actually recoverable by a member of the New Viacom Group directly, as a successor in interest or permitted assignee under the terms of the Policies in accordance with applicable Law, and not by any member of the CBS Group.

“Insured New Viacom Liabilities” means that portion of any New Viacom Liability, without giving effect to clause (1) of the proviso included at the end of the definition of “New Viacom Liabilities,” but only to the extent that, with respect to such portion of such Liability, Insurance Proceeds of the Policies are actually recoverable by a member of the CBS Group directly, as a successor in interest or permitted assignee under the terms of the Policies in accordance with applicable Law, and not by any member of the New Viacom Group.

“Insured New Viacom Loss” means that portion of any New Viacom Loss, without giving effect to the proviso at the end of the definition of “New Viacom Loss,” to the extent and only to the extent that, with respect to such portion of such New Viacom Loss, Insurance Proceeds of the Policies are actually recoverable by a member of the CBS Group directly, as a successor in interest or permitted assignee under the terms of the Policies in accordance with applicable Law, and not by any member of the New Viacom Group.

“Intellectual Property” means all right, title and interest in or relating to intellectual property or industrial property, whether arising under the Law of the United States or any other country or any political subdivision thereof or multinational Laws or any other Law, including, without limitation, (a) patents, patent applications, and all divisionals, continuations and continuations-in-part thereof, together with all reissues, reexaminations, renewals and extensions thereof and all rights to obtain such divisionals, continuations and continuations-in-part, reissues, reexaminations, renewals and extensions, and all utility models and statutory invention registrations, (b) trademarks, service marks, Internet domain names, trade dress, trade styles, logos, trade names, services names, brand names, corporate names, assumed business names and general intangibles and other source identifiers of a like nature, together with the goodwill associated with any of the foregoing, and all registrations and applications for registrations thereof, together with all renewals and extensions thereof and all rights to obtain such renewals and extensions, (c) copyrights, mask work rights, database and design rights, moral rights and rights in Internet websites, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof and all applications in connection therewith, together with all renewals, continuations, reversions and extensions thereof and all rights to obtain such renewals, continuations, reversions and extensions and (d) confidential and proprietary information, including, without limitation, trade secrets and know-how.

“Intercompany Agreements” means the agreements, arrangements, commitments or understandings, whether or not in writing, between one or more members of the New Viacom Group, on the one hand, and one or more members of the CBS Group, on the other hand, including, without limitation, the agreements listed on Schedule 1.01(j) hereto.

“Intercompany Balances” means all accounts receivable and accounts payable between (i) Viacom or a member of the CBS Group, on the one hand, and (ii) a member of the New Viacom Group, on the other hand.

“Interim Benefit Obligation Payment Amount” has the meaning set forth in Section 6.01(b).

“IRS” means the United States Internal Revenue Service.

“Joint Liability” means any Liability that is (i) both a CBS Liability and a New Viacom Liability and (ii) not exclusively a CBS Liability or a New Viacom Liability.

“Joint Loss” means any diminution in value, injury, damage, loss or similar insurable event that is (i) both a CBS Loss and a New Viacom Loss and (ii) not exclusively a CBS Loss or a New Viacom Loss.

“Joint New Viacom and CBS Claims” has the meaning set forth in Section 8.02.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including, without limitation, common law).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including, without limitation, those arising under any Law, claim, demand, Action, whether asserted or unasserted, or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking or any fines, damages or equitable relief which may be imposed and including, without limitation, all costs and expenses related thereto.

“License Agreements” means the Intellectual Property license agreements between any member or members of the CBS Group, on the one hand, and any member or members of the New Viacom Group, on the other hand, listed on Schedule 1.01(k) hereto, and as hereafter amended.

“Loss” has the meaning set forth in Section 9.01.

“Lost Participants” has the meaning set forth in Section 6.01(h).

“Media Company Interest” means a direct or indirect ownership, managerial or other interest in a radio broadcast station, television broadcast station, television broadcast network or daily newspaper that is “cognizable” or “attributable” for purposes of one or more of the FCC Broadcast Ownership Rules.

“Merger” means the merger of Viacom Merger Sub with and into Viacom pursuant to the Merger Agreement.

“Merger Agreement” means the Merger Agreement by and among Viacom, New Viacom and Viacom Merger Sub dated as of November 21, 2005.

“Mixed Contract” has the meaning set forth in Section 2.03(a).

“Named Party” has the meaning set forth in Section 8.01(d).

“New Viacom” has the meaning set forth in the Preamble.

“New Viacom 401(k) Plan” has the meaning set forth in Section 6.02(b)(i).

“New Viacom 401(k) Plan Transfer Date” has the meaning set forth in Section 6.02(b)(ii).

“New Viacom Actuary” means an independent actuary selected by New Viacom.

“New Viacom Assets” means all of the right, title and interest in and to:

(i)            all Assets owned by Viacom and its Subsidiaries that relate primarily to the New Viacom Business, except for any such Assets listed on Schedule 1.01(a) hereto or as may otherwise be contemplated by a written Intercompany Agreement;

(ii)           any and all Assets as set forth in this Agreement or any Ancillary Agreement (including, without limitation, the Schedules hereto or thereto) as Assets to be transferred to or retained by any member of the New Viacom Group, including, without limitation, those Assets that are listed on Schedule 1.01(l) hereto;

(iii)          any and all Assets reflected on the New Viacom Balance Sheet or the accounting records supporting such balance sheet, subject to any disposition of such Assets subsequent to the date of the New Viacom Balance Sheet and prior to the Separation Date;

(iv)          any and all Assets that have been written off, expensed or fully depreciated that, had they not been written off, expensed or fully depreciated, would have been reflected on the New Viacom Balance Sheet if such balance sheet had been prepared in accordance with the same principles and accounting policies under which the New Viacom Balance Sheet was prepared;

(v)           any and all Assets acquired by Viacom or any of its Subsidiaries after the date of the New Viacom Balance Sheet and prior to the Separation Date that would have been reflected on a consolidated balance sheet of New Viacom and the New Viacom Subsidiaries if such balance sheet were prepared as of the Separation Date using the same principles and accounting policies under which the New Viacom Balance Sheet was prepared;

(vi)          all New Viacom Contracts and all rights of any member of the New Viacom Group under any Intercompany Agreement, including, without limitation, those listed on Schedule 1.01(j) hereto;

(vii)         all issued and outstanding capital stock or membership or partnership interests in the Subsidiaries of Viacom and other entities listed on Schedule 1.01(m) hereto;

(viii)        all New Viacom Claims and 50% of all Joint New Viacom and CBS Claims;

(ix)           with respect to any New Viacom Liability or New Viacom Loss, all Insurance Rights under any of the Policies to the extent that, with respect to such New Viacom Liability or New Viacom Loss, any member of the New Viacom Group is, or is deemed under the Law to be, an insured under such Policies or is otherwise permitted under the terms of the Policies in accordance with applicable Law, including, without limitation, as assignee, to obtain the benefits or proceeds of such Policies;

(x)            50% of any Assets relating to, arising from or involving a general corporate matter of Viacom or Paramount Pictures Corporation that relates to events that took place prior to the Separation Date and that are not otherwise specified to be a CBS Asset or New Viacom Asset under this Agreement or any Ancillary Agreement; and

(xi)           except as expressly provided for in this Agreement or any Ancillary Agreement, any and all Assets as and to the extent related to the New Viacom Business and not otherwise transferred to or retained by a member of the New Viacom Group as a New Viacom Asset.  The intention of this subparagraph (xi) is only to rectify any inadvertent omission of transfer or conveyance of any Assets that, had the parties given specific consideration to such Assets as of the Separation Date, would have otherwise been classified as a New Viacom Asset.  No Asset shall be deemed to be a New Viacom Asset solely as a result of this subparagraph (xi) if such Asset is expressly covered by the subject matter of an Ancillary Agreement or is expressly provided for in this Agreement.  In addition, no member of the New Viacom Group may claim ownership of an Asset within the scope of this subparagraph (xi) unless (A) New Viacom submits to CBS a claim with respect to the ownership of such Asset prior to the fifth anniversary of the Separation Date or (B) if New Viacom submits to CBS a claim with respect to the ownership of such Asset after the fifth anniversary of the Separation Date, a member of the New Viacom Group must have actively and openly used or otherwise claimed such Asset prior to such fifth anniversary;

For purposes of this Agreement, refunds and credits of Income Taxes or Capital Taxes in respect of taxable periods (or portions thereof) ending on or prior to the Separation Date shall not constitute New Viacom Assets, but rather the allocation of any such refunds or credits shall be exclusively governed by the Tax Matters Agreement.

“New Viacom Auditors” means New Viacom’s independent certified public accountants.

“New Viacom Balance Sheet” means the pro forma consolidated balance sheet of New Viacom and the New Viacom Subsidiaries, including the notes thereto, as of September 30, 2005 included in the Registration Statement.

“New Viacom Business” means the business of the New Viacom Group as described in the Registration Statement and as conducted immediately following the Separation, in each case subject to further specificity as may be described in this Agreement or the Ancillary Agreements.

“New Viacom Captive” has the meaning set forth in Section 5.02(a).

“New Viacom Claims” has the meaning set forth in Section 8.02.

“New Viacom Class A Common Stock” has the meaning set forth in the Recitals.

“New Viacom Common Stock” has the meaning set forth in the Recitals.

“New Viacom Commuter Reimbursement Plan” has the meaning set forth in Section 6.04(h)(ii).

“New Viacom Contracts” means the following Contracts to which Viacom or any of the Viacom Subsidiaries is a party or by which it or any of their Assets are bound, whether or not in writing, except, in any case, for Mixed Contracts that a member of the CBS Group is a party to, License Agreements and any such Contract that is explicitly contemplated to be retained by or assigned to CBS or any other member of the CBS Group pursuant to any provision of this Agreement or any Ancillary Agreement:

(i)            any Contract entered into in the name of, or expressly on behalf of, New Viacom, any New Viacom Subsidiary or any division or business unit of New Viacom;

(ii)           any Contract that relates primarily to the New Viacom Business; and

(iii)          any Contract that is otherwise expressly contemplated to be assigned to any member of the New Viacom Group pursuant to this Agreement or any of the Ancillary Agreements.

“New Viacom Defined Benefit Pension Plan” has the meaning set forth in Section 6.01(b).

“New Viacom Employee” means an individual who, immediately after the Separation Date, is employed by, or then on an Approved Leave of Absence from, New Viacom or any New Viacom Subsidiary.

“New Viacom Employee Benefit Plans” means all “employee benefit plans” (within the meaning of Section 3(3) of ERISA), “multiemployer plans” (within the meaning of Section 3(37) of ERISA), retirement, pension, savings, profit-sharing, welfare, stock purchase, stock option, equity-based, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements (including, without limitation, any funding mechanisms therefor), whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not, sponsored, maintained or contributed to by New Viacom or any

New Viacom Subsidiary (or to which New Viacom or any New Viacom Subsidiary contributes or is required to contribute) on or after the Separation Date.

“New Viacom Employee Benefit Records” means all agreements, documents, books, records or files relating to the New Viacom Employee Benefit Plans.

“New Viacom Equity Compensation Plans” means all equity compensation plans established and adopted by New Viacom prior to, on or after the Separation Date.

“New Viacom Executive Benefit Plans” has the meaning set forth in Section 6.03(a).

“New Viacom Flexible Benefit Plan” has the meaning set forth in Section 6.04(h)(i).

“New Viacom Group” means, collectively, New Viacom and each New Viacom Subsidiary.

“New Viacom Indemnified Party” has the meaning set forth in Section 9.02.

“New Viacom Liabilities” means:

(i)            all Liabilities of Viacom and its Subsidiaries as and to the extent related to the New Viacom Business;

(ii)           any and all Liabilities that are set forth in this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by New Viacom or any other member of the New Viacom Group, including, without limitation, those Liabilities listed on Schedule 1.01(n) hereto;

(iii)          any and all Liabilities reflected on the New Viacom Balance Sheet or the accounting records supporting such balance sheet, subject to any discharge of such Liabilities subsequent to the date of the New Viacom Balance Sheet;

(iv)          any and all Liabilities incurred by Viacom or any of its Subsidiaries after the date of the New Viacom Balance Sheet that would be reflected on a consolidated balance sheet of New Viacom and the New Viacom Subsidiaries if it were prepared as of the Separation Date using the same principles and accounting policies under which the New Viacom Balance Sheet was prepared;

(v)           any and all Liabilities related to the rights of an actor, director, writer, producer or other party to the payment of any fixed or contingent compensation, including, without limitation, royalties, participations, residuals and use payments and other similar payments related to the production and dissemination by New Viacom of all CBS theatrical product;

(vi)          all Insured CBS Liabilities, all Insured CBS Losses, all Liabilities related to the New Viacom Litigation Matters, all Liabilities related to Future New Viacom Litigation Matters and 50% of any Future Joint Litigation Matter;

(vii)         50% of any and all Liabilities under applicable Laws (including, without limitation, federal and state securities Laws) arising from or relating to the Registration Statement or any other document filed with any Governmental Authority (including, without limitation, the SEC) at or prior to the Separation Date by New Viacom or Viacom or any Subsidiary of Viacom in connection with the Separation or Merger;

(viii)        50% of any and all Liabilities arising from or relating to any claim, demand or Action with respect to the Separation or the Merger made or brought by any Person against Viacom, CBS or New Viacom or any member of their respective Groups;

(ix)           all Liabilities arising from or relating to events that take place (A) on, before or after the Separation Date involving any member of the New Viacom Group or (B) before the Separation Date involving any member of the CBS Group, in any case only as and to the extent related to the New Viacom Business;

(x)            any and all Liabilities as and to the extent relating to, arising out of or resulting from any New Viacom Assets;

(xi)           50% of any and all Liabilities relating to, arising from or involving a general corporate matter of Viacom or Paramount Pictures Corporation, including, without limitation, (A) those Liabilities set forth on Schedule 1.01(d), (B) Liabilities relating to Unallocated Employees and (C) claims under federal and state securities Laws and claims for breach of fiduciary duties, that relate to events that took place prior to the Separation Date and, in any case, that are not otherwise specified to be a CBS Liability or New Viacom Liability or otherwise specifically allocated under this Agreement or any Ancillary Agreement;

(xii)          100% of any Insurance Charges arising solely and directly from the New Viacom Business;

(xiii)         except to the extent they are otherwise allocated to a member of the CBS Group or a member of the New Viacom Group or otherwise specified to be a CBS Liability or New Viacom Liability under this Agreement or any Ancillary Agreement, any and all Liabilities relating to, arising from or involving any (A) predecessor of a New Viacom Business or (B) terminated, divested or discontinued business, in each case that was operated by any member of the New Viacom Group or that relates, or was related, to the New Viacom Business or to any predecessor of a New Viacom Business or to any member of the New Viacom Group; and

(xiv)        except as expressly provided for in this Agreement or any Ancillary Agreement, any and all Liabilities as and to the extent related to the New Viacom Business on the Separation Date and not otherwise transferred to or retained by a member of the New Viacom Group as a New Viacom Liability.  The intention of this subparagraph (xiv) is only to rectify any inadvertent omission of transfer or conveyance of any Liability that, had the parties given specific consideration to such Liability as of the Separation Date, would have otherwise been classified as a New Viacom Liability.  No Liability shall be deemed to be a New Viacom Liability solely as a result of this subparagraph (xiv) if such Liability is expressly covered by the subject matter of an Ancillary Agreement.  In addition, no member of the CBS Group may claim that a Liability within the scope of this subparagraph (xiv) should be a New Viacom Liability unless CBS submits to New Viacom a claim with respect to the ownership of such Liability on or prior to the fifth anniversary of the Separation Date;

provided, however, that (1) ”New Viacom Liabilities” shall not include any Insured New Viacom Liabilities and (2) ”New Viacom Liabilities” shall not include Liabilities for Income Taxes or Capital Taxes, which are addressed in the Tax Matters Agreement.

“New Viacom Litigation Matters” means the Actions listed on Schedule 1.01(o) hereto and any other Actions, claims or demands solely related to the New Viacom Assets or New Viacom Liabilities commenced on or before the Separation Date.

“New Viacom Long-Term Management Incentive Plan” has the meaning set forth in Section 6.07(b).

“New Viacom Loss” means any Insured CBS Loss and any diminution in value, injury, damage, loss or similar insurable event sustained by or in connection with the New Viacom Business and covered or potentially covered under a Policy providing property or other first-party insurance; provided, however, New Viacom Loss does not include any Insured New Viacom Loss.

“New Viacom Obligations” has the meaning set forth in Section 2.05(d).

“New Viacom Subsidiary” means any entity controlled by New Viacom or of which New Viacom shares equally in the control with another Person, in either case, directly or indirectly through one or more intermediaries, after giving effect to the Separation.

“New Viacom Transferred 401(k) Plan Employees” has the meaning set forth in Section 6.02(b)(i).

“New Viacom Transferred Pension Employees” has the meaning set forth in Section 6.01(b).

“New Viacom Welfare Plans” has the meaning set forth in Section 6.04(b).

“Owning Party” has the meaning set forth in Section 3.03.

“Paramount” means Paramount Pictures Corporation.

“Payment” has the meaning set forth in Section 9.03(c).

“PBGC” has the meaning set forth in Section 6.01(i).

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under
Section 13(d)(3) of the Exchange Act.

“Policies” means all property, casualty liability and other insurance and reinsurance policies and programs providing insurance coverage to, and all Contracts providing indemnification or rights of contribution in favor of, Viacom and its Subsidiaries or their respective predecessors in effect on or at any time before the Separation Date, including, without limitation, (i) insurance policies issued to Viacom or any of its Subsidiaries or their respective predecessors; (ii) reinsurance policies and retrocession and other agreements providing rights in the nature of insurance or reinsurance to Viacom, any of its Subsidiaries or their respective Predecessors, including, without limitation, policies of reinsurance and retrocession agreements providing benefits to Woburn Insurance Limited, Sammarnick Insurance Corporation and Central Fidelity Insurance Company; (iii) insurance policies issued to any other Person to the extent any such policy provides insurance coverage to Viacom or any of its Subsidiaries or their respective predecessors as a named insured, additional insured, additional named insured or otherwise by Contract or under Law; (iv) Contracts relating to such Policies referenced in clauses (i), (ii) and (iii) immediately above, including, without limitation, settlement agreements with the issuers of such Policies; and (v) all Contracts providing indemnification or rights of contribution in favor of Viacom, any of its Subsidiaries or their respective predecessors.

“Prefunding Payments” has the meaning set forth in Section 6.04(a)(ii).

“Pre-Separation Claims Expenses” has the meaning set forth in Section 6.04(a)(ii).

“Pre-Separation Liabilities” means any and all Liabilities that arose in or relate to periods (or portions thereof) ending on or before the Separation Date other than any amounts relating to Post-Separation Date Interest.

“Post-Separation Date Interest” means interest relating to a period (or portion thereof) after the Separation Date.

“Prior Relationship” means the relationship between any member of the CBS Group and any member of the New Viacom Group at any time prior to the Separation Date.

“Prohibited Cable Interest” has the meaning set forth in Section 2.09(b).

“Prohibited Interest” has the meaning set forth in Section 2.09(a).

“Providing Party” has the meaning set forth in Section 3.04(a).

“Public Filings” has the meaning set forth in Section 4.01(g).

“Quarterly Financial Statements” has the meaning set forth in Section 4.01(c).

“Records” means documents, files and other books and records, including, without limitation, books and records relating to financial reporting, internal audit, employee benefits, past acquisition or disposition transactions, claims, demands or Actions, and email files and backup tapes regarding any of the foregoing.

“Registration Statement” means the registration statement on Form S-4 (Registration No. 333-128821), as amended, filed with the SEC, pursuant to which the CBS Common Stock and the New Viacom Common Stock to be distributed in the Merger have been registered under the Securities Act.

“Related Parties” has the meaning set forth in Section 3.04(a).

“Representatives” means directors, officers, employees, agents, consultants, advisors, accountants and attorneys, including, without limitation, representatives of the foregoing.

“Requesting Party” has the meaning set forth in Section 3.04(a).

“Required Deadline” means, with respect to Section 4.01(b)(i) and (ii), two Business Days before the date which CBS first notifies New Viacom will be the date on which CBS is to issue its first public earnings release after the Separation Date, provided that, for purposes of Section 4.01(b)(i) and (ii), the Required Deadline shall not be earlier than February 20, 2006; and, with respect to Section 4.01(b)(iii) and (iv), ten Business Days before CBS is required to file with the SEC its Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, for the period in which the Separation Date occurs.

“Responsible Party” has the meaning set forth in Section 8.01(d).

“Restrictions” means restrictions or limitations set forth in a Governmental Order.

“Restructuring Plan” means the restructuring plan comprised of the series of transactions, agreements and other arrangements describing the manner in which the CBS Assets and the CBS Liabilities and the New Viacom Assets and the New Viacom Liabilities will be transferred between the parties hereto and their respective Subsidiaries pursuant to this Agreement and the Ancillary Agreements, which are set forth, described or contemplated in Schedule 1.01(p) hereto.

“Retention Period” has the meaning set forth in Section 3.05(a).

“Revised Pension Plan Transfer Amount” has the meaning set forth in Section 6.01(d)(iv).

“Schedules” means the schedules to this Agreement as they may be updated through the Separation Date or as provided herein or therein.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Separation” has the meaning set forth in the Recitals.

“Separation Date” means the date on which the Effective Time (as defined in the Merger Agreement) occurs pursuant to the Merger Agreement.

“Software” means computer software, programs, databases and applications, whether in source code, object code or other form, including, without limitation, operating software, network software, Internet websites, web content and links, all versions, updates, corrections, enhancements, replacements and modifications thereof, and all documentation related thereto.

“Special Dividend Amount” has the meaning set forth in Section 2.08(g).

“Subsidiaries” means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by a Person directly or indirectly through one or more intermediaries.

“Tax” or “Taxes” means all federal, state, local or foreign taxes, including, without limitation, corporate income taxes, property taxes, value added taxes, gross receipts taxes, capital stock taxes, franchise taxes, stamp taxes, excise taxes, occupation taxes, sales taxes, use taxes, alternative minimum taxes, withholding taxes, social security taxes, unemployment taxes, other payroll taxes and retirement dues or other similar taxes imposed by any Governmental Authority or political subdivision thereof, and any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, including, without limitation, any transferee or secondary Liability in respect of any Tax (whether imposed by Law, contractual agreement or otherwise) and any Liability in respect of any Tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

“Tax Basis” has the meaning set forth in Section 9.03(c).

“Tax Contest” means a notice of deficiency, proposed adjustment, assessment, inquiry, audit, examination, or any administrative or judicial proceeding involving any matter relating to Taxes or Tax Returns.

“Tax Matters Agreement” means the Tax Matters Agreement by and between Viacom and New Viacom to be entered into in connection with the Separation, as the same may be amended from time to time.

“Tax Return” has the meaning set forth in the Tax Matters Agreement.

“Third Party Claim” has the meaning set forth in Section 9.06(b).

“Transfer Taxes” has the meaning set forth in the Tax Matters Agreement.

“Transferee” has the meaning set forth in Section 2.12.

“Transferor” has the meaning set forth in Section 2.12.

“Transferred Account Balances” has the meaning set forth in Section 6.04(h)(i).

“Transition Services Agreement” means the Transition Services Agreement by and between Viacom and New Viacom to be entered into in connection with the Separation, as the same may be amended from time to time.

“Transitional Asset Transfers” has the meaning set forth in Section 6.01(b).

“Transitional Cash Transfers” has the meaning set forth in Section 6.01(b).

“True-Up Amount” has the meaning set forth in Section 6.01(d)(v).

“Unallocated Employee” means an individual (i) who is a Former New Viacom Employee described in clause (iii) of the definition thereof or Former CBS Employee described in clause (iii) of the definition thereof or (ii) whose most recent active employment with Viacom prior to the Separation was with the Viacom corporate office or the Paramount corporate office and whose employment terminated prior to the Separation Date (other than a Former New Viacom Employee described in clause (v) thereof or a Former CBS Employee described in clause (vi) thereof).

“Unexhausted Insurance Charges” has the meaning set forth in Section 5.01(m).

“Viacom” has the meaning set forth in the Preamble.

“Viacom Class A Common Stock” has the meaning set forth in the Recitals.

“Viacom Common Stock” has the meaning set forth in the Recitals.

“Viacom Commuter Reimbursement Plan” has the meaning set forth in Section 6.04(h)(ii).

“Viacom Defined Benefit Pension Plans” means the Viacom Pension Plan, CBS Combined Pension Plan, Charter Company Retirement Plan, Infinity Broadcasting Corp. Pension Plan, Viacom Television Stations Group of San Francisco Inc. Retirement Plan for Television Technicians, Westinghouse Pension Plan for Operations in Puerto Rico and Viacom Outdoor Group Inc. Pension Plan for Designated Hourly Employees.

“Viacom Employee Benefit Plans” means all “employee benefit plans” (within the meaning of Section 3(3) of ERISA), “multiemployer plans” (within the meaning of Section 3(37) of ERISA), retirement, pension, savings, profit-sharing, welfare, stock purchase, stock option, equity-based, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements (including, without limitation, any funding mechanisms therefor), whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not, sponsored, maintained or contributed to by Viacom or any of its

Subsidiaries (or to which Viacom or any of its Subsidiaries contributes or is required to contribute) immediately prior to the Separation Date.

“Viacom Employee Benefit Records” means all agreements, documents, books, records or files relating to the Viacom Employee Benefit Plans.

“Viacom Equity Compensation Plans” means any of the Viacom 1994 Long-Term Management Incentive Plan, Viacom 1997 Long-Term Management Incentive Plan, Viacom 2000 Long-Term Management Incentive Plan, Viacom 2004 Long-Term Management Incentive Plan, Viacom Senior Executive Short-Term Incentive Plan, CBS 1991 Long-Term Incentive Plan, CBS 1993 Long-Term Incentive Plan, CBS Corporation Fund the Future Stock Option Program, Infinity Broadcasting Corporation 1998 Long-Term Incentive Plan, Infinity Broadcasting Corporation 1999 Long-Term Incentive Plan, Infinity Broadcasting Corporation Stock Option Plan, Infinity Broadcasting Corporation Warrant Certificate for Mel Karmazin, BET Holdings II, Inc. 1998 Executive Stock Option Plan, Stock Option Agreements between Harpo, Inc. and O. Winfrey, D. Pattison, D. Hudson, T. Bennett and J. Jacobs, King World Productions, Inc. and its Subsidiaries 1998 Stock Option and Restricted Stock Purchase Plan, King World Productions, Inc. and its Subsidiaries 1996 Stock Option and Restricted Stock Purchase Plan, King World Productions, Inc. and Subsidiaries Salesforce Bonus Plan, Gaylord Entertainment Company Amended and Restated 1993 Stock Option and Incentive Plan, Gaylord Entertainment Company Amended and Restated 1991 Stock Option and Incentive Plan, Outdoor Systems, Inc. 1996 Omnibus Plan, Westinghouse Electric Corporation 1993 Long-Term Incentive Plan and any other equity-based compensation plan of Viacom, each as in effect immediately prior to the Separation.

“Viacom Executive Benefit Plans” means the Viacom Excess 401(k) Plan, Viacom Excess 401(k) Plan for Designated Senior Executives, Viacom Bonus Deferral Plan, Viacom Bonus Deferral Plan for Designated Senior Executives, Viacom Excess Pension Plan, CBS Supplemental Executive Retirement Plan, CBS Bonus Supplemental Executive Retirement Plan, CBS Supplemental Employee Investment Fund, Westinghouse Executive Pension Plan, Paramount Non-Qualified Retirement Plan, Paramount Communications Inc. Supplemental Executive Retirement Plan, pension benefits payable under the Viacom Inc. Executive Severance Plan for Vice Presidents or the Viacom Inc. Executive Severance Plan for Senior Vice Presidents and any other executive benefit plan of Viacom or related contractual arrangements, each as in effect immediately prior to the Separation.

“Viacom Flexible Benefit Plan” means the Viacom FSA Plan, as in effect as of the time relevant to the applicable provision of this Agreement.

“Viacom Merger Sub” has the meaning set forth in the Recitals.

“Viacom Non-U.S. Benefit Plan” means any plan, policy, program, practice, arrangement, Contract, trust, insurance policy or other agreement maintained by Viacom for the benefit of employees who are compensated under a payroll which is administered outside the United States, its territories and possessions, and the District of Columbia.

“Viacom Pension Plan” means the Viacom Pension Plan.

“Viacom Plus” means that group of employees of Viacom currently doing business as “Viacom Plus.”

“Viacom Welfare Plans” means all Viacom Employee Benefit Plans that are “welfare plans” within the meaning of Section 3(1) of ERISA, including, without limitation, plans providing for post-retirement health and life insurance benefits or COBRA benefits.

ARTICLE II

THE SEPARATION

Section 2.01           Transfer of Assets.

(a)           Transfer of New Viacom Assets.  In accordance with the Restructuring Plan, on the terms and subject to the conditions set forth in this Agreement and pursuant to the Implementation Agreements, on or prior to the Separation Date, Viacom shall, and shall cause the applicable CBS Subsidiaries to, contribute, distribute, assign, transfer, convey, license and deliver to the applicable member of the New Viacom Group, and the applicable member of the New Viacom Group shall accept from Viacom and the CBS Subsidiaries, all of Viacom’s and the CBS Subsidiaries’ respective rights, title and interest, if any, in and to all New Viacom Assets; provided, however, that the Deferred Transfer Assets shall not be contributed, distributed, assigned, transferred, conveyed, licensed or delivered on or prior to the Separation Date.  Any Deferred Transfer Asset which is a New Viacom Asset shall be deemed to have been contributed, distributed, assigned, transferred, conveyed, licensed or delivered pursuant to this Section 2.01(a) on the Separation Date upon its actual contribution, distribution, assignment, transfer, conveyance, license or delivery to a member of the New Viacom Group as contemplated in Section 2.11(a) hereof.

(b)           Transfer of CBS Assets.  In accordance with the Restructuring Plan, on the terms and subject to the conditions set forth in this Agreement and pursuant to the Implementation Agreements, on or prior to the Separation Date, New Viacom shall, and shall cause the applicable New Viacom Subsidiaries to, contribute, distribute, assign, transfer, convey, license and deliver to Viacom or the applicable member of the CBS Group, and Viacom or the applicable member of the CBS Group shall accept from New Viacom and the New Viacom Subsidiaries, all of New Viacom’s and the New Viacom Subsidiaries’ respective rights, title and interest, if any, in and to all CBS Assets; provided, however, that the Deferred Transfer Assets shall not be contributed, distributed, assigned, transferred, conveyed, licensed or delivered on or prior to the Separation Date.  Any Deferred Transfer Asset which is a CBS Asset will be deemed to have been contributed, distributed, assigned, transferred, conveyed, licensed or delivered pursuant to this Section 2.01(b) on the Separation Date upon its actual contribution, distribution, assignment, transfer, conveyance, license or delivery to a member of the CBS Group as contemplated in Section 2.11(a) hereof.

Section 2.02           Assumption of Liabilities.

(a)           Assumption of New Viacom Liabilities.  In accordance with the Restructuring Plan, on the terms and subject to the conditions set forth in this Agreement and pursuant to the

Implementation Agreements, on or prior to the Separation Date, New Viacom shall, and shall cause the applicable members of the New Viacom Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms, all the New Viacom Liabilities.  New Viacom shall thereafter be responsible for all New Viacom Liabilities, regardless of (i) when or where such Liabilities arose or arise, (ii) whether the facts upon which they are based occurred prior to, on or subsequent to the Separation Date and (iii) where or against whom such Liabilities are asserted or determined.  Any Deferred Transfer Liability which is a New Viacom Liability will be deemed to have been accepted or assumed pursuant to this Section 2.02(a) on the Separation Date upon its actual acceptance or assumption by a member of the New Viacom Group.

(b)           Assumption of CBS Liabilities.  In accordance with the Restructuring Plan, on the terms and subject to the conditions set forth in this Agreement and pursuant to the Implementation Agreements, on or prior to the Separation Date, Viacom shall, and shall cause the applicable members of the CBS Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms, all the CBS Liabilities.  CBS shall thereafter be responsible for all CBS Liabilities, regardless of (i) when or where such Liabilities arose or arise, (ii) whether the facts upon which they are based occurred prior to, on or subsequent to the Separation Date and (iii) where or against whom such Liabilities are asserted or determined.  Any Deferred Transfer Liability which is a CBS Liability will be deemed to have been accepted or assumed pursuant to this Section 2.02(b) on the Separation Date upon its actual acceptance or assumption by a member of the CBS Group.

(c)           Notwithstanding anything in this Agreement to the contrary, the foregoing, the rights, duties and obligations of the members of the New Viacom Group and the members of the CBS Group with respect to Insured New Viacom Liabilities, Insured New Viacom Losses, Insured CBS Liabilities and Insured CBS Losses shall be governed by Section 5.01.

Section 2.03           Mixed Contracts.

(a)           Unless CBS and New Viacom otherwise agree, (i) any Contract that is a New Viacom Asset but inures to the benefit or burden of any member of the CBS Group (including, without limitation, those Contracts listed on Schedule 2.03(a)(i)) or that is a CBS Asset but inures to the benefit or burden of any member of the New Viacom Group (including, without limitation, those Contracts listed on Schedule 2.03(a)(ii)) (each, a “Mixed Contract”) shall be assigned in part to the applicable member(s) of the other Group, if so assignable, prior to, on or after the Separation Date, so that each party or the members of their respective Groups shall be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to their respective businesses; provided, however, that in no event shall any member of either Group be required to assign any Mixed Contract in its entirety or to assign a portion of any Mixed Contract (including, without limitation, any Policy) which is not assignable by its terms (including, without limitation, any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Mixed Contract cannot be so partially assigned by its terms or otherwise, or if such assignment would impair the benefit the parties thereto derive from such Mixed Contract, CBS and New Viacom shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause:  (A) a member of the New Viacom Group to receive the benefit of that portion of each Mixed Contract that relates to the New Viacom Business (to the extent so related) as if such Mixed Contract had been assigned to a member of the New Viacom Group pursuant to this Section 2.03 and to bear the burden of the corresponding Liabilities as if such Liabilities had been assumed by a member of the New Viacom Group pursuant to this Section 2.03, and (B) a member of the CBS Group to receive the benefit of that portion of each Mixed Contract that relates to the CBS Business as if such Mixed Contract had been assigned to a member of the CBS Group pursuant to this Section 2.03 and to bear the burden of the corresponding Liabilities as if such Liabilities had been assumed by a member of the CBS Group pursuant to this Section 2.03.  Each of New Viacom and CBS shall, and shall cause the members of its Group to, (i) treat for all Income Tax purposes the portion of each Mixed Contract inuring to their respective businesses as Assets owned by, or Liabilities of, such party as of the Separation Date and (ii) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).

(b)           Nothing in paragraph (a) above shall require any member of either Group to make any material payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any material obligation or grant any material concession on behalf of any member of the other Group in order to effect any transaction contemplated by paragraph (a) above.

Section 2.04           Intercompany Accounts.

(a)           On or before the Separation Date, CBS and New Viacom shall settle in the manner set forth in the Restructuring Plan all Intercompany Balances, other than those Intercompany Balances that relate to business-to-business trade payables and receivables arising in the ordinary course of business of a member of the CBS Group, on the one hand, and a member of the New Viacom Group, on the other hand, which shall be governed by Section 2.04(b).

(b)           Following the Separation Date, members of the CBS Group, on the one hand, and members of the New Viacom Group, on the other hand, shall pay in accordance with past practice all Intercompany Balances that relate to business-to-business trade payables and receivables arising in the ordinary course of business and were incurred on or prior to the Separation Date.

Section 2.05           Substitution of Obligors.

(a)           With respect to CBS Liabilities (other than Liabilities arising under CBS Litigation Matters, Future CBS Litigation Matters and Future Joint Litigation Matters, which are addressed in Section 8.01) for which a member of the New Viacom Group may be liable under a Contract as guarantor, assignor, original tenant, primary obligor or otherwise (the “CBS Obligations”), including, without limitation, those set forth on Schedule 2.05(a):

(i)            With respect to the CBS Obligations set forth on Schedule 2.05(a)(i), CBS and New Viacom shall use reasonable efforts to terminate the Liabilities of, and to obtain in writing the unconditional release of, the relevant member(s) of the New Viacom

Group, or to cause a member(s) of the CBS Group to be substituted in all respects for the relevant member(s) of the New Viacom Group, so that, in any such case, members of the CBS Group will be solely responsible under the terms of the applicable Contract for such CBS Obligations; provided, however, that any such termination, release or substitution must be effected pursuant to documentation reasonably satisfactory in form and substance to the Chief Financial Officer or the Treasurer of New Viacom.  Except as agreed pursuant to the preceding sentence, New Viacom shall not, and shall cause the members of its Group not to, seek to obtain any such termination, release or substitution.  If CBS is requested to pay a fee or provide other consideration to obtain such a termination, release or substitution and CBS refuses to pay such fee or provide such other consideration, CBS must notify New Viacom of the request and of its refusal as soon as reasonably practicable and New Viacom shall be entitled to make such payment or provide such other consideration on behalf of CBS.

(ii)           If such a termination, release or substitution is not effected by the Separation Date, then from and after the Separation Date,

(A)          without the prior written consent of the Chief Financial Officer or the Treasurer of New Viacom, CBS shall not, and shall cause the members of the CBS Group not to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, Contract or other obligation for which any member of the New Viacom Group is or may be liable thereunder unless all obligations of the New Viacom Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the Chief Financial Officer or the Treasurer of New Viacom; provided that the limitations in this clause (ii)(A) shall not apply,

(1)                                            with respect to the renewal or extension of the term of any lease of real property pursuant to the terms thereto; provided that, with respect to any CBS Obligation listed on Schedule 2.05(a)(i), CBS shall seek the termination, release or substitution provided for in clause (a)(i) above in connection with seeking any such renewal or extension to the extent that seeking such termination, release or substitution would not, in CBS’s good faith discretion, have adverse consequences to any member of the CBS Group; provided further that, CBS shall only be required to seek such termination, release or substitution in connection with the first such renewal or extension,

(2)                                            in the event that a member of the CBS Group obtains a letter of credit for the benefit of New Viacom in an amount and from a financial institution reasonably acceptable to New Viacom with respect to the obligation for which a member of the New Viacom Group is liable and New Viacom has no material obligation under such loan, Contract or other obligation other than the financial obligation which is the subject of such letter of credit,

(3)                                            in the case of a transfer of such loan, Contract or other obligation to a third party, if

a.               CBS or a member of the CBS Group remains liable for all of the obligations and Liabilities it would have been liable for under such loan, Contract or other obligation had such transfer not occurred; and

b.              the third party transferee agrees in writing to be bound by the restrictions of this clause (ii)(A) and the obligations under Section 2.05(b) as if it were a member of the CBS Group; provided that, if, after using reasonable efforts, CBS is unable to obtain the agreement of any such transferee to comply with the terms and conditions of this (ii)(A)(3)(b), CBS shall be entitled to effect such transfer without giving effect to this clause (ii)(A)(3)(b) with the prior written consent of the Chief Financial Officer or the Treasurer of New Viacom, which consent shall not be unreasonably withheld or delayed; and

(B)           without the prior written consent of the Chief Financial Officer or the Treasurer of CBS, no member of the New Viacom Group shall renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, Contract or other obligation for which any member of the CBS Group is or may be liable under this Agreement.

(b)           For so long as any member of the New Viacom Group may be liable as guarantor, assignor, original tenant, primary obligor or otherwise under a Contract for a CBS Obligation, (i) within five (5) days after receipt thereof, CBS and New Viacom shall promptly provide to each other copies of any and all notices of default with respect to any CBS Obligations received by any member of their respective Group and (ii) within ten (10) days following the execution by any member of either Group of any notice or agreement providing for the renewal or extension of any loan, Contract or other obligation underlying a CBS Obligation or any other amendment or modification of such loan, Contract or other obligation (or as soon thereafter as practicable following receipt thereof from the applicable counterparty) in accordance with subparagraph (a)(ii), New Viacom and CBS shall provide each other with a copy of any such notice, agreement, amendment or modification.  Each of New Viacom and CBS shall also promptly provide to each other any additional information in connection with such renewal, extension, amendment or modification as such other party may reasonably request.

(c)           CBS shall update Schedule 2.05(a) to reflect any CBS Obligations inadvertently omitted from Schedule 2.05(a) or as to which a member of the New Viacom Group is no longer liable, including, without limitation, to the extent New Viacom notifies CBS of the need for such updates, and deliver an electronic copy thereof to New Viacom within 20 Business Days of the end of each calendar year through the date on which no member of the New Viacom Group is liable for any CBS Obligations.

(d)           With respect to New Viacom Liabilities (other than Liabilities arising under New Viacom Litigation Matters, Future New Viacom Litigation Matters and Future Joint

Litigation Matters, which are addressed in Section 8.01) for which a member of the CBS Group may be liable under a Contract as guarantor, assignor, original tenant, primary obligor or otherwise (the “New Viacom Obligations”), including, without limitation, those set forth on Schedule 2.05(d):

(i)            With respect to the New Viacom Obligations set forth on Schedule 2.05(d)(i), New Viacom and CBS shall use reasonable efforts to terminate the Liabilities of, and to obtain in writing the unconditional release of, the relevant member(s) of the CBS Group, or to cause a member(s) of the New Viacom Group to be substituted in all respects for the relevant member(s) of the CBS Group, so that, in any such case, members of the New Viacom Group will be solely responsible under the terms of the applicable Contract for such New Viacom Obligations; provided, however, that any such termination, release or substitution must be effected pursuant to documentation reasonably satisfactory in form and substance to the Chief Financial Officer or the Treasurer of CBS.  Except as agreed pursuant to the preceding sentence, CBS shall not, and shall cause the members of its Group not to, seek to obtain any such termination, release or substitution.  If New Viacom is requested to pay a fee or provide other consideration to obtain such a termination, release or substitution and New Viacom refuses to pay such fee or provide such other consideration, New Viacom must notify CBS of the request and of its refusal as soon as reasonably practicable and CBS shall be entitled to make such payment or provide such other consideration on behalf of New Viacom.

(ii)           If such a termination, release or substitution is not effected by the Separation Date, then from and after the Separation Date,

(A)          without the prior written consent of the Chief Financial Officer or the Treasurer of CBS, New Viacom shall not, and shall cause the members of its Group not to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, Contract or other obligation for which any member of the CBS Group is or may be liable thereunder unless all obligations of the CBS Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the Chief Financial Officer or the Treasurer of CBS; provided that the limitations in this clause (ii)(A) shall not apply,

(1)                                            with respect to the renewal or extension of the term of any lease of real property pursuant to the terms thereto; provided that, with respect to any New Viacom Obligation listed on Schedule 2.05(d)(i), New Viacom shall seek the termination, release or substitution provided for in clause (d)(i) above in connection with seeking any such renewal or extension to the extent that seeking such termination, release or substitution would not, in New Viacom’s good faith discretion, have adverse consequences to any member of the New Viacom Group; provided further that, New Viacom shall only be required to seek such termination, release or substitution in connection with the first such renewal or extension,

(2)                                            in the event that a member of the New Viacom Group obtains a letter of credit for the benefit of CBS in an amount and from a financial institution reasonably acceptable to CBS with respect to the obligation for which a member of the CBS Group is liable and CBS has no material obligation under such loan, Contract or other obligation other than the financial obligation which is the subject of such letter of credit,

(3)                                            in the case of a transfer of such loan, Contract or other obligation to a third party, if

a.               New Viacom or a member of the New Viacom Group remains liable for all of the obligations and Liabilities it would have been liable for under such loan, Contract or other obligation had such transfer not occurred; and

b.              the third party transferee agrees in writing to be bound by the restrictions of this clause (ii)(A) and the obligations under Section 2.05(e) as if it were a member of the New Viacom Group; provided that, if, after using reasonable efforts, New Viacom is unable to obtain the agreement of any such transferee to comply with the terms and conditions of this (ii)(A)(3)(b), New Viacom shall be entitled to effect such transfer without giving effect to this clause (ii)(A)(3)(b) with the prior written consent of the Chief Financial Officer or the Treasurer of CBS, which consent shall not be unreasonably withheld or delayed; and

(B)           without the prior written consent of the Chief Financial Officer or the Treasurer of New Viacom, no member of the CBS Group shall renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, Contract or other obligation for which any member of the New Viacom Group is or may be liable under this Agreement.

(e)           For so long as any member of the CBS Group may be liable as guarantor, assignor, original tenant, primary obligor or otherwise under a Contract for a New Viacom Obligation, (i) within five (5) days after receipt thereof, CBS and New Viacom shall promptly provide to each other copies of any and all notices of default with respect to any New Viacom Obligations received by any member of their respective Group and (ii) within ten (10) days following the execution by any member of either Group of any notice or agreement providing for the renewal or extension of any loan, Contract or other obligation underlying a New Viacom Obligation or any other amendment or modification of such loan, Contract or other obligation (or as soon thereafter as practicable following receipt thereof from the applicable counterparty) in accordance with subparagraph (d)(ii), New Viacom and CBS shall provide each other with a copy of any such notice, agreement, amendment or modification.  Each of New Viacom and CBS shall also promptly provide to each other any additional information in connection with such renewal, extension, amendment or modification as such other party may reasonably request.

(f)            New Viacom shall update Schedule 2.05(d) to reflect any New Viacom Obligations inadvertently omitted from such Schedule 2.05(d) or as to which a member of the CBS Group is no longer liable, including, without limitation, to the extent CBS notifies New Viacom of the need for such updates, and deliver an electronic copy to CBS within 20 Business Days of the end of each calendar year through the date on which no member of the CBS Group is liable for any New Viacom Obligations.

(g)           Following the Separation Date, (i) CBS agrees to perform all obligations and to comply with all covenants under the Contracts and loans relating to the CBS Obligations as if it were the guarantor, assignor, original tenant, primary obligor or otherwise in respect of such CBS Obligations and to use its reasonable best efforts to enforce the provisions related to the CBS Obligations that benefit New Viacom at the direction of New Viacom, and New Viacom agrees to use its reasonable best efforts to enforce the provisions under the Contracts related to the CBS Obligations that benefit CBS at the direction of CBS and (ii) New Viacom agrees to perform all obligations and to comply with all covenants under the Contracts and loans relating to the New Viacom Obligations as if it were the guarantor, assignor, original tenant, primary obligor or otherwise in respect of such New Viacom Obligations and to use its reasonable best efforts to enforce the provisions under the Contracts related to the New Viacom Obligations that benefit CBS at the direction of CBS, and CBS agrees to use its reasonable best efforts to enforce the provisions related to the New Viacom Obligations that benefit New Viacom at the direction of New Viacom.  To the extent that the terms of any applicable CBS Obligation provide that any member of the New Viacom Group shall have a payment or other similar obligation in respect of such CBS Obligation, New Viacom shall be entitled to demand that CBS make such payment directly to the Person or entity entitled thereto or directly satisfy such similar obligation, provided that doing so is not in violation of the terms of the applicable CBS Obligation or does not jeopardize or diminish the benefits of such CBS Obligation.  Similarly, to the extent that the terms of any applicable New Viacom Obligation provide that any member of the CBS Group shall have a payment or other similar obligation in respect of such New Viacom Obligation, CBS shall be entitled to demand that New Viacom make such payment directly to the Person or entity entitled thereto or directly satisfy such similar obligation, provided that doing so is not in violation of the terms of the applicable New Viacom Obligation or does not jeopardize or diminish the benefits of such New Viacom Obligation.

(h)           Each of New Viacom and CBS shall, and shall cause the members of its Group to, (i) treat for all Income Tax purposes each of the New Viacom Obligations and the CBS Obligations as liabilities of the appropriate member of the New Viacom Group or the CBS Group, respectively, as of the Separation Date and (ii) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).

Section 2.06           Transfer Documents.

(a)           In furtherance of the contribution, assignment, transfer and conveyance of the New Viacom Assets and the acceptance and assumption of New Viacom Liabilities provided for in this Agreement, on or prior to the Separation Date or as promptly as practicable thereafter:

(i)            CBS shall execute and deliver, and shall cause the CBS Subsidiaries to execute and deliver, to New Viacom and the New Viacom Subsidiaries, such bills of sale, stock powers, special or limited warranty deeds, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment to New Viacom and the New Viacom Subsidiaries of all of CBS’s and the CBS Subsidiaries’ right, title and interest in and to the New Viacom Assets;

(ii)           New Viacom shall execute and deliver, and shall cause the New Viacom Subsidiaries to execute and deliver, to CBS and the CBS Subsidiaries such instruments of assumption as and to the extent necessary to evidence the valid and effective assumption by New Viacom and the New Viacom Subsidiaries of the New Viacom Liabilities; and

(iii)          New Viacom shall record, to the extent it is customary to do so, all instruments evidencing the transfer of the New Viacom Assets and, subject to Schedule 2.06(a), New Viacom and CBS shall share equally the cost of all Transfer Taxes with respect to such New Viacom Assets.

(b)           In furtherance of the assignment, transfer and conveyance of the CBS Assets and the acceptance and assumption of the CBS Liabilities provided for in this Agreement, on or prior to the Separation Date or as promptly as practicable thereafter,

(i)            New Viacom shall execute and deliver, and shall cause the New Viacom Subsidiaries to execute and deliver, to CBS and the CBS Subsidiaries, such bills of sale, stock powers, special or limited warranty deeds, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment to CBS and the CBS Subsidiaries of all of New Viacom’s and the New Viacom Subsidiaries’ right, title and interest in and to the CBS Assets;

(ii)           CBS shall execute and deliver, and cause the CBS Subsidiaries to execute and deliver, to New Viacom and the New Viacom Subsidiaries such instruments of assumption as and to the extent necessary to evidence the valid and effective assumption by CBS and the CBS Subsidiaries of the CBS Liabilities; and

(iii)          CBS shall record, to the extent it is customary to do so, all instruments evidencing the transfer of the CBS Assets and, subject to Schedule 2.06(b), CBS and New Viacom shall share equally the cost of all Transfer Taxes with respect to such CBS Assets.

Section 2.07           Ancillary Agreements.

(a)           Effective on or prior to the Separation Date, the parties shall execute and deliver the Tax Matters Agreement, the Transition Services Agreement, the written Intercompany Agreements not already executed, the License Agreements and any other Implementation Agreements required to effect the Separation.

(b)           On or before the Separation Date:

(i)            CBS shall deliver to New Viacom the resignation, effective as of the Separation Date, of each Person who is an officer or a director of any member of the New Viacom Group immediately prior to the Separation Date and who will be an employee or officer of any member of the CBS Group immediately after the Separation Date other than the individuals listed on Schedule 2.07(b).

(ii)           New Viacom shall deliver to CBS the resignation, effective as of the Separation Date, of each Person who is an officer or a director of any member of the CBS Group immediately prior to the Separation Date and who will be an employee or officer of any member of the New Viacom Group immediately after the Separation Date other than the individuals listed on Schedule 2.07(b).

Section 2.08           Special Dividend.

(a)           Not less than five days prior to the Separation Date, Viacom shall have calculated the Estimated Special Dividend Amount and shall have prepared a schedule in the form attached hereto as Schedule 2.08(a) (the “Estimated Calculation Statement”) setting forth such good faith calculation of the Estimated Special Dividend Amount.  The board of directors of New Viacom shall, in accordance with the Bylaws of New Viacom and the Delaware General Corporation Law, declare a dividend to Viacom, as the sole stockholder of New Viacom, in the amount of the Estimated Special Dividend Amount, subject to adjustment pursuant to Section 2.08(e) hereof, and cause the Estimated Special Dividend Amount to be paid to Viacom not later than the last Business Day prior to the Separation Date.

(b)           As promptly as practicable, but no later than 75 days after the Separation Date, CBS shall prepare and deliver to New Viacom a schedule in the form attached hereto as Schedule 2.08(a) setting forth CBS’s good faith calculation of the Special Dividend Amount (the “Initial Calculation Statement”), together with detailed backup supporting such calculation.  During the 45 days immediately following New Viacom’s receipt of the Initial Calculation Statement, New Viacom and its Representatives will be permitted to review CBS’s books and records relating to the Initial Calculation Statement and CBS’s calculation of the Special Dividend Amount, and CBS shall reasonably make available to New Viacom and its Representatives the individuals responsible for the preparation of the Initial Calculation Statement in order to respond to the inquiries of New Viacom and its Representatives.

(c)           New Viacom shall notify CBS in writing (the “Notice of Disagreement”) within 45 days after receiving the Initial Calculation Statement if New Viacom disagrees with CBS’s good faith calculation of the Special Dividend Amount, which Notice of Disagreement shall set forth in reasonable detail the basis for such dispute and the U.S. Dollar amounts involved and New Viacom’s good faith estimate of the Special Dividend Amount.  If the Special Dividend Amount set forth on both the Initial Calculation Statement and the Notice of Disagreement is greater than the Estimated Special Dividend Amount, then New Viacom shall pay to CBS the undisputed amount of such excess in immediately available funds, and if the

Special Dividend Amount set forth on both the Initial Calculation Statement and the Notice of Disagreement is less than the Estimated Special Dividend amount, then CBS shall pay to New Viacom the undisputed amount of such deficit in immediately available funds, in either case within 5 Business Days after delivery of the Notice of Disagreement by New Viacom (the amount of any such payment by New Viacom or CBS being an “Undisputed Amount” ).  If no Notice of Disagreement is received by CBS within such 45-day period, then the Initial Calculation Statement shall be deemed to have been accepted by New Viacom, shall become final and binding upon the parties, and as such shall be the Final Calculation Statement.

(d)           During the 20 days immediately following the delivery of a Notice of Disagreement, New Viacom and CBS shall seek in good faith to resolve any differences that they may have with respect to any matter specified in the Notice of Disagreement.  If at the end of such 20-day period New Viacom and CBS have been unable to agree upon the Special Dividend Amount, New Viacom and CBS shall submit to Deloitte & Touche LLP or, if Deloitte & Touche LLP is not at that time independent of both New Viacom and CBS, to an independent public accounting firm that is acceptable to both New Viacom and CBS (in either case, the “Independent Decisionmaker”) for review and resolution any and all matters that remain in dispute with respect to the Notice of Disagreement.  The Independent Decisionmaker shall make a determination, which shall be final and binding on the parties hereto, of the Special Dividend Amount within 20 days, and such final determination shall be the Final Calculation Statement.  The cost of the Independent Decisionmaker’s review and determination shall be paid one-half by New Viacom and one-half by CBS.  During the 20-day review by the Independent Decisionmaker, New Viacom and CBS will each make available to the Independent Decisionmaker such individuals and such information, books and records as may be required by the Independent Decisionmaker to make its final determination.

(e)           (i) If the Special Dividend Amount (as set forth in the Final Calculation Statement) exceeds the Estimated Special Dividend Amount, then New Viacom shall pay to CBS an amount equal to such excess in immediately available funds (less any Undisputed Amount previously paid by New Viacom in accordance with Section 2.08(c)), and (ii) if the Estimated Special Dividend Amount exceeds the Special Dividend Amount (as set forth in the Final Calculation Statement), then CBS shall pay to New Viacom an amount equal to such excess in immediately available funds (less any Undisputed Amount previously paid by CBS in accordance with Section 2.08(c)), in either case within 5 Business Days after the Final Calculation Statement becomes final and binding on the parties hereto.  If the Special Dividend Amount (as set forth in the Final Calculation Statement) is equal to the Estimated Special Dividend Amount, then neither New Viacom nor CBS shall owe any amount to the other party pursuant to this Section 2.08.

(f)            Each of New Viacom and CBS agrees that following the Separation Date and through the date that payment, if any, is made pursuant to Section 2.08(e), it will not take any actions with respect to any accounting books, records, policy or procedure on which the Initial Calculation Statement or the Final Calculation Statement is to be based that are inconsistent with past practices of Viacom or that would make it impossible or impracticable to calculate the Special Dividend Amount in the manner and utilizing the methods required hereby.

(g)           For purpose of this Section 2.08:

“Estimated Special Dividend Amount” means Viacom’s preliminary good faith estimate of the Special Dividend Amount.

“Final Calculation Statement” means the calculation of the Special Dividend Amount that is final and binding on New Viacom and CBS, in the manner set forth in this Section 2.08.

“Special Dividend Amount” means an amount sufficient to establish CBS’s opening gross debt balance from continuing operations as of the Separation Date at $7.0 billion, as calculated pursuant to, and subject to such adjustments as are described in, Schedule 2.08(a).

Section 2.09           Conduct of Business Following the Separation.

(a)           The New Viacom Group shall not, directly or indirectly, own, hold or acquire a Media Company Interest to the extent that such ownership, holding or acquisition would cause any member of the CBS Group to be in violation of the FCC Broadcast Ownership Rules or limit in any manner at any time under such Rules the ability of any member of the CBS Group to acquire or hold Broadcast Interests (any such interest that the New Viacom Group may not own, hold or acquire being a “Prohibited Interest”); provided, however, that the New Viacom Group may acquire a Prohibited Interest in connection with the acquisition of an enterprise if (i) in the acquired enterprise’s last complete fiscal year prior to such acquisition, the business or asset of such enterprise giving rise to such Prohibited Interest generated less than 25% of such enterprise’s consolidated revenues (calculated on a full-year pro forma basis, if such business or asset was acquired by such acquired enterprise after commencement of such last completed fiscal year), (ii) the acquisition does not cause any member of the CBS Group (or Mr. Sumner M. Redstone, National Amusements, Inc., NAIRI Inc. or any of their successors, assigns or transferees holding interests in both the CBS Group and the New Viacom Group that are attributable for purposes of the FCC Broadcast Ownership Rules) to be in violation of the FCC Broadcast Ownership Rules and (iii) the New Viacom Group agrees to promptly divest the Prohibited Interest or the business or asset giving rise to such Prohibited Interest so that the ability of the members of the CBS Group to operate in a manner consistent with the FCC Broadcast Ownership Rules or acquire or hold Broadcast Interests is not impaired in any respect.  To the extent it is not prohibited from doing so, New Viacom shall, to the extent reasonably practicable, give CBS advance notice of any agreement to acquire a Prohibited Interest.  If New Viacom is obligated to divest a Prohibited Interest pursuant to clause (iii) of this paragraph (a), New Viacom shall provide CBS with a 10-day period to negotiate with New Viacom to acquire such Prohibited Interest before New Viacom enters into negotiations related thereto with any other parties.

(b)           No member of either the New Viacom Group or the CBS Group shall, directly or indirectly, own, hold or acquire a Cable Operator Interest to the extent that such ownership, holding or acquisition would subject any member of the other Group to the FCC Program Access Rules (a “Prohibited Cable Interest”); provided, however, that a Group may own, hold or acquire a Prohibited Cable Interest if at the time of the acquisition of such Prohibited Cable Interest the other Group is for independent reasons already subject either to the FCC Program Access Rules or to a Restriction that imposes effectively the same limitations on such other Group as the FCC Program Access Rules.

(c)           New Viacom and CBS shall each provide the other with any information about its Group that any member of the other Group is required to include in submissions made to the FCC, in accordance with the provisions of Article III.

(d)           Each of New Viacom and CBS shall not, and shall cause the members of their respective Group not to, directly or indirectly, (i) acquire any asset, enter into any agreement or affirmatively accept or agree to any condition that purports to bind any member of the other Group or that subjects any member of the other Group to Restrictions to which such other Group is not for independent reasons already effectively subject, in either case without such member’s express written consent; or (ii) take any action that would result in any member of the other Group being in breach of or default under any Contract entered into prior to the Separation Date and listed on Schedule 2.09(d)(ii), as the same may be amended from time to time.

(e)           The provisions of paragraphs (a), (b) and (c) of this Section 2.09 and the parties’ rights and obligations thereunder shall terminate and no longer be in effect from and after such time as none of Mr. Redstone, National Amusements, Inc., NAIRI Inc. or any of their successors, assigns or transferees is deemed to have ownership interests in both CBS and New Viacom that are attributable for purposes of the FCC Broadcast Ownership Rules (in the case of paragraphs (a) and (c)) or the FCC Program Access Rules (in the case of paragraphs (b) and (c)).  If not already terminated pursuant to the first sentence of this paragraph (e), the rights and obligations of a Group under paragraph (b) of this Section 2.09 shall terminate and no longer be in effect from and after the earlier to occur of (i) such time as the other Group ceases to have an ownership interest that is attributable for purposes of the FCC Program Access Rules in the entities listed in Schedules 2.09(e)(i) or 2.09(e)(ii), as applicable, or (ii) the fourth anniversary of the Separation Date.  Notwithstanding any termination pursuant this paragraph (e), the parties hereto shall remain liable for any breaches of this Section 2.09 occurring prior to such time.

Section 2.10           Disclaimer of Representations and Warranties.

(a)           New Viacom (on behalf of itself and each member of the New Viacom Group) understands and agrees that, except as expressly set forth in any Ancillary Agreement, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise is representing or warranting in any way as to the New Viacom Assets or New Viacom Liabilities transferred, assumed or retained as contemplated hereby or thereby, as to any Consents or Governmental Approvals required in connection therewith, as to the value or freedom from any Encumbrances of, or any other matter concerning, any New Viacom Asset or New Viacom Liability, or as to the absence of any defense or right of setoff or freedom from counterclaim with respect to any claim or other New Viacom Asset, including, without limitation, any accounts receivable of any party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder or thereunder to convey title to any New Viacom Asset or thing of value upon the execution, delivery and filing hereof or thereof.

(b)           CBS (on behalf of itself and each member of the CBS Group) understands and agrees that, except as expressly set forth in any Ancillary Agreement, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise is representing or warranting in any way as to the CBS

Assets or CBS Liabilities transferred, assumed or retained as contemplated hereby or thereby, as to any Consents or Governmental Approvals required in connection therewith, as to the value or freedom from any Encumbrances of, or any other matter concerning, any CBS Asset or CBS Liability, or as to the absence of any defense or right of setoff or freedom from counterclaim with respect to any claim or other CBS Asset, including, without limitation, any accounts receivable of any party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any CBS Asset or thing of value upon the execution, delivery and filing hereof or thereof.

(c)           Except as may expressly be set forth in any Ancillary Agreement, all such New Viacom Assets and CBS Assets are being transferred on an “as is,” “where is” basis (and, in the case of any real property, by means of a special or limited warranty deed or similar form of deed or conveyance) and the respective transferees shall bear the economic and legal risks that (i) any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Encumbrance, and (ii) any necessary Consents or Governmental Approvals are not obtained or any requirements of Law are not complied with.

Section 2.11           Deferred Transfers.

(a)           If and to the extent that the transfer,  assignment or novation to the New Viacom Group of any New Viacom Assets or New Viacom Liabilities, or to the CBS Group of any CBS Assets or CBS Liabilities, would be a violation of applicable Law or require any Consent or Governmental Approval or the fulfillment of any condition that cannot be fulfilled by the applicable member of the New Viacom Group or CBS Group, then, unless the parties shall otherwise agree, the transfer, assignment or novation to the transferee or assignee of such New Viacom Assets or New Viacom Liabilities or CBS Assets or CBS Liabilities shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed and/or such Consents or Governmental Approvals have been obtained or such condition has been fulfilled.  Any such Liability shall be deemed a “Deferred Transfer Liability.”  Any such Asset shall be deemed (i) a ”Deferred Transfer Asset” and (ii) notwithstanding the foregoing, a CBS Asset or New Viacom Asset, as the case may be, for purposes of determining whether any Liability related thereto is a CBS Liability or a New Viacom Liability.

(b)           If the transfer or assignment of any Deferred Transfer Asset or assumption of any Deferred Transfer Liability is not consummated prior to or at the Separation Date, whether as a result of the provisions of Section 2.11(a) or for any other reason, then, insofar as reasonably possible, (i) the Person retaining such Deferred Transfer Asset shall thereafter hold such Deferred Transfer Asset for the use and benefit of the Person entitled thereto (at the expense of the Person entitled thereto) and (ii) the Person intended to assume such Deferred Transfer Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Person retaining such Deferred Transfer Liability for all amounts paid or incurred in connection with the retention of such Deferred Transfer Liability.  In addition, the Person retaining such Deferred Transfer Asset shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Person to which such Deferred Transfer Asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such Deferred Transfer Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such Deferred Transfer Asset, including, without limitation, possession, use, risk of loss, potential for gain, and dominion, control and command over such Deferred Transfer Asset, are to inure from and after the Separation Date to the member or members of the New Viacom Group or the CBS Group entitled to the receipt of such Deferred Transfer Asset.

(c)           If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of transfer of any Deferred Transfer Asset or Deferred Transfer Liability pursuant to Section 2.11(a), are obtained or satisfied, the transfer, assignment or novation of the applicable Deferred Transfer Asset or Deferred Transfer Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement.

(d)           The Person retaining any Deferred Transfer Asset or Deferred Transfer Liability due to the deferral of the transfer or assignment of such Deferred Transfer Asset or the deferral of the assumption of such Deferred Transfer Liability pursuant to Section 2.11(a) or otherwise shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Person entitled to such Deferred Transfer Asset or the Person intended to be subject to such Deferred Transfer Liability, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Deferred Transfer Asset or the Person intended to be subject to such Deferred Transfer Liability.

(e)           Each of New Viacom and CBS shall, and shall cause the members of its Group to, (i) treat for all Income Tax purposes (A) the Deferred Transfer Assets as assets owned by the Person entitled to such Deferred Transfer Assets as of the Separation Date and (B) the Deferred Transfer Liabilities as liabilities owed by the Person intended to be subject to such Deferred Transfer Liabilities as of the Separation Date and (ii) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).

Section 2.12           Transfers of Assets or Liabilities Following the Separation.  Subject to Section 2.11, in the event that, at any time on or after the Separation Date, any member of the CBS Group or the New Viacom Group shall receive or otherwise possess any Asset or incur any Liability that is allocated to a member of the other Group pursuant to this Agreement or an Ancillary Agreement, such party (the “Transferor”) shall, to the extent permitted by Law, promptly transfer, or cause to be transferred, such Asset or Liability to the Person so entitled thereto or to have been responsible therefor (the “Transferee”), and such Transferee shall accept or assume, or cause to be accepted or assumed, such Asset or Liability.  Prior to such transfer, the Transferor shall hold such Asset or Liability in trust for the benefit of the Transferee and shall perform all obligations of the Transferee under such agreement following the Separation Date.  Each of New Viacom and CBS shall, and shall cause the members of its Group to, (a) treat for all Income Tax purposes the receipt of any such Asset or the accrual of any such Liability as having been originally received or accrued by the Transferee rather than the Transferor and (b) neither report nor take any Income Tax position (on a Tax

Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).

Section 2.13           Corporate Names; Trademarks.

(a)           Except as specifically provided in the License Agreements or other Ancillary Agreements, beginning on the Separation Date, no member of the CBS Group may use any trademark, service mark, trade dress, Internet domain name, logo or other source identifier owned by any member of the New Viacom Group, including, without limitation,  the marks “Viacom”, “Viacom Outdoor” and “Paramount”, except as permitted under applicable Law or subsequent agreement in writing between the parties.  Notwithstanding the foregoing or anything in the Ancillary Agreements to the contrary, CBS shall not be required to take any action to remove any reference to Viacom, including the “Viacom” name, from (i) any stock certificates relating to shares of Viacom Common Stock outstanding on or prior to the Separation or (ii) materials already in the possession of customers or other unaffiliated third parties as of the Separation Date.

(b)           Except as specifically provided in the License Agreements or other Ancillary Agreements, beginning on the Separation Date, no member of the New Viacom Group may use any trademark, service mark, trade dress, Internet domain name, logo or other source identifier owned by any member of the CBS Group, including, without limitation, the mark “CBS”, except as permitted under applicable Law or subsequent agreement in writing between the parties.  Notwithstanding the foregoing or anything in the Ancillary Agreements to the contrary, New Viacom shall not be required to take any action to remove any reference to CBS from materials already in the possession of customers or other unaffiliated third parties as of the Separation Date.

Section 2.14           Office of the Chairman.

(a)           As of the Separation Date, Mr. Redstone shall be the chairman and an employee of each of CBS and New Viacom.  Mr. Redstone’s initial base salary with each of CBS and New Viacom will equal 50% of his base salary with Viacom at the rate in effect immediately before the Separation Date.  Mr. Redstone’s short-term incentive plan compensation for 2005 shall be determined jointly by and shared equally between CBS and New Viacom.  Except as provided in the preceding two sentences, after the Separation Date, Mr. Redstone’s base salary and other compensation (including, without limitation, any long-term incentive compensation awards) from CBS and New Viacom, respectively, shall be determined independently by each of CBS and New Viacom in its sole discretion.  Mr. Redstone shall be eligible to participate in the Viacom Employee Benefit Plans and the New Viacom Employee Benefit Plans in accordance with the terms of such plans.

(b)           As of the Separation Date, Carl Folta will be a full-time employee of New Viacom and a part-time employee of CBS and will receive compensation and benefits from New Viacom and CBS pursuant to separate employment agreements he will enter into with each company.  Mr. Folta’s salary (at the rate in effect immediately before the Separation Date) will be shared between New Viacom and CBS on the basis of 50% for New Viacom and 50% for CBS.  Mr. Folta’s short-term incentive plan compensation for 2005 and subsequent years will be determined by the parties hereto and will be shared between New Viacom and CBS on the basis of 50% for New Viacom and 50% for CBS.  CBS and New Viacom will jointly determine the amount of Mr. Folta’s long-term incentive compensation and each will award 50% of Mr. Folta’s long-term compensation, with the form of the grants to be consistent with grants for other executive officers of CBS and New Viacom.  Mr. Folta shall be eligible to participate in the Viacom Employee Benefit Plans and the New Viacom Employee Benefit Plans in accordance with the terms of such plans.

(c)           The individuals identified on Schedule 2.14(c) shall, as of the Separation Date, be employees of New Viacom.  Acknowledging that such individuals will perform significant services for Mr. Redstone and his office in Mr. Redstone’s capacity as Chairman of CBS and for Mr. Folta in his capacity as a member of the Office of the Chairman, CBS shall reimburse New Viacom for 50% of the cost of compensation and benefits of such individuals according to procedures agreed to by CBS and New Viacom.

(d)           The tickets listed on Schedule 2.14(d) shall be allocated in accordance with the manner set forth therein.

ARTICLE III

CONFIDENTIALITY; EXCHANGE OF INFORMATION

Section 3.01           Ownership of Information.  Subject to Section 3.06, any Information owned by a Providing Party that is provided to a Requesting Party pursuant to Section 3.04 shall be deemed to remain the property of the Providing Party.  Unless specifically set forth herein or in any Ancillary Agreement, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 3.02           Restrictions on Disclosure of Information.

(a)           Without limiting any rights or obligations under any other agreement between or among any member of the CBS Group and any member of the New Viacom Group relating to confidentiality and subject to Section 3.03 and Section 3.08, each of the parties hereto agrees that it shall not, and shall not permit any member of its Group to, and that its or their respective Representatives shall not, disclose to any Person or use any Information with respect to the members or the businesses of the other Group (“Confidential Information”) (other than to such members of its Group or its or their Representatives on a “need-to-know” basis in connection with the purpose for which the Confidential Information was originally disclosed).  Such Information shall not be deemed Confidential Information to the extent that it is or was (i) in the public domain other than as a result of the breach of this Agreement or any other agreement between any member of the CBS Group and any member of the New Viacom Group, (ii) available to the Requesting Party outside the context of the Prior Relationship on a non-confidential basis prior to the disclosure of such Confidential Information by the Providing Party or (iii) independently developed by, or on behalf of, such party by Persons who do not have access to, or descriptions of, such Confidential Information.  Notwithstanding anything to the contrary in this Section 3.02(a), any member of either Group may, subject to Section 3.08, disclose or use Confidential Information (x) if the parties hereto have consented in writing to such disclosure, which consent shall not be unreasonably withheld or delayed, or (y) in connection with preparing and filing Tax Returns or in connection with any Tax Contest.

(b)           Each of the parties hereto shall be responsible for any breach of this Section 3.02 and Section 3.03 by the Representatives of any member of its Group, and shall maintain and develop, and shall cause the members of its respective Group to maintain and develop, such policies and procedures as shall from time to time become necessary or appropriate to ensure compliance with this Section 3.02 and Section 3.03.

Section 3.03           Disclosure of Information.  If either CBS or New Viacom or any member of their respective Groups or its or their respective Representatives becomes legally required to disclose any Confidential Information, such disclosing party, except to the extent prohibited by applicable Law, shall promptly notify the party hereto that owns such Confidential Information (the “Owning Party”), and, except to the extent such Confidential Information is to be used in connection with preparing or filing Tax Returns or in connection with any Tax Contest, shall use all commercially reasonable efforts to cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 3.03.  All expenses reasonably incurred by the disclosing party in seeking a protective order or other remedy shall be borne by the Owning Party.  If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with this Section 3.03, the disclosing party shall (a) disclose only that portion of the Confidential Information it is legally required to disclose, (b) use all commercially reasonable efforts to obtain reliable assurances requested by the Owning Party that confidential treatment will be accorded to such Confidential Information and (c) promptly provide the Owning Party with a copy of the Confidential Information so disclosed, in the same form and format as so disclosed, together with the identity of all Persons to whom such Confidential Information was disclosed.

Section 3.04           Access to Information.

(a)           Subject to paragraph (c) below, during the Retention Period, at the request of either of the parties hereto (the “Requesting Party”), the other party hereto (the “Providing Party”) shall, and shall cause the members of its Group or its or their respective Representatives, successors and assignees to, and shall use commercially reasonable efforts to cause joint ventures to which it is and they are a party but that are not members of their respective Groups (collectively, “Related Parties”) to, cooperate with and afford to the Requesting Party and its Representatives, upon reasonable advance written request, reasonable access to all Information within the possession of the Providing Party or any Related Party (other than Information (i) the disclosure of which would have the effect of waiving a legal privilege or (ii) that is the subject of a confidentiality agreement between the Providing Party and a third party which prohibits disclosure to the Requesting Party, provided that the Providing Party shall use all commercially reasonable efforts to obtain such third party’s consent to disclosure of such Information).

(b)           Subject to paragraph (c) below, each party agrees to cooperate fully, and to cause the members of its respective Group or its or their respective Representatives, successors and assignees, to cooperate fully and to use commercially reasonable efforts to cause Related Parties to cooperate fully, to allow access during normal business hours and upon reasonable notice to each other’s employees (i) to the extent that they are reasonably necessary to discuss and explain requested Information with and to the Requesting Party and (ii) with respect to any claims brought against the other, or any regulatory proceedings, investigations, Tax Contests, comments or reviews (formal or informal) to which the other is subject, involving the conduct of business by Viacom and its predecessors at any time prior to the Separation Date; provided, however, that such access will be granted only to the extent that such access does not unreasonably interfere with any employee’s performance of his or her employment duties.

(c)           With respect to paragraphs (a) and (b) of this Section 3.04, access to the requested Information shall be provided to the extent (i) permitted or required by Section 3.08, (ii) such Information reasonably relates to the Requesting Party’s assets, business or operations or any Liability the Requesting Party has assumed or is responsible for hereunder or under any of the Ancillary Agreements, and (iii) access is reasonably required by the Requesting Party for purposes of (A) auditing, (B) accounting, (C) the Requesting Party’s investigation, defense or prosecution of claims, demands or Actions (except for claims, demands or Actions between members of the CBS Group and the New Viacom Group or for which indemnification from the other party is being sought (other than Third Party Claims)), (D) employee benefits, regulatory or Tax matters, (E) subject to Section 3.08, compliance with the request of a Governmental Authority having jurisdiction over the Requesting Party or a matter in which the Requesting Party has an interest, (F) fulfilling regulatory disclosure or reporting obligations, including, without limitation, Information reasonably necessary for preparing reports or documents required by or filed under the Securities Act or the Exchange Act with respect to any period entirely or partially prior to the Separation Date, or preparing and filing any Tax Return or engaging in any Tax Contest, or (G) any other reasonable purpose.  Nothing herein is intended to put either Party’s Information within the possession, custody or control of the other Party except to the extent expressly provided for herein.  All expenses of the Providing Party complying with this Section 3.04 shall be borne by the Requesting Party.

Section 3.05           Record Retention.

(a)           Each of CBS and New Viacom shall, and shall cause the members of its respective Group to, preserve and keep their Records relating to any period prior to the Separation Date in their possession, whether in electronic form or otherwise, until the latest of, as applicable, (i) the date on which such Records are no longer required to be retained pursuant to Viacom’s applicable record retention policy as in effect immediately prior to the Separation Date, including, without limitation, pursuant to any “Litigation Hold” issued by Viacom or any of its Subsidiaries prior to the Separation Date, (ii) any period as may be required by any applicable Law, (iii) any period during which such Records relate to a pending or threatened claim, demand or Action which is known to the members of the Group in possession of such Records, (iv) any period during which the destruction of such Records could interfere with a pending or threatened investigation by a Governmental Authority which is known to the members of the Group in possession of such Records and (v) with respect to Information relating to Taxes (subject to Section 3.06), one year after the expiration of the applicable statute of limitations (such latest period, the “Retention Period”), at such party’s sole cost and expense; provided that with respect to any pending or threatened claim, demand or Action arising after the Separation Date, clause (iii) of this sentence applies only to the extent that whichever member of the New Viacom Group or the CBS Group is in possession of such Records has been notified in writing pursuant to a “Litigation Hold” by the other Party of such pending or threatened claim, demand or Action.  Prior to disposing of any material financial records or work papers or any internal audit work papers and reports relating to the business of Viacom or any of its predecessors during any period prior to the Separation Date, each of CBS and New Viacom shall, and shall cause the members of its respective Groups to, notify the other party in writing of such intention and afford the other party the opportunity to take possession or request copies of such Records at its discretion.

(b)           Each of the parties hereto shall, and shall cause the members of its respective Group to, use reasonable efforts to deliver to the other party (i) on or prior to the Separation Date, any and all original corporate organizational books that such party or any member of its Group has in its possession relating to the other party’s Business, (ii) on or prior to the Separation Date, originals of any and all Records that any member of its Group knowingly has in its possession or control, whether in paper or electronic format, in each case relating primarily to the other party’s Business, and (iii) as soon as reasonably practicable following their discovery, originals of any Records described in (ii) above which it or any member of its Group discovers are in its possession or control following the Separation Date; provided, however, that, with respect to clauses (i), (ii) and (iii) of this paragraph (b), the party providing such Records may retain copies of any such Records that relate to its Business, including, without limitation, corporate minute books and risk management files.  The parties hereto agree that it shall not be necessary to search individual offices or desktop computers for such Records unless specifically requested to do so by the other party and, in each such case, only to the extent it is reasonably necessary for a specific, identified business purpose.

Section 3.06           Information Relating to Certain Taxes.  This Article III shall not apply to Information related to Income Taxes, Capital Taxes or Transfer Taxes, which shall instead be governed by the Tax Matters Agreement.

Section 3.07           Witness Services.  At all times from and after the Separation Date, each of CBS and New Viacom shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents as witnesses to the extent that (a) such Persons may reasonably be required in connection with the investigation, prosecution or defense of any claim, demand or Action in which either CBS or New Viacom or the members of their respective Groups may from time to time be involved (except for claims, demands or Actions between members of each Group) and (b) there is no conflict in the claim, demand or Action between the Requesting Party and the other party hereto or any such witnesses.  A party providing witness services to the other party under this Section 3.07 shall be entitled to receive from the recipient of such services, upon the presentation of reasonably detailed invoices therefor, payments for such amounts relating to disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by the such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred in providing such witness services.

Section 3.08           Privileged Matters.  CBS and New Viacom recognize that legal and other professional services that have been or will have been provided prior to the Separation Date have been or will have been provided for the benefit of each of Viacom, the members of the

CBS Group and the members of the New Viacom Group, and that each of Viacom, the members of the CBS Group and the members of the New Viacom Group should be deemed to be the client for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith.  Subject to paragraphs (a) through (h) of this Section 3.08, CBS and New Viacom shall, and shall cause the members of their respective Group to, maintain their respective separate and joint privileges, including, without limitation, by executing common interest agreements where necessary or useful for this purpose.  All privileges relating to any claims, demands or Actions which involve members of both the CBS Group and the New Viacom Group in respect of which both parties retain any responsibility or Liability under this Agreement or any Ancillary Agreement shall be subject to a shared privilege among them.  To allocate the interests of each party in the Information as to which any party is entitled to assert a privilege, whether or not such a privilege exists or the existence of which is in dispute, the parties agree as follows:

(a)           CBS shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to the CBS Business and not to the New Viacom Business, whether or not the privileged Information is in the possession of or under the control of members of the CBS Group or the New Viacom Group.  CBS also shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to the subject matter of any pending or future claim, demand or Action that is, or which CBS reasonably anticipates may become, a CBS Liability and that is not also, or that CBS reasonably anticipates will not become, a New Viacom Liability, whether or not the privileged Information is in the possession of or under the control of members of the CBS Group or the New Viacom Group.

(b)           New Viacom shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to the New Viacom Business and not to the CBS Business, whether or not the privileged Information is in the possession of or under the control of members of the CBS Group or the New Viacom Group.  New Viacom also shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates to the subject matter of any pending or future claim, demand or Action that is, or which New Viacom reasonably anticipates may become, a New Viacom Liability and that is not also, or that New Viacom reasonably anticipates will not become, a CBS Liability, whether or not the privileged Information is in the possession of or under the control of members of the CBS Group or the New Viacom Group.

(c)           Subject to the restrictions in this Section 3.08, New Viacom and CBS agree that they shall have equal right to assert all shared privileges and all privileges not allocated pursuant to the terms of Section 3.08(a) or (b) and which relate to the members of both the CBS Group and the New Viacom Group.

(d)           Each party hereto shall ensure that no member of its respective Group may waive any privilege which could be asserted under any applicable Law, and in which the other party hereto has a shared privilege, without the written consent of the other party which shall not be unreasonably withheld or delayed or as provided in paragraph (e) or (f) below.

(e)           In the event of any claim, demand, Action or other dispute between the members of the New Viacom Group, on the one hand, and the members of the CBS Group, on the other hand, either such party may waive a privilege in which the other party has a shared privilege, without obtaining the consent of the other party; provided, however, that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the claim, demand, Action or other dispute between the members of the New Viacom Group, on the one hand, and the members of the CBS Group, on the other hand, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f)            If a dispute arises between the members of the New Viacom Group, on the one hand, and the members of the CBS Group, on the other hand, regarding whether a privilege should be waived to protect or advance the interest of either party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other party, and shall not unreasonably withhold consent to any request for waiver by the other party.  Each party hereto specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g)           Upon receipt by either party hereto or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a shared privilege or as to which the other party or a Subsidiary thereof has the sole right hereunder to assert a privilege, or if either party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably call for the production or disclosure of such privileged Information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the Information and to assert any rights it or they may have under this Section 3.08 or otherwise to prevent the production or disclosure of such privileged Information.

(h)           The transfer of all Records and other Information and each party’s retention of Records and other Information which may include privileged Information of the other pursuant to this Agreement is made in reliance on the agreement of CBS and New Viacom, as set forth in Section 3.02 and this Section 3.08, to maintain the confidentiality of privileged Information and to assert and maintain all applicable privileges.  The access to Information being granted pursuant to Sections 3.03 and 3.04 hereof, the agreement to provide witnesses pursuant to Section 3.07 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 9.06 hereof, and the transfer of privileged Information between and among the parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

ARTICLE IV

FINANCIAL AND OTHER INFORMATION

Section 4.01           Financial and Other Information.

(a)           Until the date (the “CBS Last 10-K Date”) on which CBS’s annual report on Form 10-K for the year in which the Separation Date occurs is filed, New Viacom shall, and shall cause each of the New Viacom Subsidiaries to, maintain a financial reporting system and a system of internal accounting controls in accordance with generally accepted accounting principles and SEC and Tax-related requirements that will provide reasonable assurance that New Viacom’s and the New Viacom Subsidiaries’ books, records and accounts fairly reflect all transactions and dispositions of Assets.

(b)           After the end of the fiscal year of New Viacom in which the Separation Date occurs, New Viacom shall deliver to CBS each of the items listed on Schedule 4.01(b) no later than the dates set forth in Schedule 4.01(b) for the delivery of such items, provided that New Viacom and CBS shall actively consult with each other regarding any changes (whether or not such changes would be substantive) which New Viacom may consider making to any items listed on Schedule 4.01(b).   In any event, by the Required Deadline, New Viacom shall deliver to CBS (i) a final monthly consolidated income statement and related schedules for New Viacom and the New Viacom Subsidiaries for the month-to-Separation Date period, (ii) a year-to-Separation Date consolidated income statement and related schedules for New Viacom and the New Viacom Subsidiaries, (iii) a consolidated balance sheet and related schedules as of the Separation Date and (iv) a final statement of cash flows and related schedules for New Viacom and the New Viacom Subsidiaries for the year-to-Separation Date period.

(c)           This Section 4.01(c) shall not apply if the Separation Date occurs in the fourth quarter of Viacom’s fiscal year.  As soon as practicable, and in any event within 24 days after the end of the quarter in which the Separation Date occurs and no later than 15 days before CBS is required to file with the SEC its quarterly financial statements for such fiscal quarter, New Viacom shall deliver to CBS drafts of (i) the consolidated financial statements of New Viacom and the New Viacom Subsidiaries (and notes thereto) for such quarterly period and for the period from the beginning of the then-current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of New Viacom the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X, and (ii) a discussion and analysis by management of New Viacom’s and the New Viacom Subsidiaries’ financial condition and results of operations for such fiscal period, including, without limitation, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K.  The information set forth in subparagraphs (i) and (ii) above is herein referred to as the “Quarterly Financial Statements.”  No later than the earlier of (A) five Business Days prior to the date New Viacom publicly files the Quarterly Financial Statements with the SEC or otherwise makes such Quarterly Financial Statements publicly available or (B) five Business Days prior to the date on which CBS has notified New Viacom that it intends to file its quarterly financial statements with the SEC, New Viacom shall deliver to CBS the substantially final form of the Quarterly Financial Statements certified by the chief financial officer of New Viacom as presenting fairly, in all material respects, the financial condition and results of operations of New Viacom and the New Viacom Subsidiaries; provided that New Viacom and CBS shall actively consult with each other regarding any changes (whether or not substantive) which New Viacom may consider making to its Quarterly Financial Statements and related disclosures prior to the filing with the SEC.  New Viacom shall deliver to CBS its final Quarterly Report on Form 10-Q for the quarter in which the Separation Date occurs no later than 35 days after the end of such quarter.  If the time periods required by the SEC for New Viacom or CBS to file their respective Quarterly Reports on Form 10-Q are changed, New Viacom and CBS shall renegotiate in good faith to set more appropriate time periods relating to the dates as set forth in this Section 4.01(c).

(d)           As soon as practicable, and in any event within 58 days after the end of the fiscal year of New Viacom in which the Separation Date occurs and no later than 15 days before CBS is required to file with the SEC its annual financial statements for such fiscal year, New Viacom shall deliver to CBS drafts of (i) the consolidated financial statements of New Viacom and the New Viacom Subsidiaries (and notes thereto) for such year, setting forth in comparative form the consolidated figures (and notes thereto) for the previous fiscal year and all in reasonable detail and prepared in accordance with Regulation S-X, and (ii) a discussion and analysis by management of New Viacom’s and the New Viacom Subsidiaries’ financial condition and results of operations for such year, including, without limitation, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K.  The information set forth in subparagraphs (i) and (ii) above is herein referred to as the “Annual Financial Statements.”  New Viacom shall deliver to CBS all material revisions to such drafts as soon as any such revisions are prepared or made.  No later than the earlier of (A) five Business Days prior to the date New Viacom publicly files the Annual Financial Statements with the SEC or otherwise makes such Annual Financial Statements publicly available or (B) five Business Days prior to the date on which CBS has notified New Viacom that it intends to file its annual financial statements with the SEC, New Viacom shall deliver to CBS the final form of the Annual Financial Statements certified by the chief financial officer of New Viacom as presenting fairly, in all material respects, the financial condition and results of operations of New Viacom and the New Viacom Subsidiaries; provided that New Viacom and CBS shall actively consult with each other regarding any changes (whether or not substantive) which New Viacom may consider making to its Annual Financial Statements and related disclosures prior to the filing with the SEC.  New Viacom shall deliver to CBS its final Annual Report on Form 10-K for the fiscal year of New Viacom in which the Separation Date occurs no later than as set forth in Schedule 4.01(d).  If the time periods required by the SEC for New Viacom or CBS to file their respective Annual Reports on Form 10-K are changed, New Viacom and CBS shall renegotiate in good faith to set more appropriate time periods relating to the dates as set forth in this Section 4.01(d).

(e)           New Viacom shall deliver to CBS all Quarterly and Annual Financial Statements of each New Viacom Subsidiary for which it is required to file financial statements with the SEC or otherwise make such financial statements publicly available, with such financial statements to be provided for the same periods, in the same manner and detail and on the same time schedule as those financial statements of New Viacom required to be delivered to CBS pursuant to Sections 4.01(c) and (d).

(f)            All information provided by New Viacom or any of the New Viacom Subsidiaries to CBS pursuant to Sections 4.01(b) through (e) inclusive shall be consistent in terms of format and detail and otherwise with the procedures in effect immediately prior to the Separation Date with respect to the provision of such financial information by Subsidiaries of Viacom (and, where appropriate, as presented as of immediately prior to the Separation Date in financial reports to Viacom’s Board of Directors), with such changes therein as may be reasonably requested by CBS from time to time consistent with such procedures and in accordance with generally accepted accounting principles.

(g)           (1) With respect to Public Filings by CBS, until the CBS Last 10-K Date and (2) with respect to Public Filings by New Viacom, until the date on which New Viacom’s annual report on Form 10-K for the year in which the Separation Date occurs is filed, CBS and New Viacom shall cooperate fully, and cause their respective accountants to cooperate fully, to the extent requested by the other party, in the preparation of the other party’s public earnings releases, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other proxy, information and registration statements, reports, notices, prospectuses and filings made with the SEC or any national securities exchange or otherwise made publicly available (collectively, the “Public Filings”).  CBS and New Viacom agree to provide to each other all Information that the other party reasonably requests in connection with any Public Filings or that, in either party’s judgment, is required to be disclosed or incorporated by reference therein under any Law.  Such Information shall be provided by such party in a timely manner on the dates requested by the other party (which may be earlier than the dates on which such party otherwise would be required hereunder to have such Information available) to enable the other party to prepare, print and release all Public Filings on such dates as such party shall determine.  CBS and New Viacom shall use their reasonable best efforts to cause their respective accountants to consent to any reference to them as experts in any Public Filings required under any Law.  If and to the extent requested by either party, the other party shall diligently and promptly review all drafts of such Public Filings and prepare in a diligent and timely fashion any portion of such Public Filings pertaining to that party.  Prior to any printing or public release of any Public Filing, an appropriate executive officer of CBS or New Viacom shall, if requested by the other party, certify that the Information provided by such party relating to such party, the members of such party’s Group or such party’s business in such Public Filing is accurate, true and correct in all material respects.

(h)           To the extent it relates to a pre-Separation Date period, New Viacom shall authorize the New Viacom Auditors to make available to the CBS Auditors both the personnel who performed or are performing the annual audit of New Viacom and work papers related to the annual audit of New Viacom, in all cases within a reasonable time prior to the New Viacom Auditors’ opinion date, so that the CBS Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the New Viacom Auditors as it relates to the CBS Auditors’ report on CBS’s audited annual financial statements, all within sufficient time to enable CBS to meet its timetable for the printing, filing and public dissemination of such audited annual financial statements.

(i)            To the extent it relates to a pre-Separation Date period, New Viacom shall provide CBS’s internal auditors access to New Viacom’s and its Subsidiaries’ Records so that CBS may conduct reasonable audits relating to the financial statements provided by New

Viacom pursuant to the provisions of this Section 4.01 as well as to the internal accounting controls and operations of New Viacom and its Subsidiaries.

(j)            To the extent it relates to a pre-Separation Date period, (1) each of the parties hereto shall give the other party hereto as much prior notice as is reasonably practicable of any changes in, or proposed determination of, its accounting estimates or accounting principles from those in effect as of immediately prior to the Separation Date or of any other action with regard to its accounting estimates or accounting principles or previously reported financial results which may affect the other party’s financial results, (2) each of the parties hereto will consult with the other and, if requested by the party contemplating such changes, with such party’s auditor and (3) unless required by generally accepted accounting principles, Law or a Governmental Authority, New Viacom shall not make such determination or changes which would affect CBS’s previously reported financial results without CBS’s prior consent, which shall not be unreasonably withheld.  Further, notwithstanding the time periods specified in Sections 4.01(c) through (e) hereof, New Viacom will give CBS prompt notice of any amendments or restatements of accounting statements with respect to pre-Separation Date periods, and will provide CBS with access as provided in Section 4.01(h) hereof as promptly as possible such that CBS will be able to satisfy its financial reporting requirements.

(k)           If, during the fiscal year in which the Separation Date occurs, New Viacom changes its fiscal year, then CBS and New Viacom will use their reasonable best efforts to agree on an interim audit date to support CBS’s pre-Separation Date financial statements for the year including the Separation Date and cooperate fully to the extent requested by the other party in connection with the preparation of such financial statements.

(l)            In the event either New Viacom or CBS is the subject of any SEC comment, review or investigation (formal or informal) relating to a period prior to the Separation Date and which in any way relates to the other party or the other party’s Public Filings, such party shall provide the other party with a copy of any comment or notice of such review or investigation and shall give the other party a reasonable opportunity to be involved in responding to such comment, review or investigation, and such other party shall cooperate with such party in connection with responding to such comment, review or investigation.

(m)          Within 20 days after the end of each quarter following the Separation Date in which CBS and New Viacom are Affiliates, each of CBS and New Viacom shall (i) provide the other party hereto with all material related party Information required to be disclosed under the Securities Act with respect to such quarter, to the extent such Information is available, and (ii) cooperate to provide identical disclosure with regard to such Information in any Public Filings.

(n)           Subject to Section 3.02(a), Information provided pursuant to this Section 4.01 shall be deemed Confidential Information for purposes of this Agreement.  Nothing in this Section 4.01 shall require CBS or New Viacom to violate any agreement with any of its customers, suppliers or other third parties regarding the confidentiality of commercially sensitive information relating to such customer, supplier or other third party or its business; provided that in the event that CBS or New Viacom is required under this Section 4.01 to disclose any such Information, CBS or New Viacom shall use all commercially reasonable efforts to seek to obtain such customers’, suppliers’ or other third parties’ consent to the disclosure of such Information.

Section 4.02           Sarbanes-Oxley Section 404 Compliance.  Following the Separation, New Viacom shall continue to provide to CBS all Information reasonably required to meet the schedule set forth in Schedule 4.02 for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “2005 Internal Control Audit and Management Assessments”).  Without limiting the generality of the foregoing, New Viacom will provide all required financial and other Information with respect to the members of the New Viacom Group to the New Viacom Auditors in a sufficient and reasonable time and in sufficient detail to permit the CBS Auditors and CBS’s management to complete the 2005 Internal Control Audit and Management Assessments.

ARTICLE V

INSURANCE

Section 5.01           Insurance Matters.

(a)           New Viacom agrees, for itself and each other member of the New Viacom Group, that no member of the CBS Group nor any of their directors, officers or employees shall have any Liability to any member of the New Viacom Group whatsoever as a result of the Policies and insurance practices of Viacom and its Subsidiaries as in effect at any time prior to the Separation Date, including, without limitation, as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any Policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

(b)           CBS agrees, for itself and each other member of the CBS Group, that no member of the New Viacom Group nor any of their directors, officers or employees shall have any Liability to any member of the CBS Group whatsoever as a result of the Policies and insurance practices of Viacom and its Subsidiaries as in effect at any time prior to the Separation Date, including, without limitation, as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any Policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

(c)           Except as otherwise provided in this Agreement or in any Ancillary Agreement, each of the parties intends by this Agreement, to the fullest extent permitted under the terms of the Policies in accordance with the applicable Law that, with respect to any New Viacom Liability or New Viacom Loss, each member of the New Viacom Group retain all of its Insurance Rights, receive the full benefit of any transfer or assignment of Insurance Rights pursuant to Article II permitted under the terms of the Policies in accordance with the applicable Law, and be a successor-in-interest to all rights that any member of the New Viacom Group may have as of the Separation Date, so as to avail itself of any such Policy, to obtain the Insurance

Proceeds and benefits thereof and to maximize the Insurance Proceeds and benefits recoverable under the Policies.  At the written request of New Viacom, CBS shall take all reasonable steps, including, without limitation, the execution and delivery of any instruments, to effect the foregoing; provided, however, that CBS shall not be required to incur any out-of-pocket costs, waive any rights or incur any Liabilities in connection therewith, except to the extent that such costs are advanced or reimbursed, or such Liabilities are assumed, by New Viacom.

(d)           Except as otherwise provided in this Agreement or in any Ancillary Agreement, each of the parties intends by this Agreement, to the fullest extent permitted under the terms of the Policies in accordance with the applicable Law that, with respect to any CBS Liability or CBS Loss, each member of the CBS Group retain all of its Insurance Rights, receive the full benefit of any transfer or assignment of any Insurance Rights pursuant to Article II permitted under the terms of the Policies in accordance with the applicable Law, and be a successor-in-interest to all rights that any member of the CBS Group may have as of the Separation Date, so as to avail itself of any such Policy, to obtain the Insurance Proceeds and benefits thereof and to maximize the Insurance Proceeds and benefits recoverable under the Policies.  At the written request of CBS, New Viacom shall take all reasonable steps, including, without limitation, the execution and delivery of any instruments, to effect the foregoing; provided, however, that New Viacom shall not be required to incur any out-of-pocket costs, waive any rights or incur any Liabilities in connection therewith except to the extent that such costs are advanced or reimbursed, or such Liabilities are assumed, by CBS.

(e)           Except as otherwise contemplated in this Agreement or in any Ancillary Agreement, after the Separation Date, each member of the CBS Group and New Viacom Group will share such Information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion and pursue claims for insurance coverage under the Policies in accordance with the terms of this Agreement, including, without limitation, sharing Information relating to impairment, exhaustion, potential exhaustion, and potential impairment of limits of liability of the Policies and relating to maximums, caps, stop-loss or other limits applicable to Insurance Charges.  Each member of the CBS Group and New Viacom Group, at the request of the other, shall cooperate with and make commercially reasonable efforts to assist the other in recoveries for claims under any Policy for the benefit of any insured party, including, without limitation, consulting and sharing Information with the other with respect to positions regarding insurance coverage, such as, by way of example, positions relating to the number of “occurrences” or “accidents” and the proper trigger of coverage, that may affect the other’s insurance rights or recoveries under the Policies.  No member of the CBS Group or the New Viacom Group shall take any action which would intentionally jeopardize or otherwise interfere with the other party’s ability to collect any proceeds payable pursuant to any Policy, and no member of either the CBS Group or the New Viacom Group shall, without the consent of the other, which consent shall not be unreasonably withheld or delayed, provide any such insurance carrier with a release, or amend, modify or waive any rights under any Policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of any member of the other Group thereunder; provided, however, that, except as otherwise provided by this Agreement, the foregoing shall not (i) preclude any member of either Group from presenting or pursuing any insurance coverage claim or from exhausting or impairing any policy limit in accordance with Section 5.01(m); (ii) require any member of either Group to pay any premium or other amount or to incur any Liability except to the extent that any such premium or other amount is advanced or reimbursed, or such Liability is assumed, by the other Group; (iii) require any member of either Group to renew, extend or continue any Policy in force or (iv) preclude in any manner any member of either Group from pursuing any litigation or Tax strategy or positioning.

(f)            Subject to Sections 5.01(e), (h), (i) and (m), with respect to New Viacom Liabilities (exclusive of any Insured CBS Liabilities), New Viacom Losses (exclusive of any Insured CBS Losses), Insured New Viacom Liabilities, and Insured New Viacom Losses, New Viacom and the New Viacom Subsidiaries shall have the right, responsibility and authority for claims administration and financial administration of claims that relate to or affect the Policies and for presentation and pursuit of claims for insurance coverage under the Policies; provided, however, that upon notification by a member of the New Viacom Group of a claim for coverage of any New Viacom Liability (exclusive of any Insured CBS Liability), any New Viacom Loss (exclusive of any Insured CBS Losses), Insured New Viacom Liability and Insured New Viacom Loss under one or more of the Policies, CBS and the CBS Subsidiaries shall cooperate with New Viacom and the New Viacom Subsidiaries in asserting and pursuing coverage and payment for such claims by the appropriate insurance carrier(s) or other obligor under the Policies, including, without limitation and to the extent reasonably necessary to ensure recoveries under or arising out of the Policies, consenting to sue in an Action based upon or arising out of the Policies, to be sued in an Action based upon or arising out of the Policies or to participate in alternative dispute resolution proceedings, such as arbitrations, based upon or arising out of the Policies (at the direction and sole expense of New Viacom, after consultation between the General Counsels of New Viacom and CBS, provided that (i) New Viacom shall take into account the legitimate business interests of the CBS Group in determining whether to seek such consent from CBS and (ii) New Viacom shall, upon CBS’s request, provide CBS with a letter from New Viacom’s outside counsel confirming that New Viacom has a good faith basis for pursuing a claim under or arising out of the Policies).  In asserting and pursuing such coverage and payment, New Viacom and the New Viacom Subsidiaries shall have sole power and authority to make binding decisions, determinations, commitments and stipulations on their own behalf.  Except as otherwise provided for in this Agreement or in any Ancillary Agreement, the members of the New Viacom Group shall assume responsibility for, and shall pay to the appropriate insurance carriers or otherwise, any premiums, retrospectively rated premiums, defense costs, indemnity payments, deductibles, retentions or other charges under the Policies (collectively, “Insurance Charges”) whenever arising, that shall become due and payable under the terms and conditions of any applicable Policy in respect of any Liabilities, losses, claims, actions or occurrences, whenever arising or becoming known, to the extent such Insurance Charges involve or relate to any of the Assets, Businesses, operations or Liabilities of any member of the New Viacom Group, whether the same relate to the period prior to, on or after the Separation Date.  To the extent that the terms of any applicable Policy provide that any member of the CBS Group shall have an obligation to pay or guarantee the payment of any Insurance Charges relating to any member of the New Viacom Group, CBS shall be entitled to demand that New Viacom make such payment directly to the Person or entity entitled thereto or shall, upon demand by New Viacom, make such payment with funds advanced to it by New Viacom.  In connection with any such demand, CBS shall submit to New Viacom a copy of any invoice received by CBS pertaining to such Insurance Charges, together with appropriate supporting documentation, to the extent available.  In the event that New Viacom fails to pay any such Insurance Charges when due and payable, whether at the request of the Person entitled to payment or upon demand by

CBS, CBS may (but shall not be required to) pay such Insurance Charges for and on behalf of New Viacom and, thereafter, New Viacom shall forthwith reimburse CBS for such payment.  Subject to the other provisions of this Article V, the responsibility for claims administration and financial administration of such Policies in this Section 5.01(f) is in no way intended to limit, inhibit or preclude any right of New Viacom, CBS or any other insured to insurance coverage for any insured claims under the Policies.

(g)           Subject to Sections 5.01(e), (h), (j) and (m), with respect to CBS Liabilities (exclusive of any Insured New Viacom Liabilities) and CBS Losses (exclusive of any Insured New Viacom Losses), Insured CBS Liabilities and Insured CBS Losses, CBS and the CBS Subsidiaries shall have the right, responsibility and authority for claims administration and financial administration of claims that relate to or affect the Policies and for presentation and pursuit of claims for insurance coverage under the Policies; provided, however, that upon notification by a member of the CBS Group of a claim for coverage of any CBS Liability (exclusive of any Insured New Viacom Liability), CBS Loss (exclusive of any Insured New Viacom Losses), Insured CBS Liability and Insured CBS Loss under one or more of the Policies, New Viacom and the New Viacom Subsidiaries shall cooperate with CBS and the CBS Subsidiaries in asserting and pursuing coverage and payment for such claims by the appropriate insurance carrier(s) or other obligor under the Policies, including, without limitation and to the extent reasonably necessary to ensure recoveries under or arising out of the Policies, consenting to sue in an Action based upon or arising out of the Policies, to be sued in an Action based upon or arising out of the Policies or to participate in alternative dispute resolution proceedings, such as arbitrations, based upon or arising out of the Policies (at the direction and sole expense of CBS, after consultation between the General Counsels of New Viacom and CBS, provided that (i) CBS shall take into account the legitimate business interests of the New Viacom Group in determining whether to seek such consent from New Viacom and (ii) CBS shall, upon New Viacom’s request, provide New Viacom with a letter from CBS’s outside counsel confirming that CBS has a good faith basis for pursuing a claim under or arising out of the Policies).  In asserting and pursuing such coverage and payment, CBS and the CBS Subsidiaries shall have sole power and authority to make binding decisions, determinations, commitments and stipulations on their own behalf.  Except as otherwise provided for in this Agreement or in any Ancillary Agreement, the members of the CBS Group shall assume responsibility for, and shall pay to the appropriate insurance carriers or otherwise, any Insurance Charges, whenever arising, that shall become due and payable under the terms and conditions of any applicable Policy in respect of any Liabilities, losses, claims, actions or occurrences, whenever arising or becoming known, to the extent such Insurance Charges involve or relate to any of the Assets, Businesses, operations or Liabilities of any member of the CBS Group, whether the same relate to the period prior to, on or after the Separation Date.  To the extent that the terms of any applicable Policy provide that any member of the New Viacom Group shall have an obligation to pay or guarantee the payment of any Insurance Charges relating to any member of the CBS Group, New Viacom shall be entitled to demand that CBS make such payment directly to the Person entitled thereto or shall, upon demand by CBS, make such payment with funds advanced to it by CBS.  In connection with any such demand, New Viacom shall submit to CBS a copy of any invoice received by New Viacom pertaining to such Insurance Charges together with appropriate supporting documentation, to the extent available.  In the event that CBS fails to pay any such Insurance Charges when due and payable, whether at the request of the Person entitled to payment or upon demand by New Viacom, New Viacom may (but shall not be required to) pay such Insurance Charges for and on behalf of CBS and, thereafter, CBS shall forthwith reimburse New Viacom for such payment.  Subject to the other provisions of this Article V, the responsibility for claims administration and financial administration of such Policies in this Section 5.01(g) is in no way intended to limit, inhibit or preclude any right of CBS, New Viacom or any other insured to insurance coverage for any insured claims under the Policies.

(h)           With respect to any Joint Liability or any Joint Loss, the right, responsibility and authority for claims administration and financial administration of claims that relate to or affect the Policies and for the pursuit and prosecution of claims for insurance coverage under the Policies shall be held jointly between the members of the New Viacom Group and the members of the CBS Group.  The members of the New Viacom Group and the members of the CBS Group shall consult, cooperate and coordinate with each other, including, without limitation, granting consents to the other, which consents shall not be unreasonably withheld or delayed, with respect to such joint claims administration, financial administration of claims, and pursuit and prosecution of claims for insurance coverage under the Policies.  No member of the CBS Group shall commence any litigation, arbitration, mediation or similar proceeding concerning coverage under the Policies for such Joint Liabilities or Joint Losses without the consent of New Viacom, which consent shall not be unreasonably withheld.  No member of the New Viacom Group shall commence any litigation, arbitration, mediation or similar proceeding concerning coverage under the Policies for such Joint Liabilities or Joint Losses without the consent of CBS, which consent shall not be unreasonably withheld.  Any insurance recoveries for such Joint Liability or such Joint Loss shall be allocated between the members of the CBS Group and the New Viacom Group in accordance with the portion of insurance recoveries that is attributable to the portion of such Joint Liability or such Joint Loss that is a CBS Liability or a CBS Loss and the portion of such Joint Liability or such Joint Loss that is a New Viacom Liability or New Viacom Loss, respectively.

(i)            Claims for coverage of Insured New Viacom Liabilities or Insured New Viacom Losses shall be tendered by CBS as necessary to invoke the benefit of the Policies, at New Viacom’s sole option, cost and expense.  If such insurers do not promptly acknowledge insurance coverage in connection with the Insured New Viacom Liabilities or Insured New Viacom Losses, then, with respect to such Insured New Viacom Liabilities and Insured New Viacom Losses, New Viacom or one of the New Viacom Subsidiaries on an as-incurred basis (i) shall advance all amounts expended by the CBS Group for or with respect to such Insured New Viacom Liabilities or Insured New Viacom Losses, including, without limitation, all costs and expenses in connection with the defense and settlement and in satisfaction of any judgment incurred, and amounts sufficient to cover any Losses required to be paid by CBS or its Subsidiaries and (ii) shall pay all costs incurred in connection with pursuing and recovering Insurance Proceeds with respect to the Insured New Viacom Liabilities or Insured New Viacom Losses.  Any payments made by New Viacom or the New Viacom Subsidiaries on account of such Insured New Viacom Liabilities or Insured New Viacom Losses shall be deemed to be advances pursuant to this Section 5.01(i).  New Viacom and the New Viacom Subsidiaries shall have the right to recover any advances made pursuant to Section 5.01(i) from CBS and the CBS Subsidiaries, and CBS and the CBS Subsidiaries shall have the obligation promptly to reimburse New Viacom and the New Viacom Subsidiaries for such advances, solely from the Insurance Proceeds of the Policies that cover such Insured New Viacom Liabilities or Insured New Viacom Losses and that are received by CBS or the CBS Subsidiaries.  CBS and the CBS Subsidiaries

(i) shall, at all times until paid to a member of the New Viacom Group, hold Insurance Proceeds received for or with respect to Insured New Viacom Liabilities or Insured New Viacom Losses in trust for the benefit of New Viacom; and (ii) shall promptly remit such Insurance Proceeds to New Viacom.

(j)            Claims for coverage of Insured CBS Liabilities or Insured CBS Losses shall be tendered by New Viacom as necessary to invoke the benefit of the Policies, at CBS’s sole option, cost and expense.  If such insurers do not promptly acknowledge insurance coverage in connection with the Insured CBS Liabilities or Insured CBS Losses, then, with respect to such Insured CBS Liabilities and Insured CBS Losses, CBS or one of the CBS Subsidiaries on an as-incurred basis (i) shall advance all amounts expended by the New Viacom Group for or with respect to such Insured CBS Liabilities or Insured CBS Losses, including, without limitation, all costs and expenses in connection with the defense and settlement and in satisfaction of any judgment incurred, and amounts sufficient to cover any Losses required to be paid by New Viacom or its Subsidiaries and (ii) shall pay all costs incurred in connection with pursuing and recovering Insurance Proceeds with respect to the Insured CBS Liabilities or Insured CBS Losses.  Any payments made by CBS or the CBS Subsidiaries on account of such Insured CBS Liabilities or Insured CBS Losses shall be deemed to be advances pursuant to this Section 5.01(j).  CBS and the CBS Subsidiaries shall have the right to recover any advances made pursuant to Section 5.01(j) from New Viacom and the New Viacom Subsidiaries, and New Viacom and the New Viacom Subsidiaries shall have the obligation promptly to reimburse CBS and the CBS Subsidiaries for such advances, solely from the Insurance Proceeds of the Policies that cover such Insured CBS Liabilities or Insured CBS Losses and that are received by New Viacom or the New Viacom Subsidiaries.  New Viacom and the New Viacom Subsidiaries (i) shall, at all times until paid to a member of the CBS Group, hold Insurance Proceeds received for or with respect to Insured CBS Liabilities or Insured CBS Losses in trust for the benefit of CBS; and (ii) shall promptly remit such Insurance Proceeds to CBS.

(k)           This Agreement is not intended as an assignment or attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the CBS Group or the New Viacom Group in respect of any insurance policy or any other contract or policy of insurance except to the extent such assignment is permitted by the terms of such policy in accordance with the applicable Law and New Viacom and CBS have agreed to such assignment.  New Viacom and CBS have agreed to such assignment of the Policies listed on a schedule mutually agreeable to New Viacom and CBS.  Nothing in this Agreement shall be deemed to confer any insurance-related rights other than those provided under the terms of any applicable Policy on any party other than the members of the CBS Group and New Viacom Group, each of their insured persons and their respective successors-in-interest and respective permitted assignees in accordance with Sections 13.07 and 13.08, including, without limitation, any right to enforce for any other party’s own benefit the arrangements made by CBS and New Viacom in subparagraph (m) hereof.

(l)            Nothing in this Agreement shall be deemed to restrict any member of the New Viacom Group or the CBS Group from acquiring at its own expense any insurance policy in respect of any Liabilities or covering any period.  Except as otherwise provided in this Agreement, from and after the Separation Date, New Viacom and CBS shall be responsible for obtaining and maintaining their respective insurance programs for their risk of loss and such insurance arrangements shall be separate programs apart from each other.

(m)          For purposes of the exhaustion of any limits that apply to coverage available under the Policies and for purposes of exhaustion of any caps, stop-losses, limits or maximums that apply to any Insurance Charges, amounts shall be allocated to the Policies on a first come/first served basis.  That means that amounts covered by such Policies (including, without limitation, amounts paid as defense costs, settlements or judgments) shall be allocated to such Policies in the order in which valid claims for payment of such amounts were submitted under the Policies by any member of the CBS Group or New Viacom Group.  With respect to the application of the first come/first served principles, the members of the CBS Group and New Viacom Group shall act in good faith and avoid taking any actions for the purpose or with the intention of accelerating or delaying their payment of such amounts or their submission of claims under the Policies in order to obtain some advantage with respect to the exhaustion of applicable limits or with respect to the application of the Insurance Charges under the Policies; provided, however, that in the event that both CBS and New Viacom or any of their respective Subsidiaries make claims under any Policy which may or do individually or together exceed the amount of any applicable Policy limit or sublimit, or any cap, stop-loss, limit or maximum that may apply to any Insurance Charges, under such Policies, a fair and reasonable allocation of such policy limit or sublimit, or any such cap, stop-loss, limit or maximum that may apply to any Insurance Charges, shall be made between New Viacom and CBS (the “Allocation”).  CBS and New Viacom shall negotiate the Allocation in good faith for a period not to exceed 30 days.  If CBS and New Viacom fail to agree upon the Allocation within such 30-day period, then each party shall be free to deliver an Escalation Notice pursuant to Section 10.02(a) and otherwise follow the dispute resolution provisions of Section 10.02.  For purposes of such Allocation as it relates to Insurance Charges, the parties agree that such Allocation shall be governed by the principle that the portion of any cap, stop-loss, limit or maximum applicable to an Insurance Charge that is unexhausted as of the Separation Date (“Unexhausted Insurance Charges”) is to be allocated on a 50/50 basis as between the members of the CBS Group, on the one hand, and the members of the New Viacom Group, on the other hand, to the extent, but only to the extent, that any member of one Group ultimately receives the benefit of Insurance Proceeds as a result of the exhaustion of the Unexhausted Insurance Charges by virtue of payments ultimately made by any member of the other Group in an amount greater than 50% of such Unexhausted Insurance Charges.  By way of illustration of this principle, if (i) the unexhausted aggregate self-insured retention as of the Separation Date were $1,000,000; (ii) a member of the CBS Group incurred a loss in the amount of $1,000,000, which loss was properly credited to the aggregate self-insured retention; and (iii) subsequently a member of the New Group incurred a loss in the amount of $200,000 and recovered Insurance Proceeds in the amount of $200,000, which amount would have been subject to the aggregate self-insured retention but for the $1,000,000 claim of such member of the CBS Group, such member of the CBS Group would have the right to recover from such member of the New Viacom Group the amount of $200,000.

(n)           Prior to the Separation Date, Viacom shall take all reasonable steps necessary to ensure that New Viacom and the New Viacom Subsidiaries are designated as named insureds, additional insureds or additional named insureds on each Policy in force as of the Separation Date with respect to insurable events occurring on or before the Separation Date.

Section 5.02           Captive Insurance and Reinsurance Companies.

The assets and liabilities of captive insurers Woburn Insurance Limited, Sammarnick Insurance Corporation, Central Fidelity Insurance Company, Blackrock Insurance Corporation and any other captive insurer of Viacom and its Subsidiaries and the rights of the members of the New Viacom Group and the members of the CBS Group with respect to Policies issued by such captives, shall be treated in Schedule 5.02.  Such schedule shall reflect the principle that, except to the extent actually recoverable from third parties under reinsurance, retrocession or comparable arrangements or covered by existing funded reserves or other existing assets, no captive insurer that is a member of the New Viacom Group shall have any out-of-pocket Loss as a result of claims made directly or indirectly by any member of the CBS Group, and no captive insurer that is a member of the CBS Group shall have any out-of-pocket Loss as a result of claims made directly or indirectly by any member of the New Viacom Group.  The parties agree this section is not intended to constitute an allocation of any assets or reserves of any such captive insurers unless or until agreed to by the parties as set forth in such schedule.

Section 5.03           Claims Made Policies.

(a)           Viacom shall purchase Directors and Officers liability insurance Policies having total limits of $250 million, consisting of $100 million of Side A, Side B and Side C coverage and $150 million of Excess Side A Difference in Conditions Coverage and having a policy period incepting on the Separation Date and ending on a date that is six years after the Separation (“D&O Tail Policies”).  Such D&O Tail Policies shall cover the members of the CBS Group and New Viacom Group and the insured persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Viacom Directors and Officers liability insurance program incepting on April 20, 2005, except for the policy period, premium and provisions excluding coverage for wrongful acts post-dating the Separation Date.

(b)           Viacom shall purchase fiduciary liability policies having total limits of $50 million and having a policy period incepting on the Separation Date and ending on a date six years after the Separation Date (“Fiduciary Tail Policies”).  Such Fiduciary Tail Policies shall cover the members of the CBS Group and New Viacom Group and the insured persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Viacom fiduciary liability insurance program incepting on October 31, 2004, except for the policy period, premium and provisions excluding coverage for wrongful acts post-dating the Separation Date.

(c)           Viacom shall ensure that employment practices liability insurance policies having total limits of $25 million are in force as of the Separation Date (“EPLI Policies”).  Such EPLI Policies shall be in force through December 31, 2006, shall cover the members of the New Viacom Group and the insured persons thereof, shall contain no provision excluding coverage for wrongful acts predating the Separation Date, and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Viacom employment practices liability insurance program incepting on October 31, 2004, except for the policy period and premium.

(d)           Viacom shall ensure that errors and omissions liability insurance having total limits of $70 million are in force as of the Separation Date (“E&O Policies”).  Such E&O Policies shall be in force through December 31, 2006, shall cover the members of the New Viacom Group and the insured persons thereof, shall contain no provision excluding coverage for wrongful acts predating the Separation Date, and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Viacom errors and omissions liability insurance program incepting on June 30, 2005, except for the policy period and premium.

(e)           To the extent that Viacom is unable prior to the Separation Date to obtain any of the policies as provided for in paragraphs (a) through (d) of this Section 5.03, then, with respect to claims based on wrongful acts on or before the Separation Date, CBS shall use reasonable commercial efforts to secure appropriate alternative insurance coverage to provide benefits on terms and conditions (including policy limits) in favor of New Viacom and its Subsidiaries and the insured persons thereof no less favorable than the benefits (including policy limits) that were to be afforded by the policies described in paragraphs (a) through (d) of this Section 5.03 for the six-year period (with respect to the policies provided for in paragraphs (a) and (b)) and the six-year period (with respect to the policies provided for in paragraphs (c) and (d)) following the Separation Date.  With respect to such alternative insurance coverage, New Viacom and CBS shall share equally that portion of any premium that is separately ascertainable and directly attributable to the lack of a provision excluding coverage for claims based on wrongful acts up to and including the Separation Date.  CBS shall not under any circumstances purchase any such alternative coverage containing an exclusion for claims based on wrongful acts up to and including the Separation Date to the extent such exclusion would preclude coverage for New Viacom, its Subsidiaries and/or the insured persons thereof, but would not preclude coverage for CBS, its Subsidiaries and/or the insured persons thereof.

Section 5.04           Miscellaneous.

(a)           Each of the parties intends by this Agreement that a third-party Person, including a third-party insurer or reinsurer, or other third-party Person that, in the absence of the Agreement would otherwise be obligated to pay any claim or satisfy any indemnity or other obligation, shall not be relieved of the responsibility with respect thereto and shall not be entitled to a “windfall” (i.e., avoidance of the obligation that such Person would have in the absence of this Agreement).  To the extent that any such Person would receive such a windfall, CBS and New Viacom shall negotiate in good faith concerning an amendment of this Agreement to avoid such a windfall.

(b)           The parties agree that Insurance Proceeds and Insurance Charges with respect to certain specified known claims shall be allocated pursuant to a schedule to be mutually agreed upon.

(c)           For a period of six years from the Separation Date, the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of CBS shall contain provisions no less favorable with respect to indemnification than are set forth in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of CBS immediately after giving effect to the Merger, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Separation Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Separation Date, were directors, officers, employees, fiduciaries or agents of Viacom or any of its Subsidiaries, unless such modification shall be required by Law and then only to the minimum extent required by Law.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.01           Defined Benefit Pension Plans.

(a)           Viacom Defined Benefit Pension Plans.  CBS shall retain, and remain the sponsor of, the Viacom Defined Benefit Pension Plans.  Active participation of New Viacom Employees (except for any New Viacom Employees who are also CBS Employees) and Former New Viacom Employees in the Viacom Defined Benefit Pension Plans shall cease immediately as of the Separation Date.  Except as otherwise provided herein with respect to the Viacom Pension Plan and the CCPP, all Assets and Liabilities of the Viacom Defined Benefit Pension Plans shall remain with CBS.

(b)           New Viacom Defined Benefit Pension Plan.  On or prior to and with effect as of the Separation Date, New Viacom shall establish and adopt a defined benefit pension plan and related trust (the “New Viacom Defined Benefit Pension Plan”) to provide retirement benefits to New Viacom Employees (whether or not vested) and Former New Viacom Employees who were participants in, or entitled to present or future benefits under, the Viacom Defined Benefit Pension Plans immediately prior to the Separation Date (the “New Viacom Transferred Pension Employees”).  The New Viacom Defined Benefit Pension Plan will initially have terms and conditions that are substantially similar to the terms and conditions of the Viacom Pension Plan.  New Viacom shall be responsible for taking all necessary, reasonable, and appropriate action to establish, maintain and administer the New Viacom Defined Benefit Pension Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code.  On one or more occasions following the establishment of the New Viacom Defined Benefit Pension Plan and before the Initial Transfer Date, CBS shall cause the Viacom Pension Plan to transfer to the New Viacom Defined Benefit Pension Plan an amount in cash at least sufficient to fund benefit payments reasonably projected to be required under the New Viacom Defined Benefit Pension Plan prior to the Initial Transfer Date (collectively, the “Transitional Cash Transfers”).  To the extent that, prior to the Initial Transfer Date, such Transitional Cash Transfers are not sufficient to enable the New Viacom Defined Benefit Pension Plan to meet its obligations to pay benefits to the New Viacom Transferred Pension Employees (including, without limitation, benefits that have accrued under the New Viacom Defined Benefit Pension Plans following the Separation Date) as they come due for payment, such benefits shall be paid from the Viacom Pension Plan (the aggregate amount of any such payments by the Viacom Pension Plan being the “Interim Benefit Obligation Payment Amount”; and, collectively with the Transitional Cash Transfers, the “Transitional Asset Transfers”).  New Viacom shall be solely responsible for any and all Liabilities (including, without limitation, Liability for funding) and other obligations with respect to the New Viacom Defined Benefit Pension Plan following the assumption of the Viacom Pension Plan Liabilities and the transfer of related Assets in accordance with Sections 6.01(c) and 6.01(d).  New Viacom (x) shall, prior to the Initial Transfer Date (as defined in Section 6.01(d)(iii)), obtain an opinion from counsel that the New Viacom Defined Benefit Pension Plan is qualified in form under Section 401(a) of the Code and (y) shall, by the time required under the applicable Treasury regulations, submit an application for an IRS Determination Letter with respect to the New Viacom Defined Benefit Pension Plan.

(c)           Assumption of Viacom Pension Plan Liabilities.  Effective as of the Separation Date, New Viacom will cause the New Viacom Defined Benefit Pension Plan to assume, and to pay in full, all accrued benefits under the Viacom Pension Plan relating to all New Viacom Transferred Pension Employees as of the Separation Date (inclusive of benefits paid by the Viacom Pension Plan to New Viacom Transferred Pension Employees following the Separation Date in accordance with Section 6.01(b), and inclusive of benefits attributable to Lost Participants to the extent provided in Section 6.01(h)).

(d)           Transfer of Viacom Pension Plan Assets.

(i)            Viacom and New Viacom intend that the portion of the Assets of the Viacom Pension Plan corresponding to the accrued benefits of New Viacom Transferred Pension Employees and the Liability for such benefits shall be transferred to the New Viacom Defined Benefit Pension Plan in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1 and Section 208 of ERISA.  Prior to the date of the first Transitional Cash Transfer, Viacom and New Viacom shall, to the extent necessary, file an IRS Form 5310-A regarding the transfer of Assets and Liabilities from the Viacom Pension Plan to the New Viacom Defined Benefit Pension Plan.

(ii)           As soon as reasonably practicable following the Separation, CBS shall cause the CBS Actuary to determine the estimated value, as of the Separation Date, of the Assets to be transferred to the New Viacom Defined Benefit Pension Plan in accordance with the assumptions and valuation methodology set forth on Schedule 6.01(d)(ii) (the “Estimated Pension Plan Transfer Amount”).  Promptly following the calculation of the Estimated Pension Plan Transfer Amount, CBS shall cause the CBS Actuary to provide New Viacom and the New Viacom Actuary with such calculation and any supporting documentation reasonably requested by the New Viacom Actuary to enable it to review such calculation.  The costs of such determination by the CBS Actuary and such review by the New Viacom Actuary shall be divided equally between CBS and New Viacom.  CBS and New Viacom shall cause their respective actuaries to cooperate in good faith to resolve any disagreements or differences concerning the Estimated Pension Plan Transfer Amount.

(iii)          Within thirty (30) days (or such later time as mutually agreed to by CBS and New Viacom) following the determination of the Estimated Pension Plan Transfer Amount, CBS and New Viacom shall cooperate in good faith to cause an initial transfer of Assets (the date of such transfer, the “Initial Transfer Date”) from the Viacom Pension Plan to the New Viacom Defined Benefit Pension Plan in an amount equal to at least ninety percent (90%) of the Estimated Pension Plan Transfer Amount minus the aggregate amount of the Transitional Asset Transfers, adjusted to reflect earnings or losses during the period from the Separation Date to the Initial Transfer Date (such amount, the “Initial Transfer Amount”). Such earnings or losses shall be determined based on the actual rate of return of the Viacom Pension Plan for the period commencing on the Separation Date and ending on the last calendar day of the month ending immediately prior to the Initial Transfer Date.  Earnings or losses for the period from such last day of the month to the Initial Transfer Date shall be based on a blended index as follows: (thirty-seven percent (37%) Russell 1000 Index; eight percent (8%) Russell 2000 Index;   fifteen percent (15%) EAFE Index; thirty-seven percent (37%) Lehman Aggregate Index; and three percent (3%) 30-Day U.S. Treasury Bills) (the “Blended Index”) determined as of the date that is as close as administratively practicable to the Initial Transfer Date, but in no event more than five (5) business days prior to the Initial Transfer Date.  CBS shall satisfy its obligation pursuant to this Section 6.01(d)(iii) by transferring Assets, in cash or in kind, as mutually agreed to by CBS and New Viacom, equal to the Initial Transfer Amount consisting of a pro rata percentage (rounded up or down to the nearest whole lot or distributable unit) of substantially all investments under the Viacom Pension Plan or such other distribution of investments as may be mutually agreed to by CBS and New Viacom.

(iv)          Within ninety (90) days following the Initial Transfer Date, CBS shall cause the CBS Actuary to provide New Viacom with a revised calculation of the value, as of the Separation Date, of the Assets to be transferred to the New Viacom Defined Benefit Pension Plan determined in accordance with the assumptions and valuation methodology set forth on Schedule 6.01(d)(ii) attached hereto (the “Revised Pension Plan Transfer Amount”).  New Viacom may submit, at its sole cost and expense, the Revised Pension Plan Transfer Amount to the New Viacom Actuary for verification; provided that such verification process and any calculation performed by the New Viacom Actuary in connection therewith shall be performed solely on the basis of the assumptions and valuation methodology set forth on Schedule 6.01(d)(ii).  Furthermore, the CBS Actuary and New Viacom Actuary shall cooperate in good faith to ensure that any such verification process is performed in a timely manner.  In the event the New Viacom Actuary determines that the value, as of the Separation Date, of the Assets to be transferred to the New Viacom Defined Benefit Pension Plan differs from the Revised Pension Plan Transfer Amount, the New Viacom Actuary and CBS Actuary shall use good faith efforts to reconcile any such difference.  If the New Viacom Actuary and the CBS Actuary fail to reconcile such difference and (A) the New Viacom Actuary’s calculation is within two percent (2%) of the Revised Pension Plan Transfer Amount, the average of the Revised Pension Plan Transfer Amount and the New Viacom Actuary’s calculation shall be used; or (B) the difference between the New Viacom Actuary’s calculation and the Revised Pension Plan Transfer Amount exceeds two percent (2%), New Viacom and CBS shall jointly designate a third, independent actuary whose calculation of the value, as of the Separation Date, of the Assets to be transferred to the New Viacom Defined Benefit Pension Plan shall be final and binding; provided that such calculation must be performed in accordance with the assumptions and valuation methodology set forth on Schedule 6.01(d)(ii); provided further that such value shall be between the value determined by the New Viacom Actuary and the Revised Pension Plan Transfer Amount or equal to either such value.  CBS and New Viacom shall each pay one-half of the costs incurred in connection with the retention of such independent actuary.  The final, verified value, as of the Separation Date, of the Assets to be transferred to the New Viacom Defined Benefit Pension Plan as determined in accordance with this Section 6.01(d)(iv) shall be referred to herein as the “Final Pension Plan Transfer Amount.”

(v)           Within forty-five (45) days of the determination of the Final Pension Plan Transfer Amount, CBS shall cause the Viacom Pension Plan to transfer to the New Viacom

Defined Benefit Pension Plan (the date of such transfer, the “Final Transfer Date”) an amount, in cash or kind, equal to:

(A)                              the Final Pension Plan Transfer Amount; minus

(B)                                the sum of:

(1)                                  the Initial Transfer Amount, excluding earnings or losses that were included therein pursuant to Section 6.1(d)(iii), plus

(2)                                  the Transitional Asset Transfers,

as adjusted to reflect earnings or losses, calculated as described below in this Section 6.01(d)(v), during the period from the Separation Date to the Final Transfer Date (such adjusted amount, the “True-Up Amount”); provided that in the event the sum of paragraphs (1) and (2) above is greater than the Final Pension Plan Transfer Amount, CBS shall not be required to cause any such additional transfer and instead New Viacom shall be required to cause a transfer of cash from the New Viacom Defined Benefit Pension Plan to the Viacom Pension Plan in an amount equal to the amount by which the sum of paragraphs (1) and (2) above exceeds the Final Pension Plan Transfer Amount (with such excess amount adjusted to reflect earnings and losses during the period from the Separation Date to the Final Transfer Date).  The parties hereto acknowledge that the Viacom Pension Plan’s transfer of the True-Up Amount to the New Viacom Defined Benefit Pension Plan shall be in full settlement and satisfaction of the obligations of CBS and the Viacom Pension Plan to transfer Assets to the New Viacom Defined Benefit Pension Plan pursuant to this Section 6.01(d).  The True-Up Amount shall be paid from the Viacom Pension Plan to the New Viacom Defined Benefit Pension Plan, in cash or in kind.  Earnings or losses included in the True-Up Amount shall be determined based on the actual rate of return of the Viacom Pension Plan without regard to the Excluded Investments for the period commencing on the Separation Date and ending on the last calendar day of the month ending immediately prior to the Final Transfer Date.  Earnings or losses for the period from such last day of the month to the Final Transfer Date shall be based on the Blended Index determined as of the date that is as close as administratively practicable to the Final Transfer Date, but in no event more than five (5) business days prior to the Final Transfer Date.  In the event that New Viacom is obligated to cause the New Viacom Defined Benefit Pension Plan to reimburse the Viacom Pension Plan pursuant to this Section 6.01(d)(v), such reimbursement shall be performed in accordance with the same principles set forth herein with respect to the payment of the True-Up Amount.  Any expenses paid or accrued from the trust of the Viacom Pension Plan during the period from the Separation Date to the Final Transfer Date shall be allocated between the parties as mutually agreed to by the parties.

(e)           Continuation of Elections.  As of the Separation Date, New Viacom shall cause the New Viacom Defined Benefit Pension Plan to recognize and maintain all existing elections, including, without limitation,  beneficiary designations, payment form elections and rights of alternate payees under qualified domestic relations orders with respect to New Viacom Transferred Pension Employees under the Viacom Pension Plans.

(f)            Certain Former Viacom Employees.  New Viacom shall reimburse CBS for 50% of all liabilities under the Viacom Defined Benefit Pension Plans incurred in respect of all individuals described in clause (iii) of the definition of “Former CBS Employee.”  CBS shall reimburse New Viacom for 50% of all liabilities under the New Viacom Defined Benefit Pension Plan incurred in respect of all individuals described in clause (iii) of the definition of “Former New Viacom Employee.”  Such reimbursement amounts shall be determined and made pursuant to documented procedures mutually agreed to by CBS and New Viacom and shall not affect the calculations and asset transfers provided for in Section 6.01(d).

(g)           Terminated Non-Vested Employees.  Notwithstanding anything herein to the contrary, the New Viacom Defined Benefit Pension Plan shall fully restore the accrued benefit of any individual who becomes employed by any member of the New Viacom Group following the Separation Date and whose employment with Viacom and its Subsidiaries terminated on or before the Separation Date with no vested benefit under the Viacom Defined Benefit Pension Plans; provided that, pursuant to Viacom’s existing practices and policies, such individual would have been entitled to restoration of such individual’s accrued benefit under the applicable Viacom Defined Benefit Pension Plan had such individual been re-employed by a member of the CBS Group rather than by a member of the New Viacom Group.

(h)           Lost Participants.  Viacom and New Viacom acknowledge that there may be participants in the Viacom Defined Benefit Pension Plans whose accrued benefit Liability is not recognized by the actuary for the Viacom Defined Benefit Pension Plans as of the Separation Date (“Lost Participants”).  To the extent that any Lost Participants become known following the Separation Date:  (i) the Viacom Defined Benefit Pension Plans will be responsible for and will fully perform, pay and discharge all obligations, when such obligations become due, relating to benefits attributable to Lost Participants who are Former CBS Employees or Current CBS Employees; and (ii) the New Viacom Defined Benefit Pension Plan will be responsible for and will fully perform, pay and discharge all obligations, when such obligations become due, relating to benefits attributable to Lost Participants who are Former New Viacom Employees or Current New Viacom Employees; provided, however, that CBS and New Viacom will share responsibility for all such obligations relating to benefits attributable to Lost Participants who are Unallocated Employees, and each of CBS and New Viacom will reimburse the other for 50% of all such obligations paid or discharged by (in the case of CBS’s reimbursement obligation) the New Viacom Defined Benefit Pension Plan or (in the case of New Viacom’s reimbursement obligation) the Viacom Defined Benefit Pension Plans, as the case may be, according to procedures mutually agreed to by CBS and New Viacom.  CBS and New Viacom will cooperate in determining the application of this Section 6.01(h) so that any obligations owed to a Lost Participant who becomes known following the Separation Date are appropriately allocated in accordance herewith.

(i)            Action in the Event of PBGC Intervention.  Notwithstanding any provision of this Agreement to the contrary, in the event that at any time the Pension Benefit Guaranty Corporation (the “PBGC”) asserts that the Separation may provide justification for the PBGC to seek termination of any Viacom Defined Benefit Pension Plan pursuant to ERISA Sec. 4042 or otherwise asserts that the transaction may increase unreasonably the long-run loss to the PBGC (within the meaning of Section 4042(a)(4) of ERISA) with respect to any Viacom Defined Benefit Pension Plan, Viacom may, in its sole discretion (i) retain all Assets and Liabilities with respect to New Viacom Employees and Former New Viacom Employees under the Viacom Defined Benefit Pension Plans and require New Viacom to provide equivalent benefits under the New Viacom Defined Benefit Pension Plans with an offset for any benefits continued to be provided under the Viacom Defined Benefit Pension Plans, (ii) enter into negotiations with the PBGC to resolve these issues and, upon satisfactorily resolving such issues, New Viacom shall fully comply with the terms of this Section 6.01, or (iii) reach such other agreement as may be satisfactory to Viacom and New Viacom.

(j)            Transfers from the CCPP.  In the event that any active participants in the CCPP transfer employment to the New Viacom Group in connection with the Separation, CBS and New Viacom shall cooperate to effect a transfer from the CCPP to the New Viacom Defined Benefit Pension Plan of the Assets and Liabilities corresponding to the accrued benefits of such participants in accordance with the principles and procedures set forth in Section 6.01(c) and Section 6.01(d), with such modifications as they shall consider appropriate to reflect the number of such participants and the magnitude of such transferred Assets and Liabilities.  CBS and New Viacom shall cooperate in good faith to cause such transfer to occur as soon as practicable after the Separation Date.

Section 6.02           401(k) Plans.

(a)           Viacom 401(k) Plan.  CBS shall retain, and remain the sponsor of, the Viacom 401(k) Plan.  Active participation of New Viacom Employees (except for any New Viacom Employees who are also CBS Employees) and Former New Viacom Employees in the Viacom 401(k) Plan shall cease immediately as of the Separation Date.

(b)           New Viacom 401(k) Plan.

(i)            On or prior to and with effect as of the Separation Date, New Viacom shall establish and adopt a defined contribution plan and trust (the “New Viacom 401(k) Plan”) for the benefit of New Viacom Employees and Former New Viacom Employees who were participants in the Viacom 401(k) Plan immediately prior to the Separation Date (the “New Viacom Transferred 401(k) Plan Employees”).  The New Viacom 401(k) Plan will initially have terms and conditions that are substantially similar to the terms and conditions of the Viacom 401(k) Plan.  New Viacom shall be responsible for taking all necessary, reasonable and appropriate action to establish, maintain and administer the New Viacom 401(k) Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt under Section 501(a) of the Code.  New Viacom shall be responsible for any and all Liabilities (including, without limitation, Liability for funding) and other obligations with respect to the New Viacom 401(k) Plan.  The account balance of each New Viacom Transferred 401(k) Plan Employee, whether or not vested, shall be transferred from the Viacom 401(k) Plan to the New Viacom 401(k) Plan in accordance with this Section 6.02.

(ii)           Prior to the date on which the transfer of assets and liabilities to the New Viacom 401(k) Plan shall occur (the “New Viacom 401(k) Plan Transfer Date”), which date shall occur as promptly as practicable (but not later than thirty (30) days or such later time as required to make all required filings and submissions to the appropriate Governmental Authorities as set forth in (B) below)) following the Separation Date, CBS shall (A) cause the trustee of the Viacom 401(k) Plan to segregate, in accordance with the spinoff provisions set forth under Section 414(l) of the Code, the Assets of the Viacom 401(k) Plan representing the full account balances of the New Viacom Transferred 401(k) Plan Employees for all periods of participation through the New Viacom 401(k) Plan Transfer Date (including, as applicable, all contributions and all earnings attributable thereto); (B) make all required filings and submissions to the appropriate Governmental Authorities (if any); and (C) make all required amendments to the Viacom 401(k) Plan and related trust agreement necessary to provide for the segregation and transfer of Assets described in this Section 6.02.  New Viacom (x) shall, prior to the New Viacom 401(k) Plan Transfer Date, obtain an opinion from counsel that the New Viacom 401(k) Plan is qualified in form under Section 401(a) of the Code and (y) shall, by the time required under the applicable Treasury regulations, submit an application for an IRS Determination Letter with respect to the New Viacom 401(k) Plan.

(iii)          On the New Viacom 401(k) Plan Transfer Date, CBS shall cause the trustee of the Viacom 401(k) Plan to transfer to the trustee of the New Viacom 401(k) Plan (A) the full account balances (inclusive of loans) of the New Viacom Transferred 401(k) Plan Employees in kind from those investment funds in which such account balances are then invested, plus (B) an amount in cash equal to a portion of the forfeiture account of the Viacom 401(k) Plan determined by multiplying the balance of such account immediately before such transfer by a fraction the numerator of which is the amount determined in accordance with the preceding paragraph (A) of this sentence and the denominator of which is the aggregate of all participant account balances in the Viacom 401(k) Plan immediately before such transfer.  In consideration of the transfer of Assets described herein, the New Viacom 401(k) Plan shall, as of the New Viacom 401(k) Plan Transfer Date, assume and be solely responsible for all Liabilities attributable to such Assets.

(c)           Outstanding Loans.  During their employment with New Viacom or any New Viacom Subsidiary, the New Viacom Transferred 401(k) Plan Employees who have outstanding loans originally made from the Viacom 401(k) Plan shall be permitted to repay such loans by way of regular deductions from their paychecks.  In the event that any such repayments are made before the New Viacom 401(k) Plan Transfer Date, New Viacom shall cause all such deductions to be forwarded to the Viacom
401(k) Plan as promptly as practicable.

(d)           Continuation of Elections.  As of the Separation Date, New Viacom shall cause the New Viacom 401(k) Plan to recognize and maintain all elections, including, without limitation, deferral, investment and payment form elections, beneficiary designations, and the rights of alternate payees under qualified domestic relations orders with respect to New Viacom Transferred 401(k) Employees under the Viacom 401(k) Plan; provided that investment elections relating to the Viacom Common Stock fund under the Viacom 401(k) Plan shall be deemed to apply to the New Viacom Common Stock fund under the New Viacom 401(k) Plan.

(e)           Terminated Non-Vested Employees.  Notwithstanding anything herein to the contrary, the New Viacom 401(k) Plan shall fully restore the unvested portion of the account of any individual who becomes employed by any member of the New Viacom Group following the Separation Date and whose employment with Viacom and its Subsidiaries (inclusive of New Viacom) terminated on or before the Separation Date with a portion of such individual’s benefits under the Viacom 401(k) Plan not being vested; provided that, pursuant to Viacom’s existing practices and policies, such individual would have been entitled to the restoration of the unvested portion of such individual’s Viacom 401(k) Plan account had such individual been rehired by a member of the CBS Group rather than a member of the New Viacom Group.

(f)            Stock Considerations.  To the extent that CBS Employees and Former CBS Employees receive shares of New Viacom Common Stock in connection with the Separation with respect to Viacom Common Stock held under the Viacom 401(k) Plan, such shares will be deposited in a New Viacom Common Stock fund under the Viacom 401(k) Plan, and will be held in such plan subject to the discretion of the Viacom 401(k) Plan fiduciary.  To the extent that New Viacom Employees or Former New Viacom Employees hold shares of CBS Common Stock in their CBS Common Stock fund under the New Viacom 401(k) Plan following the transfer from the Viacom 401(k) Plan to the New Viacom 401(k) Plan set forth in Section 6.02(b), the New Viacom 401(k) Plan shall permit such employees to continue to hold such shares in a CBS Common Stock fund under the New Viacom
401(k) Plan following such transfer, subject to the discretion of the New Viacom 401(k) Plan fiduciary.  CBS and New Viacom shall assume sole responsibility for ensuring that their respective 401(k) Plans are maintained in compliance with applicable laws with respect to holding shares of common stock of the other entity.

Section 6.03           Executive Benefit Plans.

(a)           Executive Benefit Plans.  Effective as of the Separation Date, New Viacom shall retain and be solely responsible for (and, to the extent that it was not responsible prior to the Separation Date, shall assume) all Liabilities to or relating to the New Viacom Employees and the Former New Viacom Employees under all Viacom Executive Benefit Plans, and New Viacom specifically acknowledges that all such Liabilities are New Viacom Liabilities (and are not CBS Liabilities).  Active participation of New Viacom Employees (except for any New Viacom Employees who are also CBS Employees) and Former New Viacom Employees in the Viacom Executive Benefit Plans shall cease immediately as of the Separation Date.  Effective as of the Separation Date, CBS shall retain and be solely responsible for all Liabilities to or relating to the CBS Employees and the Former CBS Employees under all Viacom Executive Benefit Plans, and CBS specifically acknowledges that all such Liabilities are CBS Liabilities (and are not New Viacom Liabilities).  Notwithstanding the three preceding sentences, (i) New Viacom shall reimburse CBS for 50% of all liabilities to or relating to individuals described in clause (iii) of the definition of “Former CBS Employee” under all Viacom Executive Benefit Plans and (ii) CBS shall reimburse New Viacom for 50% of all liabilities to or relating to individuals described in clause (iii) of the definition of “Former New Viacom Employee” under all New Viacom Executive Benefit Plans; such reimbursement amounts shall be determined and made pursuant to documented procedures mutually agreed to by CBS and New Viacom.  Effective as of the Separation Date, New Viacom shall establish and adopt executive benefit plans that are substantially comparable, in the aggregate, to the Viacom Executive Benefit Plans (such plans, the “New Viacom Executive Benefit Plans”) to provide benefits to New Viacom Employees and Former New Viacom Employees from and after the Separation Date who were participants in the Viacom Executive Benefit Plans as of the date immediately prior to the Separation Date.  As of the Separation Date, New Viacom shall cause the New Viacom Executive Benefit Plans to recognize and maintain all elections (including, without limitation, deferral, distribution and investment elections) and beneficiary designations with respect to New Viacom Employees and

Former New Viacom Employees under the Viacom Executive Benefit Plans, to the extent permitted by the Code (including, without limitation, Section 409A thereof) and other applicable Laws.

(b)           Bonus Plans.  With respect to the year in which the Separation Date occurs (and, if applicable, the preceding year), CBS shall have exclusive responsibility for annual bonuses (and any transaction bonuses related to the Separation) payable to CBS Employees, and New Viacom shall have exclusive responsibility for annual bonuses (and any transaction bonuses related to the Separation) payable to New Viacom Employees.  New Viacom shall be responsible for determining all bonus awards that would otherwise be payable under the Viacom Senior Executive Short-Term Incentive Plan to New Viacom Employees for the year in which the Separation Date occurs (and, if applicable, the preceding year).  New Viacom shall also determine for New Viacom Employees (i) the extent to which established performance criteria (as interpreted by New Viacom, in its sole discretion) have been met and (ii) the payment level for each New Viacom Employee.  Responsibility for annual bonuses and any transaction bonuses related to the Separation payable to Unallocated Employees will be shared equally by CBS and New Viacom.  CBS and New Viacom shall cooperate with each other to ensure that the other party has reasonable access to the information relevant to annual bonus determinations by the other party.  CBS and New Viacom shall also cooperate with a view to achieving parity in bonus awards among employees who, before the Separation, were Viacom corporate office employees or Paramount corporate office employees and shall consult with each other in determining the amount of such awards.

Section 6.04           Welfare Plans.

(a)           Viacom Welfare Plans.  Following the Separation Date, CBS shall continue to sponsor the Viacom Welfare Plans for the benefit of the CBS Employees and the Former CBS Employees.  CBS shall also retain the CBS Voluntary Employee Benefits Trust.  Except as provided in Section 6.04(g), active participation of New Viacom Employees (except for any New Viacom Employees who are also CBS Employees) and Former New Viacom Employees in the Viacom Welfare Plans shall cease immediately as of the Separation Date.

(i)            Except as set forth in Section 6.04(f), the CBS Group shall retain responsibility for and continue to pay all expenses and benefits relating to the Viacom Welfare Plans with respect to claims incurred before, from and after the Separation Date by the CBS Employees and the Former CBS Employees, as well as their respective covered dependents.  Notwithstanding the preceding sentence, New Viacom shall reimburse CBS for 50% of the employer portion of the cost of providing benefits under the Viacom Welfare Plans to individuals described in clause (iii) of the definition of “Former CBS Employee”, as well as their respective covered dependents, according to procedures mutually agreed to by CBS and New Viacom.

(ii)           Prior to the Separation Date, CBS will notify New Viacom of the amount that it shall have determined, based on historical experience, to be sufficient to fund anticipated benefit payments under the Viacom Welfare Plans to New Viacom Employees and the Former New Viacom Employees and their covered dependants with respect to claims incurred by them before the Separation Date (the “Pre-Separation Claims Expenses”).  New Viacom shall transfer to CBS, in cash, the amount determined in accordance with the preceding sentence in six equal installments (the “Prefunding Payments”), to be paid on the first and fifteenth of each of the first three months following the Separation Date.  On or about the 20th day of each month beginning with the second month following the Separation Date and ending with the fourth month following the Separation Date, CBS shall provide New Viacom with a “true-up” calculation based on the actual claims experience through the end of the prior month and a copy of any invoice or report received by CBS pertaining to such claims.  To the extent that such calculation shows that claims actually paid exceeded the Prefunding Payments for the prior month, New Viacom shall promptly transfer to CBS an amount in cash by which such claims payments exceed the Prefunding Payments; to the extent that such calculation shows that claims actually paid were less than the Prefunding Payments for the prior month, CBS shall promptly transfer to New Viacom an amount in cash by which the Prefunding Payments for the prior month exceeded the amount of such claims payments.  Thereafter, on or about the 20th day of each month beginning with the fifth month following the Separation Date and ending at such time as defined by the claim filing deadlines of the Viacom Welfare Plans and other applicable welfare plan payment regulations, CBS shall invoice New Viacom for the amount of additional Pre-Separation Claims Expenses it has paid during the preceding month, and New Viacom shall promptly pay such invoice.

(b)           New Viacom Welfare Plans.  On or prior to and with effect as of the Separation Date, New Viacom shall establish and adopt health and welfare plans, the terms of which are substantially comparable, in the aggregate, to the terms of the Viacom Welfare Plans as in effect immediately prior to the Separation Date (collectively, the “New Viacom Welfare Plans”), for the benefit of the New Viacom Employees and the Former New Viacom Employees.  New Viacom shall be responsible for and pay expenses and benefits relating to all New Viacom Welfare Plan claims incurred on and after the Separation Date by the New Viacom Employees and the Former New Viacom Employees and their covered dependents.  Notwithstanding the preceding sentence, CBS shall reimburse New Viacom for 50% of the employer portion of the cost of providing benefits under the New Viacom Welfare Plans to individuals described in clause (iii) of the definition of “Former New Viacom Employee”, as well as their respective covered dependents, according to procedures mutually agreed to by CBS and New Viacom.  Without limiting the generality of the preceding provisions of this Section 6.04(b), with respect to any New Viacom Employee or Former New Viacom Employee who is entitled to receive post-retirement health benefits or post-retirement life insurance benefits under the Viacom Welfare Plans as of the Separation Date, New Viacom agrees to establish effective as of the Separation Date plans that provide substantially the same post-retirement health and post-retirement life insurance benefits immediately after the Separation Date as provided under the Viacom Welfare Plans immediately prior to the Separation Date.

(c)           Date Claims Are Incurred.  For purposes of this Section 6.04, a claim or Liability (i) for medical, dental, vision and/or prescription drug benefits shall be deemed to be incurred upon the rendering of health services giving rise to the obligation to pay such benefits; (ii) for life insurance and accidental death and dismemberment and business travel accident insurance benefits and workers’ compensation benefits shall be deemed to be incurred upon the occurrence of the event giving rise to the entitlement to such benefits; (iii) for salary continuation or other disability benefits shall be deemed to be incurred upon the date on which the individual is declared disabled under the terms of the applicable disability plan; and (iv) for a period of continuous hospitalization shall be deemed to be incurred on the date of admission to the hospital.

(d)           Pre-Existing Conditions; Dollar Limits.  With respect to any New Viacom Welfare Plan, New Viacom (i) shall cause there to be waived any pre-existing condition limitations and (ii) shall give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred by, and amounts paid by, and amounts reimbursed to (in each case during the calendar year in which the Separation Date occurs), New Viacom Employees and Former New Viacom Employees under similar Viacom Welfare Plans for the benefit of such employees immediately prior to the Separation Date.

(e)           Disability.  Any final determination made or settlements entered into by Viacom with respect to claims incurred under the Viacom Short-Term Disability Plan or the Viacom Long-Term Disability Plan by New Viacom Employees or Former New Viacom Employees prior to the Separation Date shall be final and binding.  CBS shall transfer to New Viacom, effective immediately after the Separation Date, and New Viacom shall assume responsibility for (i) administering all claims incurred under the Viacom Short-Term Disability Plan or the Viacom Long-Term Disability Plan by New Viacom Employees and Former New Viacom Employees on or prior to the Separation Date that are administered by Viacom as of the Separation Date and (ii) all Liabilities under the Viacom Short-Term Disability Plan and the Viacom Long-Term Disability Plan to New Viacom Employees and Former New Viacom Employees as of the Separation Date, in the same manner, and using the same methods and procedures, as Viacom used in determining and paying such claims.  Effective immediately after the Separation Date, New Viacom shall have sole discretionary authority to make any necessary determinations with respect to such claims, including, without limitation, entering into settlements with respect to such claims, and shall be solely responsible for any costs, Liabilities or related expenses of any nature whatsoever related to such claims, payments or obligations.

(f)            COBRA and HIPAA Compliance.  CBS shall be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Viacom Welfare Plans with respect to CBS Employees and Former CBS Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the Viacom Welfare Plans at any time before, on or after the Separation Date.  New Viacom shall be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the New Viacom Welfare Plans and/or the Viacom Welfare Plans with respect to New Viacom Employees and Former New Viacom Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the New Viacom Welfare Plans and/or the Viacom Welfare Plans at any time before, on or after the Separation Date.  Viacom and New Viacom agree that the consummation of the transactions contemplated by the Merger Agreement and the Separation Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

(g)           Severance Plans.

(i)            A New Viacom Employee shall not be deemed to have terminated employment for purposes of determining eligibility for severance benefits in connection with or in anticipation of the consummation of the transactions contemplated by the Merger Agreement.  Except for any New Viacom Employees who are also CBS Employees and any Unallocated Employees, active participation of New Viacom Employees and Former New Viacom Employees in the severance plans maintained by Viacom shall cease immediately as of the Separation Date.

(ii)           The CBS Group shall retain all Liabilities with respect to severance payments made or to be made to CBS Employees and Former CBS Employees other than Unallocated Employees.  The New Viacom Group shall assume all Liabilities with respect to severance payments made or to be made to all New Viacom Employees and Former New Viacom Employees other than Unallocated Employees.  Liability for severance payments made or to be made to any Unallocated Employees will be shared equally by CBS and New Viacom.  CBS shall make all severance payments to the Unallocated Employees who are Former CBS Employees and shall invoice New Viacom for 50% of all such payments.  New Viacom shall reimburse CBS for the amount reflected on each such invoice as soon as reasonably practicable after the receipt thereof.  New Viacom shall make all severance payments to the Unallocated Employees who are Former New Viacom Employees and shall invoice CBS for 50% of all such payments.  CBS shall reimburse New Viacom for the amount reflected on each such invoice as soon as reasonably practicable after the receipt thereof.  Such invoices and reimbursements shall be made pursuant to procedures mutually agreed to by CBS and New Viacom.  For purposes of this Section 6.04(g), the term “severance payments” shall include any welfare benefit coverage and all other severance-related benefits provided under severance plans and agreements.

(h)           Flexible Spending Plans.

(i)            On or prior to and with effect as of the Separation Date, New Viacom shall establish and adopt health care reimbursement and dependent care reimbursement programs (collectively, the “New Viacom Flexible Benefit Plan”) for all New Viacom Employees.  Prior to the Separation Date, Viacom and New Viacom shall take all actions necessary or appropriate so that, effective as of the Separation Date, (A) the flexible spending account balances of the New Viacom Employees (whether positive or negative) for the year in which the Separation Date occurs and, if applicable, the preceding year (the “Transferred Account Balances”) under the Viacom Flexible Benefit Plan shall be transferred to the New Viacom Flexible Benefit Plan; (B) the election levels and coverage levels of the New Viacom Employees shall apply under the New Viacom Flexible Benefit Plan in the same manner as under the Viacom Flexible Benefit Plan; and (C) the New Viacom Employees shall be reimbursed from the New Viacom Flexible Benefit Plan for eligible healthcare and dependent care claims incurred at any time which are submitted to the New Viacom Flexible Benefit Plan from and after the Separation Date on the same basis and the same terms and conditions as under the Viacom Flexible Benefit Plan.  As soon as practicable after the Separation Date, CBS shall pay New Viacom in cash the net aggregate amount of the Transferred Account Balances under the Viacom Flexible Benefit Plan, if such amount is positive, and New Viacom shall pay

CBS in cash the net aggregate amount of such Transferred Account Balances, if such amount is negative.

(ii)           On or prior to and with effect as of the Separation Date, New Viacom shall establish and adopt a transit and parking reimbursement program (the “New Viacom Commuter Reimbursement Plan”) for all New Viacom Employees.  The account balance of New Viacom Employees for 2005 shall remain with the existing transit and parking reimbursement program of Viacom (the “Viacom Commuter Reimbursement Plan”), and New Viacom Employees shall be reimbursed from the Viacom Commuter Reimbursement Plan for eligible claims for 2005 submitted on or before March 31, 2006.  As soon as practicable after April 1, 2006, CBS will arrange for the third-party administrator of the Viacom Commuter Reimbursement Plan to perform a “true up” calculation to identify any remaining positive account balances of New Viacom Employees and shall take all actions necessary or appropriate so that such positive account balances will be transferred to the New Viacom Commuter Reimbursement Plan and will pay New Viacom in cash the aggregate amount of such transferred account balances.  The contribution elections made by New Viacom Employees prior to the Separation Date with respect to 2006 under the Viacom Commuter Reimbursement Plan shall carry over and apply under the New Viacom Commuter Reimbursement Plan.

(i)            Vendor Contracts.

(i)            Third-Party ASO Contracts, Group Insurance Policies and HMOs.  Viacom and New Viacom shall use commercially reasonable efforts to obligate the third party administrator of each administrative-services-only contract with a third-party administrator that relates to any of the Viacom Employee Benefit Plans (an “ASO Contract”), each group insurance policy that relates to any of the Viacom Employee Benefit Plans (“Group Insurance Policies”) and each agreement with a Health Maintenance Organization that provides medical services under the Viacom Employee Benefit Plans (“HMO Agreements”), in each case, in existence as of the Separation Date that is applicable to the New Viacom Employees and the Former New Viacom Employees, to enter into a separate ASO Contract, Group Insurance Policy and HMO Agreement, as applicable, with New Viacom providing for substantially similar terms and conditions as are contained in the ASO Contracts, Group Insurance Policies and HMO Agreements, as applicable, to which Viacom is a party.  Such terms and conditions shall include the financial and termination provisions, performance standards, methodology, auditing policies, quality measures and reporting requirements.

(ii)           Effect of Change in Rates.  Viacom and New Viacom shall use commercially reasonable efforts to cause each of the insurance companies and third-party administrators providing services and benefits under the Viacom Employee Benefit Plans and the New Viacom Employee Benefit Plans to maintain the premium and/or administrative rates based on the aggregate number of participants in both the Viacom Employee Benefit Plans and the New Viacom Employee Benefit Plans as of the date immediately prior to the Separation Date through December 31, 2006.  To the extent they are not successful in such efforts, Viacom and New Viacom shall each bear the revised premium or administrative rates attributable to the individuals covered by their respective Welfare Plans.

(j)            Workers’ Compensation Liabilities.

(i)            Except with regard to Unallocated Employees, the CBS Group shall be responsible for all workers’ compensation Liabilities relating to, arising out of or resulting from any claim by a CBS Employee or a Former CBS Employee resulting from an accident or occupational disease, whether such accident occurs, or such disease becomes manifest, prior to, on or following the Separation Date.  Except with regard to Unallocated Employees, the New Viacom Group shall be responsible for all workers’ compensation Liabilities relating to, arising out of or resulting from any claim by a New Viacom Employee or a Former New Viacom Employee resulting from an accident or occupational disease, whether such accident occurs or such disease becomes manifest, prior to, on or following the Separation Date.

(ii)           All workers’ compensation Liabilities relating to, arising out of, or resulting from any claims by Unallocated Employees will be shared equally by CBS and New Viacom.  CBS shall make all required payments in respect of such claims by Unallocated Employees who are Former CBS Employees and shall invoice New Viacom on a monthly basis for 50% of all such payments made during the preceding month.  New Viacom shall reimburse CBS for the amount reflected on each such invoice as soon as reasonably practicable after the receipt thereof.  New Viacom shall make all required payments in respect of such claims by Unallocated Employees who are Former New Viacom Employees and shall invoice CBS on a monthly basis for 50% of all such payments made during the preceding month.  CBS shall reimburse New Viacom for the amount reflected on each such invoice as soon as reasonably practicable after the receipt thereof.  The CBS Group and the New Viacom Group shall cooperate with respect to any notification to appropriate governmental agencies of the Separation Date and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

(k)           Payroll Taxes and Reporting of Compensation.  CBS and New Viacom shall, and shall cause the other members of the CBS Group and the New Viacom Group to, respectively, take such action as may be reasonably necessary or appropriate in order to minimize Liabilities related to payroll Taxes after the Separation Date.  CBS and New Viacom shall, and shall cause the other members of the CBS Group and the New Viacom Group to, respectively, each bear its responsibility for payroll Tax obligations and for the proper reporting to the appropriate Governmental Authorities of compensation earned by their respective employees after the Separation Date, including, without limitation, compensation related to the exercise of stock options and the vesting of restricted stock units.

Section 6.05           Employment Agreements.  Following the Separation Date, each employment agreement between Viacom or Viacom International Inc. and a CBS Employee or Former CBS Employee shall be retained by the CBS Group.  Effective as of the Separation Date, Viacom or Viacom International Inc., as applicable, shall assign to New Viacom, or the applicable New Viacom Subsidiary, and New Viacom shall assume, or shall cause to be assumed by the applicable New Viacom Subsidiary, each employment agreement between Viacom or Viacom International Inc. and a New Viacom Employee or Former New Viacom Employee.

Section 6.06           Non-U.S. Benefit Plans.  The matters, issues, and Liabilities relating to, arising out of, or resulting from any Viacom Non-U.S. Benefit Plan and non-U.S.-related employment matters shall be handled in a manner that is in compliance with the requirements of applicable Law and, to the extent practicable, that is consistent with the principles and procedures set forth in this Agreement for comparable matters, issues, or Liabilities relating to, arising out of, or resulting from any U.S. Viacom Employee Benefit Plan and U.S.-related employment matters.  Without in any way limiting the general principle set forth in the preceding sentence, effective as of the Separation Date, New Viacom Employees and Former New Viacom Employees who participate in any Viacom Non-U.S. Benefit Plan, shall transition to the benefit plans and programs of the non-U.S. Subsidiaries of New Viacom.  CBS and New Viacom shall work together to determine the actions necessary or appropriate to implement the principles set forth in this Section 6.06.

Section 6.07           Equity-Based Plans.

(a)           Outstanding Awards.  The Merger Agreement shall govern the treatment of equity-based awards outstanding under the Viacom Equity Compensation Plans as of the Separation Date.

(b)           New Viacom Long-Term Management Incentive Plan.  Prior to the Separation Date, Viacom shall cause New Viacom to establish and adopt an equity compensation plan (the “New Viacom Long-Term Management Incentive Plan”).  Effective as of the Separation Date, New Viacom shall have adopted the New Viacom Long-Term Management Incentive Plan, which shall permit the issuance of long-term incentive awards that have material terms and conditions substantially similar to those long-term incentive awards issued under the relevant Viacom Equity Plans that are to be substituted with New Viacom long-term incentive awards in connection with the Separation.  Viacom, as New Viacom’s sole shareholder, shall approve the New Viacom Long-Term Management Incentive Plan prior to the Separation.  All Liabilities under the New Viacom Equity Compensation Plan shall be the responsibility of New Viacom.

Section 6.08           Employee Benefit Plan Participation.

(a)           Viacom Plans.  Except as specifically provided herein and except for any New Viacom Employees who are also CBS Employees, all New Viacom Employees and Former New Viacom Employees shall cease participation in all Viacom Employee Benefit Plans, and each member of the New Viacom Group shall cease to be a participating company in any Viacom Employee Benefit Plan, as of the Separation Date.

(b)           New Viacom Plans.  (i) With respect to any New Viacom Employee Benefit Plan, except as provided in Section 6.01(d), the New Viacom Group shall cause to be recognized (to the extent applicable) each New Viacom Employee’s and Former New Viacom Employee’s (A) past service with Viacom and its Subsidiaries prior to the Separation Date to the extent recognized under similar plans maintained by Viacom and its Subsidiaries immediately prior to the Separation Date and (B) accrued but unused vacation time and sick days, and (ii) any New Viacom Employee or Former New Viacom Employee who participated in a Viacom Employee Benefit Plan immediately prior to the Separation Date shall be entitled to immediate participation in a similar New Viacom Employee Benefit Plan.

(c)                                  Right to Amend or Terminate.  Except as specifically provided herein, nothing in this Agreement shall be construed or interpreted to restrict the CBS Group’s or the New Viacom Group’s right or authority to amend or terminate any of their respective Employee Benefit Plans following the Separation Date.

Section 6.09                                Fees, Rebates and Performance Guarantees.  Prior to the Separation Date, CBS will provide New Viacom with an estimate of fees expected to be incurred with respect to the Viacom Employee Benefit Plans for periods before the Separation Date that will not be billed until after the Separation Date.  CBS will also provide New Viacom with an estimate of rebates and performance guarantees with respect to the Viacom Employee Benefit Plans that it expects to receive after the Separation Date for periods before the Separation Date.  Following the Separation Date, as CBS receives bills for the aforementioned fees, it will pay them and invoice New Viacom for its share of such fees, based on the same methodology used by the relevant vendor to determine the fee (e.g., based on headcount), and will provide New Viacom with a copy of any bill, invoice or report that it received pertaining to such fees.  New Viacom will reimburse CBS for the amount reflected on the invoice as soon as reasonably practicable after the receipt thereof.  Following the Separation Date, as CBS receives rebates or performance guarantees referred to above, it will promptly pay over to New Viacom its share of such rebates or performance guarantees, based on the same methodology used by the relevant vendor to determine the rebate or performance guarantee (e.g., based on headcount or claims volume), and will provide New Viacom with a copy of any statement or report that it received pertaining to such rebates or performance guarantees.

Section 6.10                                General and Administrative.

(a)                                  Sharing of Participant Information.  CBS and New Viacom shall share, and CBS shall cause each other member of the CBS Group to share, and New Viacom shall cause each other member of the New Viacom Group to share with each other and their respective agents and vendors (without obtaining releases), all participant information necessary for the efficient and accurate administration of each of the Viacom Employee Benefit Plans and the New Viacom Employee Benefit Plans.  CBS and New Viacom and their respective authorized agents shall, subject to applicable laws, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party, to the extent necessary for such administration.  Until the Separation Date, all participant information shall be provided in the manner and medium applicable to participating companies in Viacom Employee Benefit Plans generally, and thereafter, all participant information shall be provided in a manner and medium as may be mutually agreed to by CBS and New Viacom.

(b)                                 Reasonable Efforts/Cooperation.  Each of Viacom and New Viacom will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including, without limitation, amending existing plan documents and adopting new plan documents.  Each of Viacom and New Viacom shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the Department of Labor or any other filing, consent or approval with respect to or by a Governmental Authority.

(c)                                  Employee Records.  Each of Viacom and New Viacom will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions necessary to facilitate the transfer of (i) employee Records of New Viacom Employees and Former New Viacom Employees to New Viacom and (ii) employee Records of CBS Employees and Former CBS Employees to CBS, in accordance with the transactions contemplated by this Agreement.

(d)                                 Section 162(m).  Notwithstanding anything in this Agreement to the contrary (including, without limitation, the treatment of outstanding long-term incentive awards and annual incentive awards as described herein), Viacom and New Viacom agree to negotiate in good faith regarding any alternative treatment of any outstanding long-term incentive award, annual incentive award or other compensation to which any New Viacom Employee who is a “covered employee” of New Viacom (within the meaning of Section 162(m) of the Code) may be entitled to ensure that the payment of such long-term incentive award, annual incentive award or other compensation is deductible by the party responsible for the payment thereof or otherwise entitled to the deduction related thereto.

Section 6.11                                Viacom Plus.  From and after the Separation Date, the employees of Viacom Plus shall be employees of New Viacom.  New Viacom will consult with CBS as to all decisions relating to hiring, termination, compensation and benefits of Viacom Plus employees, and CBS shall reimburse New Viacom for 50% of the cost of compensation and benefits of the Viacom Plus employees according to procedures agreed to by CBS and New Viacom; provided, however, that any disagreements that cannot be resolved between CBS and New Viacom shall be presented to the Office of the Chairman for resolution; provided, further, that CBS and New Viacom shall independently determine the amount of any incentive compensation (whether cash or, in the case of New Viacom, equity) to be paid to any Viacom Plus employee for services performed on its behalf.  New Viacom shall be solely responsible for the payment of all such incentive compensation, and CBS shall reimburse New Viacom for the amount thereof that it pays to a Viacom Plus employee at the direction of CBS.  Either CBS or New Viacom may terminate the arrangements provided for in this Section 6.11 on six months’ advance written notice to the other party.

ARTICLE VII

INTELLECTUAL PROPERTY MATTERS

Section 7.01                                Intellectual Property Matters.  Without limiting the obligations under Section 11.01, from and after the Separation Date, the parties hereto agree to execute and deliver any documents and perform any actions (including, without limitation, filings with Internet domain registries, the U.S. Patent and Trademark Office, the U.S. Copyright Office and similar foreign offices) reasonably necessary or desirable to evidence, confirm, effect, perfect and/or record each party’s ownership interest in Assets that constitute Intellectual Property or Software.

ARTICLE VIII

LEGAL MATTERS

Section 8.01                                Control of Legal Matters.

(a)                                  On or prior to the Separation Date, New Viacom shall assume (or, as applicable, retain) control of each of the New Viacom Litigation Matters, and New Viacom shall use its reasonable best efforts to have a member of the New Viacom Group substituted for any member of the CBS Group named as a defendant in any such New Viacom Litigation Matters; provided, however, that New Viacom shall not be required to make any such effort if the removal of any member of the CBS Group would jeopardize insurance coverage or rights to indemnification from third parties applicable to such New Viacom Litigation Matters.

(b)                                 On or prior to the Separation Date, CBS shall assume (or, as applicable, retain) control of each of the CBS Litigation Matters, and CBS shall use its reasonable best efforts to have a member of the CBS Group substituted for any member of the New Viacom Group named as a defendant in any such CBS Litigation Matters; provided, however, that CBS shall not be required to make any such effort if the removal of any member of the New Viacom Group would jeopardize insurance coverage or rights to indemnification from third parties applicable to such CBS Litigation Matters.

(c)                                  Except as provided in paragraphs (a) and (b) of this Section 8.01, after the Separation Date, the parties hereto agree that with respect to all demands, claims or Actions commenced against any member of the New Viacom Group, any member of the CBS Group or members of both Groups relating to events that take place before, on or after the Separation Date, such demands, claims or Actions shall be controlled by:

(i)                                     New Viacom, if such claim, demand or Action relates solely to the New Viacom Assets, New Viacom Liabilities or New Viacom Business (as the New Viacom Business is conducted after the Separation Date), including, without limitation, claims, demands or Actions brought by or on behalf of any individual described in clause (i) of the definition of “Former New Viacom Employee” (a “Future New Viacom Litigation Matter”), and New Viacom shall use its reasonable best efforts to have a member of the New Viacom Group substituted for any member of the CBS Group which may be named as a defendant in such Future New Viacom Litigation Matter; provided, however, that New Viacom shall not be required to make any such effort if the removal of any member of the CBS Group would jeopardize insurance coverage or rights to indemnification from third parties applicable to such Future New Viacom Litigation Matter;

(ii)                                  CBS, if such claim, demand or Action relates solely to the CBS Assets, CBS Liabilities or CBS Business (as the CBS Business is conducted after the Separation Date), including, without limitation, claims, demands or Actions brought by or on behalf of any individual described in clause (i) of the definition of “Former CBS Employee” (a “Future CBS Litigation Matter”), and CBS shall use its reasonable best efforts to have a member of the CBS Group substituted for any member of the New Viacom Group which may be named as a defendant in such Future CBS Litigation Matter; provided, however, that CBS shall not be required to make any such effort if the removal of any member of the New Viacom Group would jeopardize insurance coverage or rights to indemnification from third parties applicable to such Future CBS Litigation Matter; and

(iii)                               Except as provided in subparagraphs (i) or (ii) above, or as may be otherwise agreed by CBS and New Viacom, CBS and New Viacom jointly if (A) members of both Groups jointly operate or operated at the relevant time the Business to which such claim, demand or Action relates, (B) a claim, demand or Action arises from or relates to the Registration Statement or any other document filed with any Governmental Authority (including, without limitation, the SEC) at or prior to the Separation Date by New Viacom or Viacom in connection with the Separation or Merger, (C) a claim, demand or Action is brought by or on behalf of the current or former stockholders of Viacom, New Viacom or CBS and relates to any filing by Viacom with the SEC other than those described in clause (B), (D) a claim, demand or Action is brought by any person against Viacom, CBS and/or New Viacom with respect to the Separation, or (E) a claim, demand or Action is brought by or on behalf of any individual described in clause (iii) of the definition of “Former New Viacom Employee” or clause (iii) of the definition of “Former CBS Employee” (the matters in clauses (A) through (E) being “Future Joint Litigation Matters”); provided, however, that no member of either Group may settle a Future Joint Litigation Matter without the prior written consent of the members of the other Group named or involved in such Future Joint Litigation Matter, which consent shall not be unreasonably withheld or delayed; provided further that either party may settle a Future Joint Litigation matter if such settlement is for money only and provides a full release from any liability under such Future Joint Litigation Matter for the other party and, as applicable, the members of the other party’s Group.

(d)                                 To the extent the party named in an Action described in this Section 8.01 (the “Named Party”) is not substituted for as described in paragraph (a), (b), (c)(i) or (c)(ii) by a member of the Group which has assumed control of such Action pursuant to this Section 8.01 (the “Responsible Party”), the parties hereto agree to cooperate in defending against such Action and, subject to Section 3.08, to provide each other with access to all Information relating to such Action except to the extent providing such access and such Information would prejudice an indemnification claim available to such parties as contemplated in Section 9.06.

Section 8.02                                Claims Against Third Parties.  Claims, demands and Actions by Viacom or any of its Subsidiaries against third parties, and any proceeds or other benefits that may be received as a result of such claims, demands or Actions and any Liabilities arising out of or resulting from such claims, demands or Actions, that are (a) listed on Schedule 8.02(a) or that relate to the New Viacom Business and not to the CBS Business shall be the property of New Viacom (“New Viacom Claims”), (b) listed on Schedule 8.02(b) or that relate to the CBS Business and not to the New Viacom Business shall be the property of CBS (“CBS Claims”), and (c) listed on Schedule 8.02(c) or that relate to both the New Viacom Business and the CBS Business shall be the property of, and shall be shared by, New Viacom and CBS in proportion to their respective interests (“Joint New Viacom and CBS Claims”).

Section 8.03                                Retention of Counsel.  To the maximum extent permitted by the applicable rules of professional conduct, the parties hereto agree that attorneys who have worked for Viacom and its Subsidiaries prior to the Separation Date are not conflicted from representing any members of the New Viacom Group or the CBS Group, except to the extent such representation is adverse to a member of the other Group.  The parties hereto agree that (a) until the second anniversary of the Separation Date, they and the members of their respective Groups shall enforce the enterprise-wide conflict rule as in effect at Viacom immediately prior to the Separation Date and shall notify their outside counsel that such rule shall remain in effect as applied to CBS, New Viacom and their respective Subsidiaries as of the Separation Date for a two-year period and (b) the firms listed on Schedule 8.03 shall be permitted to represent any members of the New Viacom Group and the CBS Group in Actions involving members of the other Group as described therein.

Section 8.04                                Notice to Third Parties; Service of Process; Cooperation.

(a)                                  Viacom and New Viacom shall cause the members of the CBS Group and the members of the New Viacom Group to promptly notify their respective agents for service of process and all other necessary parties, including, without limitation, plaintiffs and courts, of the Separation and shall provide instructions for proper service of legal process and other documents.

(b)                                 New Viacom and CBS shall, and shall cause the members of their respective Groups to, use their reasonable best efforts to deliver to each other any legal process or other documents incorrectly served upon them or their agents as soon as possible following receipt.

Section 8.05                                Applicability.  This Article VIII shall not apply to Tax Contests related to Income Taxes, Capital Taxes or Transfer Taxes to the extent such Tax Contests are governed by the Tax Matters Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.01                                Indemnification by New Viacom.  Following the Separation Date and subject to Section 13.01, New Viacom shall, and shall cause the New Viacom Subsidiaries to, indemnify, defend and hold harmless the Viacom Employee Benefit Plans and each member of the CBS Group and its Affiliates (other than any member of the New Viacom Group), and each of their respective officers, directors, employees, agents, heirs, executors, successors and assigns, including, without limitation, to the extent any such Person or any member of the CBS Group is a Named Party (each, a “CBS Indemnified Party”), from and against all losses, damages, Liabilities, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys’ and consultants’ fees and expenses incurred in connection with disputes with third parties, but not fees and expenses incurred in connection with disputes between any member of the CBS Group and any member of the New Viacom

Group) actually suffered or incurred by them (hereinafter, a “Loss”) arising out of or resulting from:

(a)                                  any New Viacom Liability (other than any Insured CBS Liability), including, without limitation, arising out of the failure of any member of the New Viacom Group or any other Person to pay, perform or otherwise promptly discharge any such New Viacom Liability;

(b)                                 the New Viacom Business, the New Viacom Employee Benefit Plans and any New Viacom Asset;

(c)                                  any breach by any member of the New Viacom Group of any of the Mixed Contracts, subject to any indemnification provision or any specific limitation on liability contained in any Ancillary Agreement; and

(d)                                 any breach by New Viacom, any member of the New Viacom Group or a New Viacom Employee Benefit Plan of this Agreement or any of the Ancillary Agreements, subject to any indemnification provision or any specific limitation on liability contained in any Ancillary Agreement.

Section 9.02                                Indemnification by CBS.  Following the Separation Date and subject to Section 13.01, CBS shall, and shall cause the CBS Subsidiaries to, indemnify, defend and hold harmless the New Viacom Employee Benefit Plans and each member of the New Viacom Group and its Affiliates (other than any member of the CBS Group), and each of their respective officers, directors, employees, agents, heirs, executors, successors and assigns, including, without limitation, to the extent any such Person or any member of the New Viacom Group is a Named Party (each, a “New Viacom Indemnified Party”), from and against all Losses arising out of or resulting from:

(a)                                  any CBS Liability (other than any Insured New Viacom Liability), including, without limitation, arising out of the failure of any member of the CBS Group or any other Person to pay, perform or otherwise promptly discharge any such CBS Liability;

(b)                                 the CBS Business, the Viacom Employee Benefit Plans and any CBS Asset;

(c)                                  any breach by any member of the CBS Group of any of the Mixed Contracts, subject to any indemnification provision or any specific limitation on liability contained in any Ancillary Agreement; and

(d)                                 any breach by CBS, any member of the CBS Group or a Viacom Employee Benefit Plan of this Agreement or any of the Ancillary Agreements, subject to any indemnification provision or any specific limitation on liability contained in any Ancillary Agreement.

Section 9.03                                Adjustments to Indemnification Obligations.

(a)                                  The parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IX or Article V will be net of any recovery, judgment, settlement, Insurance Proceeds or other amounts that actually reduce the amount of the Liability.  Accordingly, the amount that any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnified Party”) will be reduced by any recovery, judgment, settlement, Insurance Proceeds or other amounts theretofore actually recovered by or on behalf of the Indemnified Party in respect of the related Liability; provided, however, that any amounts described in Section 9.01 or Section 9.02 which are incurred by an Indemnified Party shall be paid or, in the case of amounts which may be insured, advanced, promptly by the Indemnifying Party and shall not be delayed pending any determination as to the availability of Insurance Proceeds.  If an Indemnified Party receives a payment required to be made under this Article IX (an “Indemnity Payment”) from an Indemnifying Party in respect of any Liability and subsequently receives any recovery, judgment, settlement, Insurance Proceeds or other amounts, then the Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the recovery, judgment, settlement, Insurance Proceeds or other amounts received over the amount that would have been due if the recovery, judgment, settlement, Insurance Proceeds or other amounts had been received, realized or recovered before the Indemnity Payment was made.

(b)                                 An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions hereof) by virtue of the indemnification provisions hereof.

(c)                                  The amount of any payment required to be paid under this Agreement between CBS or any CBS Subsidiary, on the one hand, and New Viacom or any New Viacom Subsidiary, on the other hand, in respect of a Pre-Separation Liability accruing for federal Income Tax purposes after the Separation Date (a “Payment”), shall be reduced to take into account any net Income Tax benefit of the payee arising from incurring or satisfying the Pre-Separation Liability giving rise to the payment obligation.  The preceding sentence shall be implemented by reducing the Payment at the time such Payment is due to reflect the amount of such net Income Tax benefit, assuming for this purpose that any such net Income Tax benefit would be fully and immediately utilizable, unless such benefit is reflected in tax basis or similar item (“Tax Basis”), in which case, assuming such Tax Basis would be fully and immediately utilizable over the depreciation or amortization period, if applicable, computed on a present value basis using 60% of the Adjusted Swap Rate.  If such Tax Basis not depreciable or amortizable, then the payee shall promptly refund to the payor the portion of such Payment or Payments equal to the net Income Tax benefits arising from such Tax Basis at the time such benefits are actually realized.

Section 9.04                                Contribution.  If the indemnification provided for in this Article IX is unavailable to, or insufficient to hold harmless, an Indemnified Party in respect of any Losses for which indemnification is provided for herein, then each Indemnifying Party shall contribute to the Losses for which such indemnification is unavailable or insufficient in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party in connection with the circumstances which resulted in Losses as well as any other relevant equitable considerations.

Section 9.05                                Characterization of Payments.  For all Income Tax purposes (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest), (i) the parties hereto shall treat, and shall cause the members of their Group to treat, (a) any payment obligation arising, and any payment made, under this Agreement, after the Separation Date with respect to Pre-Separation Liabilities as arising or occurring immediately before the Merger and (b) the portion of any payment owed or paid by one party to another party that is attributable to Post-Separation Date Interest shall be treated as interest and not as arising or being paid immediately before the Merger and (ii) no member of either the New Viacom Group or the CBS Group shall take any position inconsistent with this Section 9.05 in connection with any matter relating to Income Taxes or Income Tax Returns.

Section 9.06                                Notice of Loss; Third Party Claims.

(a)                                  An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (other than a Third Party Claim), within 60 days of such determination, stating the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnified Party or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that such failure results in a detriment to the Indemnifying Party and shall not relieve the Indemnifying Party from any other Liability that it may have to any Indemnified Party other than under this Article IX.

(b)                                 If an Indemnified Party shall receive notice of any claim, demand, Action, audit or assessment (each, a “Third Party Claim”) against it that may give rise to a claim for Loss under this Article IX, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that such failure results in a detriment to the Indemnifying Party and shall not relieve the Indemnifying Party from any other Liability that it may have to any Indemnified Party other than under this Article IX.  Subject to Section 8.01(c), the Indemnifying Party shall be entitled (but shall not be required) to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice that is reasonably acceptable to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within 15 days of the receipt of such notice from the Indemnified Party.  In the event of a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnified Party shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter.  If the Indemnifying Party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the

Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as are reasonably required by the Indemnifying Party.  Similarly, if the Indemnified Party is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnified Party’s expense, all witnesses, pertinent records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party.  If the Indemnifying Party elects to direct the defense of any Third Party Claim, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment, which consent shall not be unreasonably withheld or delayed, unless the Indemnifying Party withdraws from the defense of such Third Party Claim or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim.  If the Indemnified Party assumes the defense of any such claims or proceedings pursuant to this Section 9.06 and proposes to settle such claims or proceedings prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding.  Without the consent of the Indemnified Party, the Indemnifying Party shall have the right to settle any Third Party Claim for which it obtains a full release of the Indemnified Party in respect of such Third Party Claim but only to the extent such settlement does not require or grant any injunctive or other relief that impacts the Business of the Indemnified Party in any way or contains any admission of liability.

Section 9.07                                Remedies.  The parties hereto acknowledge and agree that (a) following the Separation, the indemnification provisions of Sections 9.01 and 9.02 and the dispute resolution provisions of Article X shall be the sole and exclusive remedies of the parties hereto for any failure by the other party to perform and comply with any covenants and agreements in this Agreement and (b) notwithstanding anything herein to the contrary, no breach of any covenant or agreement contained herein shall give rise to any right on the part of CBS or New Viacom or any member of its respective Group, after the consummation of the Separation, to rescind this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby and thereby.  Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event that could reasonably be expected to give rise to any Losses.

Section 9.08                                Tax Matters.  The rights and obligations of the parties under this Article IX shall not apply with respect to indemnification for any Loss related to, or arising from, Income Taxes, Capital Taxes or Transfer Taxes to the extent any such Loss is governed by the Tax Matters Agreement.

Section 9.09                                Additional Matters.

(a)                                  Any claim on account of a Liability not contemplated by Section 9.06(a) or that does not result from a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party.  Such Indemnifying Party shall have a period of 60 days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such 60-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment.  If such Indemnifying Party does not respond within such 60-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such other remedies as may be available to such Party.

(b)                                 In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person.  Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 9.10                                Survival of Indemnities.  The rights and obligations of each of CBS and New Viacom and their respective Indemnified Parties under this Article IX shall survive the distribution, sale or other transfer by any party of any Assets or the assignment by it of any Liabilities.

ARTICLE X

DISPUTE RESOLUTION

Section 10.01                          Disputes.  Except as otherwise specifically provided in any Ancillary Agreement (the terms of which, to the extent so provided therein, shall govern the resolution of disputes, controversies or claims that are the subject of that Ancillary Agreement), the procedures for discussion, negotiation and arbitration set forth in this Article X shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including, without limitation, all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the Separation Date), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any member of the CBS Group and the New Viacom Group (collectively, “Agreement Disputes”).

Section 10.02                          Dispute Resolution.

(a)                                  CBS and New Viacom will use commercially reasonable efforts to resolve expeditiously any Agreement Dispute on a mutually acceptable negotiated basis.  In furtherance of the foregoing, any member of the New Viacom Group or the CBS Group involved in an Agreement Dispute may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving senior level management representatives of CBS and New Viacom (or, if CBS and New Viacom agree, of the appropriate strategic business unit or division within each such entity).  A copy of any such Escalation Notice shall be given to the General Counsel of CBS and of New Viacom (which copy shall state that it is an Escalation Notice pursuant to this Section 10.02).  Any agenda, location or procedures for such discussions or negotiations between CBS and New Viacom may be established by CBS and New Viacom from time to time; provided, however, that the representatives of CBS and New Viacom shall use their reasonable efforts to meet within 30 days of the Escalation Notice (or such shorter time as is necessary to avoid immediate irreparable injury).

(b)                                 If the senior level management representatives of CBS and New Viacom are not able to resolve the Agreement Dispute within 30 days after the date of the Escalation Notice (or such shorter time as is necessary to avoid immediate irreparable injury), then the Agreement Dispute shall be submitted to a committee consisting of one independent director of CBS and one independent director of New Viacom.

(c)                                  If CBS and New Viacom are not able to resolve the Agreement Dispute through the processes set forth in subsections (a) and (b) of this Section 10.02 within 60 days after the date of the Escalation Notice (or such shorter time as is necessary to avoid immediate irreparable injury), such Agreement Dispute shall be determined, at the request of either CBS or New Viacom by arbitration, which shall be conducted (i) by three arbitrators, consisting of one arbitrator appointed by CBS, one arbitrator appointed by New Viacom and a third arbitrator appointed by the two arbitrators appointed by CBS and New Viacom or, if the arbitrators appointed by CBS and New Viacom cannot agree on a third arbitrator, the third arbitrator shall be appointed by a committee consisting of two directors who are directors of both CBS and New Viacom, and (ii) in accordance with the Commercial Rules of the American Arbitration Association (except with respect to the selection of arbitrators) in effect at the time of filing of the demand for arbitration.  Any request for arbitration pursuant to this paragraph (b) may be made only after the party requesting arbitration obtains the prior approval of its board of directors to make such request.

(d)                                 The decision of the arbitrators shall be final and binding upon the parties hereto, and the expense of the arbitration (including, without limitation, the award of attorneys’ fees to the prevailing party) shall be paid as the arbitrators determine.  The decision of the arbitrators shall be executory, and judgment thereon may be entered by any court of competent jurisdiction.  The seat of the arbitration shall be New York, New York.

(e)                                  The existence of, and any discussions, negotiations, arbitrations or other proceedings relating to, any Agreement Dispute shall be considered by each party hereto as Confidential Information until such time as a judgment thereon is entered in a court of competent jurisdiction.

(f)                                    Notwithstanding anything contained in this Agreement to the contrary, no member of the New Viacom Group and no member of the CBS Group shall have the right to institute judicial proceedings against the other party or any Person acting by, through or under such other party, in order to enforce the instituting party’s rights hereunder, except that any such member shall be permitted to seek an injunction in aid of arbitration with respect to an Agreement Dispute to preserve the status quo during the pendency of any arbitration proceeding pursuant to paragraph (b) of this Section 10.02.  All judicial proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan in The City of New York.

Section 10.03                          Continuity of Service and Performance.  Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article X with respect to all matters not subject to such Agreement Dispute.

ARTICLE XI

FURTHER ASSURANCES

Section 11.01                          Further Assurances.

(a)                                  The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and any Ancillary Agreement and to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, whether before or after the Separation Date.

(b)                                 Without limiting the foregoing, prior to, on and after the Separation Date, each party hereto shall cooperate with the other party, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its reasonable efforts to cause to be executed and delivered, all instruments, including, without limitation, instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Consents and Governmental Approvals, including, without limitation, under any permit, license, agreement, indenture or other instrument, and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the New Viacom Assets and the CBS Assets and the assignment and assumption of the New Viacom Liabilities and the CBS Liabilities and the other transactions contemplated hereby and thereby.

(c)                                  To the extent any provision in this Agreement or in any Ancillary Agreement requires CBS or New Viacom to cause the CBS Subsidiaries or the New Viacom Subsidiaries, as applicable, to take any action or not to take any action, such provision shall only be applicable with respect to the CBS Subsidiaries that are controlled by CBS and the New Viacom Subsidiaries that are controlled by New Viacom, in each case directly or indirectly through one or more intermediaries.

ARTICLE XII

TERMINATION

Section 12.01                          Termination.  This Agreement may only be terminated by the written agreement of the parties hereto.

Section 12.02                          Effect of Termination.  In the event of termination of this Agreement in accordance with Section 12.01, this Agreement shall forthwith become void and there shall be no Liability on the part of either party hereto.

Section 12.03                          Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties hereto or (b) by a waiver in accordance with Section 12.04.

Section 12.04                          Waiver.  Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party and (b) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

ARTICLE XIII

MISCELLANEOUS

Section 13.01                          Limitation of Liability.  IN NO EVENT SHALL ANY MEMBER OF THE CBS GROUP OR THE NEW VIACOM GROUP BE LIABLE TO ANY MEMBER OF THE NEW VIACOM GROUP OR THE CBS GROUP, RESPECTIVELY, FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES TO THIRD PARTIES AS SET FORTH IN ARTICLE IX.

Section 13.02                          Expenses.  Notwithstanding anything in this Agreement or in any Ancillary Agreement to the contrary, all One-Time Transaction Costs (as defined in Schedule 13.02) up to an aggregate of $195 million (the “Aggregate Threshold”) shall be borne by Viacom on or prior to the Separation Date and by New Viacom following the Separation Date. In furtherance of the foregoing, New Viacom shall reimburse CBS for any reasonably documented One-Time Transaction Costs incurred by CBS until Viacom, with respect to the period on or before the Separation Date, and New Viacom, with respect to the period following the Separation Date, in the aggregate, shall have incurred One-Time Transaction Costs up to the Aggregate Threshold.  Any One-Time Transaction Costs in excess of the Aggregate Threshold shall be borne by CBS and New Viacom equally.  In furtherance of the immediately preceding sentence, with respect to One-Time Transaction Costs incurred in excess of the Aggregate Threshold, CBS and New Viacom shall promptly reimburse each other for 50% of any such reasonably documented One-Time Transaction Costs incurred by the other party.

Section 13.03                          Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 13.04                          Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.04):

If to CBS, to:

CBS Corporation
51 West 52nd Street
New York, NY  10019

Facsimile No:  (212) 975-4215

Attn:  Louis J. Briskman

With a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY  10153

Facsimile No:  (212) 310-8007

Attn:                    Howard Chatzinoff
Michael E. Lubowitz

If to New Viacom, to:

Viacom Inc.
1515 Broadway
New York, NY  10036

Facsimile No:  (212) 258-6099

Attn:  Michael D. Fricklas

With a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York  10022
Facsimile No:  (212) 848-7179

Attn:                    Creighton O’M. Condon
Christa A. D’Alimonte

Section 13.05                          Public Announcements.  Following the Separation, the parties hereto shall be permitted to make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media unless otherwise prohibited by Law or applicable stock exchange regulation or the provisions of this Agreement or any Ancillary Agreement.

Section 13.06                          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 13.07                          Entire Agreement; Assignment.  This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.  This Agreement may not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by a party hereto without the consent of the other party hereto, provided that no such assignment shall relieve the assigning party of its obligations hereunder.

Section 13.08                          Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns, and nothing herein, express or implied (including, without limitation, the provisions of Article IX relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as specifically set forth on Schedule 13.08.

Section 13.09                          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 13.10                          Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER

AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.10.

Section 13.11                          Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  Unless otherwise expressly provided for in this Agreement, the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Section 13.12                          Survival of Covenants.  Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein or therein, shall survive the Separation and shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VIACOM INC.,
a Delaware corporation

By		/s/ Sumner M. Redstone
	Name:	Sumner M. Redstone
	Title:	Chairman of the Board and
Chief Executive Officer

NEW VIACOM CORP.,
a Delaware corporation

By		/s/ Sumner M. Redstone
	Name:	Sumner M. Redstone
	Title:	Chairman of the Board